UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Notice of 2014 Annual Shareholders' Meeting and Proxy Statement

Bud Walton Arena, University of Arkansas, Fayetteville, Arkansas

NYSE: WMT

Walmart

Wal-Mart Stores, Inc.
702 Southwest 8th Street

Bentonville, Arkansas 72716-0215

(479) 273-4000

http://corporate.walmart.com

Notice of 2014 Annual Shareholders’ Meeting

Friday, June 6, 2014

7:00 a.m., Central time

Bud Walton Arena, University of Arkansas Campus, Fayetteville, Arkansas 72701

We are pleased to invite you to join our Board of Directors, senior leadership, and other shareholders for the 2014 Annual Shareholders’ Meeting of Wal-Mart Stores, Inc. The meeting will be held on Friday, June 6, 2014, at 7:00 a.m., Central time in Bud Walton Arena on the campus of the University of Arkansas, Fayetteville, Arkansas 72701. The purposes of the meeting are:

1.	to elect as directors the 14 nominees identified in the accompanying proxy statement;
2.	to ratify the appointment of Ernst & Young LLP as the company’s independent accountants for the fiscal year ending January 31, 2015;
3.	to vote on a non-binding advisory resolution to approve the compensation of the company’s named executive officers as disclosed in the accompanying proxy statement;
4.	to vote on the three shareholder proposals described in the accompanying proxy statement, if properly presented at the meeting; and
5.	to transact any other business properly brought before the 2014 Annual Shareholders’ Meeting.

The Board of Directors set April 11, 2014 as the record date for the meeting. This means that only shareholders of record of Walmart as of the close of business on that date are entitled to:

•	receive this notice of the meeting; and

•	vote at the meeting and any adjournments or postponements of the meeting.

Attending the Meeting in Person. If you plan to attend the meeting in person, please see page 88 for information regarding what you must bring with you to gain admittance to the 2014 Annual Shareholders’ Meeting.

Your Vote is Important to Us. Regardless of whether you plan to attend, we urge all shareholders to vote on the matters described in the accompanying proxy statement. Please see pages 85-86 for information about voting by mail, telephone, the internet, mobile device, or in person at the 2014 Annual Shareholders’ Meeting. Voting by proxy in any of the ways described will not prevent you from attending the 2014 Annual Shareholders’ Meeting.

The proxy statement and our Annual Report to Shareholders for the fiscal year ended January 31, 2014 are available in the “Investors” section of our corporate website at http://stock.walmart.com/annual-reports.

April 23, 2014

Bentonville, Arkansas

By Order of the Board of Directors

Jeffrey J. Gearhart

Corporate Secretary

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Proxy Statement Summary

You have received these proxy materials because the Board is soliciting your proxy to vote your Shares at the 2014 Annual Shareholders’ Meeting. This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. Page references (“XX”) are supplied to help you find further information in this proxy statement. Please refer to the Table of Abbreviations on page 90 for the meaning of certain terms used in this proxy summary and the rest of this proxy statement. This proxy statement and the related proxy materials were first mailed to shareholders and made available on the internet on April 23, 2014.

Annual Shareholders’ Meeting

Date and Time: June 6, 2014, 7:00 a.m., Central time

Place: Bud Walton Arena, University of Arkansas Campus, Fayetteville, Arkansas 72701

Record Date: You can vote if you were a shareholder of record of the company at the close of business on April 11, 2014 (page 83).

Admission: You must have proof of ownership of Shares as of the record date above to attend the 2014 Annual Shareholders’ Meeting (page 88).

If you are unable to attend in person, you can view a live webcast of the 2014 Annual Shareholders’ Meeting at http://stock.walmart.com/annual-reports.

Voting Matters and Board Recommendations

	Board Vote Recommendation	Page Reference (for more detail)
Election of Directors	FOR each Director Nominee	10
Ratification of E&Y as Independent Accountants	FOR	41
Advisory Vote to Approve Executive Compensation	FOR	74
Three Shareholder Proposals	AGAINST each proposal	77

The Board is not aware of any matter that will be presented for a vote at the 2014 Annual Shareholders’ Meeting other than those shown above.

How to Cast Your Vote (pages 85-86)

You can vote by any of the following methods:

•	via the internet (www.proxyvote.com);

•	by scanning the QR code on your proxy card, notice of internet availability of proxy materials, or voting instruction form with your mobile device;

•	via telephone by calling 1-800-690-6903;

•	if you received a proxy card or voting instruction form in the mail, by completing, signing, dating, and returning your proxy card or voting instruction form in the return envelope provided to you in accordance with the instructions provided with the proxy card or voting instruction form; or

•	in person, at the 2014 Annual Shareholders’ Meeting. You must bring proof of ownership of Shares as of the record date in order to attend the 2014 Annual Shareholders’ Meeting. See page 88 for a description of acceptable forms of proof of Share ownership.

If you vote via the internet, by scanning the QR code, or via telephone, you must vote no later than 11:59 p.m. Eastern time on June 5, 2014. If you return a proxy card by mail, it must be received before the polls close at the 2014 Annual Shareholders’ Meeting. If your Shares are held through a Walmart 401(k) plan, earlier voting deadlines apply. See page 86.

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Board Nominees (page 11)

		Director		Independent		Committee	Other Public
Name	Age	since	Principal Occupation	Yes	No	Memberships*	Company Boards
Aida M. Alvarez	64	2006	Former Administrator, U.S. Small Business Administration			CNGC	1
James I. Cash, Jr.**	66	2006	James E. Robison Professor of Business Administration Emeritus, Harvard Business School			Audit, TeCC	2
Roger C. Corbett	71	2006	Retired CEO and Group Managing Director, Woolworths Limited			SPFC	2
Pamela J. Craig	57	2013	Retired CFO, Accenture plc			Audit	2
Douglas N. Daft	71	2005	Retired Chairman and CEO, The Coca-Cola Company			CNGC	0
Michael T. Duke	64	2008	Chairman of the Executive Committee; retired President and CEO, Wal-Mart Stores, Inc.			SPFC, TeCC, GCC, EC	0
Timothy P. Flynn	57	2012	Retired Chairman, KPMG International			Audit	2
Marissa A. Mayer	38	2012	President and CEO, Yahoo! Inc.			SPFC, TeCC	1
C. Douglas McMillon	47	2013	President and CEO, Wal-Mart Stores, Inc.			GCC, EC	0
Gregory B. Penner	44	2008	General Partner, Madrone Capital Partners			SPFC, GCC, TeCC	2
Steven S Reinemund	66	2010	Dean of Business and Professor of Leadership and Strategy, Wake Forest University			SPFC	3
Jim C. Walton	65	2005	Chairman and CEO, Arvest Bank Group, Inc.			EC	0
S. Robson Walton	69	1978	Chairman, Wal-Mart Stores, Inc.			GCC, EC	0
Linda S. Wolf	66	2005	Retired Chairman and CEO, Leo Burnett Worldwide, Inc.			CNGC, TeCC	1
*	Audit = Audit Committee; CNGC = Compensation, Nominating and Governance Committee; SPFC = Strategic Planning and Finance Committee; TeCC = Technology and eCommerce Committee; GCC = Global Compensation Committee; EC = Executive Committee

**	Independent presiding director

Information about our Board and Key Board Committees (page 25)

	Number of Members		Percent Independent	Number of Meetings During Fiscal 2014
Full Board	16	*	63%*	6
Audit Committee	4		100%	22
Compensation, Nominating and Governance Committee	3		100%	7
Strategic Planning and Finance Committee	6		50%	5
Technology and eCommerce Committee	5		60%	3
*	If all nominees are elected at the 2014 Annual Shareholders’ Meeting, we will have 14 directors, of whom 9 are independent. During fiscal 2014, our incumbent Board members in the aggregate attended approximately 97% of the meetings of the Board and Board committees on which they served.

Board Overview

The following graphs show the composition of our Board assuming all nominees named in this proxy statement are elected at the 2014 Annual Shareholders’ Meeting.

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Director Independence and Tenure Balance

A majority of our Board nominees, and all current members of our Audit Committee and CNGC, are independent. Despite their significant Share ownership, only three members of the Walton family are members of our Board.

Director nominees with a variety of tenures on our Board provide an effective mix of deep knowledge of our company and fresh perspectives.
Independence	Tenure

Gender and Age Diversity

Walmart’s Board believes in the benefits of a diverse Board, including age and gender, and seeks to maintain a balance of profiles.
Gender	Age

Experience and Expertise

Director nominees with a variety of backgrounds, qualifications, skills, and experiences contribute to an effective and well-rounded Board and provide effective oversight of our global operations in the rapidly evolving retail industry.
Leadership Experience	Finance / Accounting Experience
11 of our director nominees, including 9 current or former CEOs, add to the effectiveness of the Board through their leadership of large, complex organizations and their expertise in governance, strategy, development, and execution.	6 of our director nominees have extensive expertise in finance and/or accounting and an understanding of financial controls, financial reporting, and compliance.
Retail Experience	International Experience
5 of our director nominees have significant experience in the retail sector, which contributes to an understanding of the many issues facing large retail companies like Walmart.	12 of our director nominees provide our Board with broad, relevant leadership experience with multinational companies or in international markets.

Recent Enhancements to Our Governance Practices (page 31)

•	Special shareholders’ meetings can now be requested by shareholders holding 10% or more of Walmart’s outstanding common stock.
•	The role of the independent presiding director has been expanded and clarified.
•	Stock ownership guidelines, which were already robust, were strengthened for our senior executives.
•	Our senior executives’ compensation is now linked to achieving compliance objectives.
•	Enhanced recoupment provisions have been added to our equity and cash incentive compensation plans.

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Governance Facts
Size of Board	16	*
Number of Independent Directors	10	*
Audit Committee and CNGC Comprised Entirely of Independent Directors	YES
Annual Election of All Directors	YES
Separate Chairman and CEO	YES
Independent Presiding Director	YES
Majority Voting for Directors in Uncontested Elections	YES
Shareholder Right to Request Special Meetings	YES
Annual Advisory Vote on Executive Compensation	YES
Annual Board and Committee Self-Evaluations	YES
Robust Stock Ownership Guidelines for Directors and Executive Officers	YES
Board Committee Oversight of Political Engagement	YES
Restrictions on Pledging of Company Shares by Directors and Executive Officers	YES
Directors and Executive Officers Permitted to Hedge Company Shares	NO
Shareholder Rights Plan (Poison Pill)	NO
Supermajority Voting Requirements	NO
Change in Control Provisions	NO
*	If all director nominees named in this proxy statement are elected, we will have a total of 14 directors, including 9 independent directors.

How We Pay for Performance (page 45)

Our executive compensation program is intended to: provide fair, competitive compensation based on performance and contributions to the company; provide incentives to attract and retain key executives; instill a long-term commitment to the company; and encourage company ownership and align the interests of our key executives with the interests of our shareholders, with the ultimate goal of driving long-term shareholder value. With these objectives in mind, our executive compensation program includes the following key features:

•	on average, more than 50% of our NEOs’ target total direct compensation, or TDC, consists of long-term performance shares, and at least 70% of each NEO’s fiscal 2014 target TDC is tied to financial performance;
•	the financial metrics on which our NEOs’ pay is based – sales, return on investment, operating income, and/or gross merchandise value – are aligned with our key financial priorities of growth, leverage, and returns;
•	we seek to mitigate risk by using a combination of performance measures, linking a portion of each NEO’s pay to the performance of the company as a whole, and capping maximum payouts tied to each performance measure;
•	we do not have any “golden parachutes” or other change-in-control provisions in our compensation plans or agreements with our Executive Officers; and
•	we provide only a limited number of perquisites to our Executive Officers.

Primary Components of Our Fiscal 2014 Executive Compensation Program (page 48)

Component	Form	Key Features
Base Salary	Cash	•	Provide fixed base compensation commensurate with position and experience
		•	Generally positioned near the 50th percentile of our peer groups, but varies with individual skills, experience, responsibilities, and individual performance
		•	Represents a relatively small percentage of each NEO’s target TDC
Annual Incentive	Cash	•	Tied to operating income performance (and, for the head of our Global eCommerce operations, gross merchandise value)
		•	Performance goals established at the beginning of each fiscal year
		•	Payouts range from 37.5% of target payout to 125% of target payout, depending on performance
		•	Intended to motivate annual performance with respect to a key financial measure
		•	Represents approximately 19% - 22% of each NEO’s target TDC for fiscal 2014
Performance	Equity	•	Tied to return on investment and sales performance over a three-year period
Shares		•	Performance goals established at the beginning of each fiscal year
		•	Payouts range from 50% of target payout to 150% of target payout tied to each performance measure, depending on performance
		•	Intended to motivate long-term performance with respect to key financial measures and align our NEOs’ interests with those of our shareholders
		•	Represents 75% of each annual equity grant and approximately 48% - 54% of each NEO’s target TDC for fiscal 2014
Restricted Stock	Equity	•	Vests on the third anniversary of grant if the NEO remains employed by our company
		•	Intended to align our NEOs’ interests with those of our shareholders and promote retention
		•	Represents 25% of each annual equity grant and approximately 16% - 18% of each NEO’s target TDC for fiscal 2014

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INFORMATION ABOUT THE BOARD

Proposal No. 1	Election of Directors

What am I voting on?

You are voting on a proposal to elect each of the nominees named below as a director of the company. Your proxy holder will vote your Shares FOR the election of each of the Board’s nominees named below unless you instruct otherwise. If the shareholders elect all of the director nominees named in this proxy statement at the 2014 Annual Shareholders’ Meeting, Walmart will have 14 directors.

What qualifications do the Compensation, Nominating and Governance Committee and the Board consider when selecting candidates for nomination?

In fulfilling its responsibility for identifying and evaluating director candidates, in accordance with Walmart’s Corporate Governance Guidelines, the CNGC selects potential candidates on the basis of: outstanding achievement in their professional careers; broad experience and wisdom; personal and professional integrity; ability to make independent, analytical inquiries; experience with and understanding of the business environment; willingness and ability to devote adequate time to Board duties; and such other experience, attributes, and skills that the CNGC determines qualify candidates for service on the Board.

Depending on the current composition of the Board and Board committees and the company’s current needs and business priorities, the CNGC generally seeks director candidates who possess experience, skills, or background in one or more of the following areas:

•	Senior leadership experience. We believe that directors who have served in relevant senior leadership positions bring unique experience and perspective. We seek directors who have demonstrated expertise in governance, strategy, development, and execution.

•	Technology and e-commerce experience. E-commerce is a growing and important part of Walmart’s global business. Directors with experience in e-commerce or related industries, such as the digital, mobile, and consumer internet industries, provide valuable insights and perspective to the Board.

•	Global or international business experience. Because our company is a global organization, directors with broad international exposure provide useful business and cultural perspectives. We seek directors who have had relevant experience with multinational companies or in international markets.

•	Finance, accounting, or financial reporting experience. Directors with an understanding of finance and financial reporting processes are valued on our company’s Board because of the importance our company places on accurate financial reporting and robust financial controls and compliance. We also seek to have a number of directors who qualify as audit committee financial experts.

•	Retail experience. As the world’s largest retailer, we seek directors who possess an understanding of financial, operational, and strategic issues facing large retail companies. Directors with leadership experience in the global retail industry provide valuable insights to our Board.

•	Legal or regulatory experience. Directors who have had legal or regulatory experience can provide insights into addressing significant legal and public policy issues, particularly in areas related to our company’s business and operations. Because our company’s business requires compliance with a variety of regulatory requirements across a number of countries, our Board values directors with relevant legal or regulatory experience.

•	Marketing, brand management, or public relations experience. Directors who have had relevant experience in consumer marketing, brand management, and public relations, especially on a global basis, provide important insights to our Board.

The CNGC also considers whether a potential candidate satisfies the independence and other requirements for service on the Board and its committees, as set forth in the NYSE Listed Company Rules, the SEC’s rules, and other applicable laws, rules, or regulations. Additional information regarding qualifications for service on the Board and the nomination process for director candidates is set forth in the CNGC’s charter and our Corporate Governance Guidelines.

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Who are the 2014 director nominees?

The following candidates for election as directors at the 2014 Annual Shareholders’ Meeting have been nominated by the Board based on the recommendation of the CNGC. The information set forth below includes, with respect to each nominee, his or her age, principal occupation and employment during the past five years, the year in which he or she first became a director of Walmart, each Board committee on which he or she currently serves, and directorships of other public companies held by each nominee during the past five years.

The Board recommends that shareholders vote FOR each of the nominees named below for election to the Board.

Aida M. Alvarez
Joined the Board: 2006 Age: 64 Board Committee: CNGC Other Current Public Company Directorships: UnionBanCal Corporation Independent Director

From 1997 to 2001, Ms. Alvarez was a member of President Clinton’s Cabinet as the Administrator of the U.S. Small Business Administration (the “SBA”). She was the founding Director of the Office of Federal Housing Enterprise Oversight (the “OFHEO”) from 1993 to 1997. Ms. Alvarez was a vice president in public finance at First Boston Corporation and Bear Stearns & Co., Inc. prior to 1993. She is the Chair of the Latino Community Foundation and has served as a director of UnionBanCal Corporation and Union Bank, N.A. since 2004, of Progress Financial Corporation since 2011, and of Zoosk, Inc. since February 2014.

Skills and Qualifications:

Ms. Alvarez brings to the Board her expertise in government and executive experience that she gained through her years in President Clinton’s Cabinet and from her executive role at government agencies. As founding Director of the OFHEO, Ms. Alvarez was responsible for leading the agency with financial oversight responsibility for the secondary mortgage market and ensuring the capital adequacy and financial safety and soundness of two government-sponsored enterprises – the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation.

Ms. Alvarez brings to the Board extensive knowledge of the federal government and insight into public policy, as well as leadership experience gained through her directorship of the OFHEO, oversight of the SBA, and service on boards of directors, including her service on the Board and prior service on the Audit Committee.

The Board also benefits from Ms. Alvarez’s knowledge of investment banking and finance as a result of her experience as an investment banker.

During her time as the head of the SBA, Ms. Alvarez expanded the international role of the SBA and developed a global agenda for the SBA. The Board benefits from her global experience, particularly with respect to governmental agencies.

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James I. Cash, Jr.
Joined the Board: 2006
Age: 66
Board Committees: Audit Committee; TeCC
Other Current Public Company Directorships: The Chubb Corporation; General Electric Company
Independent Director
Presiding Director

Dr. Cash is the James E. Robison Professor of Business Administration Emeritus at Harvard Business School, where he served from July 1976 to October 2003. Dr. Cash served as the Senior Associate Dean and Chairman of HBS Publishing while on the faculty of the Harvard Business School, and also served as Chairman of the MBA Program. Dr. Cash holds an advanced degree in accounting and has been published extensively in accounting and information technology journals. He currently provides management development and consulting services through The Cash Catalyst, LLC, which Dr. Cash formed in 2009. He has served as a director of The Chubb Corporation since 1996 and of General Electric Company since 1997. Dr. Cash has served as a director of a number of other public companies, including Phase Forward Incorporated from October 2003 to May 2009, and Microsoft Corporation from May 2001 to November 2009, and has served on the audit committees of several public companies. He also serves as a director of several private companies. He currently serves as the Board’s independent presiding director.

Skills and Qualifications:

Dr. Cash provides the Board with financial, accounting, and strategic planning expertise gained through his education, his career in academia, his service as chairman of HBS Publishing, and his service on the boards of directors and audit committees of large multinational public companies in a variety of industries.

Dr. Cash brings to the Board a global perspective gained through his service on the boards of directors of large multinational companies in a variety of industries.

Dr. Cash’s qualifications to serve on the Board include his knowledge of information technology gained through his years of research, publishing, and teaching on the subject, as well as through his service on the boards of directors of technology companies and his consulting activities.

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Roger C. Corbett
Joined the Board: 2006 Age: 71 Board Committee: SPFC Other Current Public Company Directorships: Fairfax Media Limited; Mayne Pharma Group Limited Independent Director

Mr. Corbett is the retired CEO and Group Managing Director of Woolworths Limited, the largest retail company in Australia, where he served from 1990 to 2006. He is a director of The Reserve Bank of Australia. He is Chairman of Fairfax Media Limited (a major Australian newspaper, magazine and internet publisher). He also is a director and non-executive Chairman of Mayne Pharma Group Limited, an Australian specialist pharmaceutical company (which recently purchased Metrics, Inc., a pharmaceutical company in North Carolina), and until recently was Chairman of PrimeAg Australia (a major Australian farming enterprise), which has been privatized. Mr. Corbett is a member of the Australian Indigenous Chamber of Commerce Advisory Board and a former founding director of Outback Stores. He is also a member of, and holds leadership positions on, the boards and advisory councils of numerous industry, charitable, and non-profit organizations.

Skills and Qualifications:

Mr. Corbett has extensive knowledge of the retail industry and an understanding of financial, operational, and strategic issues facing large retail companies gained through his experience as a CEO of a major retail company and his more than 40 years of leadership experience in the retail industry.

Mr. Corbett contributes his demonstrated leadership and strategic planning experience gained as the CEO of a publicly traded retailer and through his service on the boards of directors of various for-profit and non-profit organizations, including his service on the Board and the SPFC.

In addition, Mr. Corbett’s leadership positions with multinational companies bring to the Board an international perspective and understanding of international markets.

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Pamela J. Craig
Joined the Board: 2013 Age: 57 Board Committee: Audit Committee Other Current Public Company Directorships: Akamai Technologies, Inc.; VMWare, Inc. Independent Director

Ms. Craig is the recently retired CFO of Accenture plc (“Accenture”), a multinational management consulting, technology and outsourcing company, having served in that position from October 2006 to June 2013. On July 1, 2013, Ms. Craig stepped down as CFO and retired from Accenture on August 31, 2013. She served in a variety of consulting, operational, and finance leadership roles at Accenture in her 34 years with the firm and its predecessor companies. Her three prior roles with Accenture from the time it became a public company were as senior vice president, finance, from March 2004 to October 2006, group director, business operations and services, from March 2003 to March 2004, and managing partner, global business operations, from June 2001 to March 2003.

Ms. Craig serves as a member of the board of directors of Akamai Technologies, Inc., where she is currently the chair of the audit committee, and VMWare, Inc. She also serves on the board of directors and/or advisors of several private and charitable organizations.

Skills and Qualifications:

Ms. Craig’s qualifications to serve on the Board include her service as the CFO of a major, publicly-held management consulting, technology, and outsourcing firm and her extensive experience in the finance function, including financial reporting, accounting, and risk management, gained from her years at Accenture and its predecessor companies.

The Board benefits from Ms. Craig’s experience in global business leadership and governance through her experiences at Accenture and the boards of other companies.

Ms. Craig has served on the boards of directors of several technology companies, allowing her to gain expertise in understanding the rapidly changing technology environment.

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Douglas N. Daft
Joined the Board: 2005 Age: 71 Board Committee: CNGC Other Current Public Company Directorships: None Independent Director

Mr. Daft is the retired Chairman and CEO of The Coca-Cola Company, a beverage manufacturer, where he served in that capacity from February 2000 until May 2004 and in various other capacities, including responsibility for various international markets, since 1969. Mr. Daft served as a director of The McGraw-Hill Companies, Inc. from 2003 to April 2012, Green Mountain Coffee Roasters, Inc. from December 2009 to May 2012, and Sistema-Hals from September 2006 until December 2009. Among additional endeavors, Mr. Daft is a member of the European Advisory Council for N.M. Rothschild & Sons Limited and a member of the advisory board of Longreach, Inc.

Skills and Qualifications:

Mr. Daft brings to the Board experience gained through his service as Chairman and CEO of a major global public company. In addition, through his years of service on the boards of several large companies in a variety of industries, including his service on the Board and the CNGC, Mr. Daft provides diverse and valuable corporate governance, finance, operational, and strategic expertise to the Board.

Through his service at The Coca-Cola Company, Mr. Daft brings to the Board extensive expertise in brand management, marketing, finance, strategic planning, and overseeing the operations of a global corporation.

Mr. Daft’s leadership positions with large multinational companies bring to the Board his unique insights into international markets.

Michael T. Duke
Joined the Board: 2008 Age: 64 Board Committees: SPFC; TeCC; GCC; Executive Committee (Chair) Other Current Public Company Directorships: None

Mr. Duke was Walmart’s President and CEO from February 1, 2009 through his retirement from that position on January 31, 2014. Mr. Duke continues to serve as the Chair of the Executive Committee. Prior to his appointment as our company’s President and CEO, he held other positions with Walmart since joining our company in July 1995, including Vice Chairman with responsibility for Walmart International beginning in September 2005 and Executive Vice President, President and CEO of Walmart U.S., beginning in April 2003. Mr. Duke serves on the board of directors of The Consumer Goods Forum and the executive board of Conservation International’s Center for Environmental Leadership in Business. He also serves on the board of advisors for the University of Arkansas and the advisory board of the Tsinghua University School of Economics and Management in Beijing, China.

Skills and Qualifications:

Mr. Duke’s qualifications to serve on the Board include his years of executive leadership experience across multiple operating segments of our company and his expertise in corporate strategy, development, and execution.

The Board benefits from Mr. Duke’s decades of experience in the retail industry and years of experience at our company.

Mr. Duke has extensive knowledge of international markets and international retailing gained through his oversight of our International segment.

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Timothy P. Flynn
Joined the Board: 2012 Age: 57 Board Committee: Audit Committee Other Current Public Company Directorships: The Chubb Corporation; JPMorgan Chase & Co. Independent Director

Mr. Flynn was Chairman of KPMG International (“KPMG”), a global professional services organization that provides audit, tax, and advisory services, from 2007 until his retirement in October 2011. He served as Chairman from 2005 to 2010 and Chief Executive Officer from 2005 to 2008 of KPMG LLP in the U.S., the largest individual member firm of KPMG. Prior to serving as Chairman and CEO of KPMG LLP in the U.S., Mr. Flynn was Vice Chairman, Audit and Risk Advisory Services, with operating responsibility for the Audit, Risk Advisory, and Financial Advisory Services practices. Mr. Flynn serves as a member of the board of directors of The Chubb Corporation and JPMorgan Chase & Co. and as a member of the board of trustees of the University of St. Thomas, St. Paul, Minnesota. He has previously served as trustee of the Financial Accounting Standards Board, a member of the World Economic Forum’s International Business Council, and was a founding member of The Prince of Wales’ International Integrated Reporting Committee.

Skills and Qualifications:

Mr. Flynn has extensive experience in risk management, financial services, financial reporting, and accounting gained from his 32 years at KPMG and its predecessors.

Through his experience at KPMG, Mr. Flynn brings to the Board extensive experience in global business leadership, accounting, auditing, risk management, and regulatory affairs.

Mr. Flynn contributes his leadership and strategic planning experience gained through his positions at KPMG and his service on the boards of directors of other public companies.

Marissa A. Mayer
Joined the Board: 2012 Age: 38 Board Committees: SPFC; TeCC Other Current Public Company Directorships: Yahoo! Inc. Independent Director

Ms. Mayer is President and Chief Executive Officer and a member of the board of directors of Yahoo! Inc. (“Yahoo!”), a digital media company, positions she has held since July 2012. Prior to assuming her role at Yahoo!, Ms. Mayer was the Vice President of Local and Maps for Google Inc. (“Google”) beginning in 2010, where she led the product management and engineering efforts of Google’s local, mobile, and location-based products, including Google Maps, Google Maps for Mobile, Local Search, Google Earth, and Street View. Ms. Mayer served in a variety of other capacities after joining Google as its first female engineer in 1999, and was responsible for launching hundreds of products and features during that time. Concurrently with her work at Google, Ms. Mayer taught introductory computer programming classes at Stanford University. Ms. Mayer holds a bachelor’s degree in symbolic systems and a master’s degree in computer science from Stanford University. Ms. Mayer serves on the board of directors of AliphCom (which does business as Jawbone) and on the boards of the San Francisco Museum of Modern Art and the San Francisco Ballet.

Skills and Qualifications:

Ms. Mayer’s qualifications to serve on the Board include her extensive expertise and insight into the technology and consumer internet industries.

As the CEO of Yahoo! and through her positions on the boards of several non-profit organizations, the Board benefits from Ms. Mayer’s expertise in governance and strategic planning.

Through her experience at Yahoo! and Google, Ms. Mayer brings to the Board long-term experience in internet product development, engineering, and brand management.

As the CEO of a global company, Ms. Mayer brings insights into global business, strategy, and governance.

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C. Douglas McMillon
Joined the Board: 2013 Age: 47 Board Committees: GCC (Chair); Executive Committee Other Current Public Company Directorships: None

Mr. McMillon became the President and CEO of Walmart on February 1, 2014. Prior to this appointment, he held numerous other positions with Walmart, including Executive Vice President, President and CEO, Walmart International, from February 1, 2009 through January 31, 2014, and Executive Vice President, President and CEO, Sam’s Club, from August 2005 through January 31, 2009. Mr. McMillon has also held a variety of other leadership positions since joining our company in 1990 as an assistant manager. Mr. McMillon serves as a member of the executive committee of the Business Roundtable.

Skills and Qualifications:

Mr. McMillon has years of executive leadership experience across multiple operating segments of our company and extensive expertise in corporate strategy, development, and execution.

Mr. McMillon’s knowledge of international markets and international retailing gained through his oversight of our International segment provides the Board with a unique global perspective.

The Board benefits from Mr. McMillon’s many years of experience in the retail industry and his knowledge of our company’s operations gained through his prior leadership of our Sam’s Club and International segments.

Gregory B. Penner+
Joined the Board: 2008 Age: 44 Board Committees: SPFC; TeCC (Chair); GCC Other Current Public Company Directorships: Baidu, Inc.; Hyatt Hotels Corporation

Mr. Penner has been a General Partner of Madrone Capital Partners (“Madrone”), an investment management firm, since 2005. From 2002 to 2005, he served as Walmart’s Senior Vice President and CFO - Japan. Before serving in that role, Mr. Penner held the position of Senior Vice President of Finance and Strategy for Walmart.com. Prior to working for Walmart, Mr. Penner was a General Partner at Peninsula Capital, an early stage venture capital fund, and a financial analyst for Goldman, Sachs & Co. Mr. Penner has been a member of the board of directors of Baidu, Inc. since 2004 and of Hyatt Hotels Corporation since 2007. He also serves on the boards of directors of eHarmony, Inc. and Castleton Commodities International, LLC.

Skills and Qualifications:

The Board benefits from Mr. Penner’s expertise in strategic planning, finance, and investment matters gained through his leadership of Madrone, his prior experience as a CFO, and his service on the boards of directors of public and private companies in a variety of industries, including the Board.

Mr. Penner has broad knowledge of international business, particularly in Asia, gained through his former service as CFO of Walmart’s operations in Japan and his service on the boards of directors of Baidu, Inc. and 99Bill Corporation (from 2005 to 2012), both of which are based in China.

Mr. Penner brings technology expertise to the Board gained through his service with Walmart.com and as a director of various technology companies, including Baidu, Inc. and 99Bill Corporation.

+	Gregory B. Penner is the son-in-law of S. Robson Walton.

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Steven S Reinemund
Joined the Board: 2010
Age: 66
Board Committee: SPFC (Chair)
Other Current Public Company Directorships: Exxon Mobil Corporation; American Express Company;
Marriott International, Inc.
Independent Director

Mr. Reinemund is the Dean of Business and Professor of Leadership and Strategy at Wake Forest University, positions he has held since July 2008. Prior to joining the faculty of Wake Forest University, Mr. Reinemund had a distinguished 23-year career with PepsiCo, Inc. (“PepsiCo”), where he served as that company’s Chairman of the Board from October 2006 to May 2007, and Chairman and CEO from May 2001 to October 2006. Prior to becoming Chairman and CEO, Mr. Reinemund was PepsiCo’s President and Chief Operating Officer from 1999 to 2001 and Chairman and CEO of Frito-Lay’s worldwide operations from 1996 to 1999. Mr. Reinemund has served as a director of Exxon Mobil Corporation, American Express Company, and Marriott International, Inc., all since 2007. He previously served as a director of Johnson & Johnson from 2003 to 2008. Mr. Reinemund is also a member of the board of trustees for The Cooper Institute.

Skills and Qualifications:

Mr. Reinemund has international business leadership experience gained through his service as Chairman and CEO of a major global public company. In addition, through his service as dean of a prominent business school and on the boards of several large companies in a variety of industries, including his service on the Board and his prior service on the CNGC, Mr. Reinemund is able to provide considerable corporate governance, finance, operational, and strategic expertise to the Board.

As the former Chairman and CEO of a major global public company and a director of other global companies, Mr. Reinemund brings valuable international business leadership experience to the Board.

Through his prior service at PepsiCo, Mr. Reinemund brings to the Board extensive expertise in brand management and marketing.

Jim C. Walton*
Joined the Board: 2005 Age: 65 Board Committee: Executive Committee Other Current Public Company Directorships: None

Mr. Walton has been the Chairman and CEO of Arvest Bank Group, Inc., a group of banks operating in the states of Arkansas, Kansas, Missouri, and Oklahoma since 1990. Since 1982, Mr. Walton has also served as Chairman of Community Publishers, Inc., which operates newspapers in Arkansas, Missouri, and Oklahoma.

Skills and Qualifications:

Mr. Walton brings to the Board his executive leadership, strategic planning, and management experience gained through his leadership positions at the companies described above.

Mr. Walton’s qualifications to serve on the Board include his banking and investment expertise.

The Board benefits from Mr. Walton’s long history and familiarity with our company and its operations gained through his service on the Board and prior service on the SPFC.

*	Jim C. Walton and S. Robson Walton are brothers.

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S. Robson Walton+*
Joined the Board: 1978 Age: 69 Board Committees: GCC; Executive Committee Other Current Public Company Directorships: None

Mr. Walton is the Chairman of Walmart and has been a member of the Board since 1978. He joined our company in 1969 and, prior to becoming Chairman in 1992, held a variety of positions with our company, including Senior Vice President, Corporate Secretary, General Counsel, and Vice Chairman. Before joining Walmart, Mr. Walton was in private law practice as a partner with the law firm of Conner & Winters in Tulsa, Oklahoma. In addition to his duties at Walmart, Mr. Walton is involved with a number of non-profit and educational organizations, including Conservation International, where he serves as Chairman of that organization’s executive committee, and the College of Wooster, where he is an Emeritus Life Trustee for the college.

Skills and Qualifications:

Mr. Walton’s qualifications to serve on the Board include his decades of leadership experience with Walmart. The Board also benefits from Mr. Walton’s expertise in strategic planning gained through his service on the boards and other governing bodies of non-profit organizations.

Mr. Walton has extensive legal and corporate governance expertise gained as Walmart’s Corporate Secretary and General Counsel and as an attorney in private practice.

The Board benefits from Mr. Walton’s in-depth knowledge of our company, its history and the retail industry, all gained through more than 35 years of service on the Board and more than 20 years of service as our company’s Chairman.

Linda S. Wolf
Joined the Board: 2005 Age: 66 Board Committees: CNGC (Chair); TeCC Other Current Public Company Directorships: Innerworkings, Inc. Independent Director

Ms. Wolf is the retired Chairman and CEO of Leo Burnett Worldwide, Inc. (“Leo Burnett”), a global advertising agency and division of Publicis Groupe S.A. Ms. Wolf served in various positions with Leo Burnett and its predecessors from 1978 to April 2005, including as Chairman and CEO from January 2001 until April 2005. She serves as a trustee for investment funds advised by the Janus Capital Group Inc. and has served on the board of InnerWorkings, Inc., a provider of managed print and promotional procurement solutions, since November 2006, and Wrapports, LLC since 2012. Among other endeavors, Ms. Wolf serves on the boards of the Field Museum, Lurie Children’s Hospital of Chicago, and The Chicago Council on Global Affairs.

Skills and Qualifications:

The Board benefits from Ms. Wolf’s executive leadership and management experience gained as a CEO of a global company. Ms. Wolf, through her service on a variety of public company and non-profit boards, including her service on the Board and the CNGC, also provides considerable governance, operational, investment, and strategic planning acumen to the Board.

Ms. Wolf’s qualifications to serve on the Board also include her brand management, marketing, and public relations experience gained through her years leading Leo Burnett.

As the former CEO of a global company, Ms. Wolf brings a valuable international perspective to the Board.

+	Gregory B. Penner is the son-in-law of S. Robson Walton.
*	S. Robson Walton and Jim C. Walton are brothers.

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Are there any directors not standing for reelection?

Yes. In accordance with our company’s historical practice regarding our company’s previous CEOs’ service on the Board and our Corporate Governance Guidelines, H. Lee Scott, Jr. and Christopher J. Williams, each of whom currently serves on the Board, will rotate off the Board at the conclusion of their current term and will not stand for reelection at the 2014 Annual Shareholders’ Meeting.

H. Lee Scott, Jr.
Joined the Board: 1999 Age: 65 Board Committee: SPFC Other Current Public Company Directorships: None

Mr. Scott was Walmart’s President and CEO from January 2000 through his retirement from that position on January 31, 2009. Mr. Scott served as an Executive Officer of Walmart and as the Chairman of the Executive Committee of the Board until January 31, 2011, when he retired from our company. Mr. Scott served as a director of The Goldman Sachs Group, Inc. from May 2010 to May 2011. Mr. Scott serves as a director of several privately-held companies and on the advisory board of the Tsinghua University School of Economics and Management in Beijing, China.

Skills and Qualifications:

The Board benefits from Mr. Scott’s more than 30 years of leadership experience at Walmart, including nine years as our company’s CEO, expertise in corporate strategy, and organizational acumen. In addition, Mr. Scott provides considerable operational, strategic planning, and leadership experience to the Board.

Mr. Scott’s experience at Walmart and as a member of the boards of directors of several private companies brings marketing and public relations expertise to the Board.

Mr. Scott’s extensive knowledge of the global retail industry gained through his various leadership positions at Walmart, including his positions on the Board and the SPFC, as well as his in-depth knowledge of our company, benefit the Board.

Christopher J. Williams
Joined the Board: 2004 Age: 56 Board Committees: Audit Committee (Chair); Executive Committee Other Current Public Company Directorships: Caesars Entertainment Corporation Independent Director

Mr. Williams is the Chairman and CEO of The Williams Capital Group, L.P., an investment bank. Since 2003, he has also served as the Chairman and CEO of Williams Capital Management, LLC, an investment management firm. Mr. Williams also serves as a trustee of the Williams Capital Management Trust, a registered investment company. He has served as a director of Caesars Entertainment Corporation (formerly Harrah’s Entertainment, Inc.) from November 2003 to January 2008, and from April 2008 to the present. He has also served on the board of directors of Cox Enterprises, Inc. since 2012.

Skills and Qualifications:

Mr. Williams’ qualifications to serve on the Board include his executive management and leadership experience as the Chairman and CEO of an investment bank and investment management firm.

The Board also benefits from Mr. Williams’ experience and expertise in investment banking and corporate finance gained through his years in the investment banking industry. In addition, through his service on various company boards, including his service on the Board and the Audit Committee, Mr. Williams brings diverse and valuable financial, accounting, management and strategic expertise to the Board.

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What is the nomination process for director candidates?

The CNGC has primary responsibility for identifying, evaluating, and recommending potential director candidates to the Board. The CNGC’s process for board succession planning and identifying potential candidates for nomination to the Board is an ongoing one. Throughout the year, the CNGC actively engages in director succession planning and regularly evaluates whether the addition of a director or directors with particular attributes, experience, or skills would contribute to enhancing the Board’s effectiveness, achieving the company’s business objectives, and serving our company’s and shareholders’ long-term best interests.

As a part of the process of identifying potential director candidates, the CNGC may consult with other directors and senior officers and may engage a search firm to assist in the process. Spencer Stuart currently serves as our company’s director candidate search consultant. In this capacity, Spencer Stuart seeks out candidates who have the desired skills, experience, and other attributes that the CNGC has identified for potential candidates, conducts an extensive search for, and analysis of, potential candidates, and then presents the most qualified candidates to the CNGC and our Chairman. If the CNGC decides, on the basis of its preliminary review, to proceed with further consideration of a potential candidate, the Chair of the CNGC and other members of the CNGC, as well as other members of the Board, as appropriate, may interview the candidate. The CNGC then either makes its recommendation to the Board to fill a vacancy or add an additional member or recommends to the Board a slate of candidates for nomination for election to the Board. Pamela J. Craig, who was appointed by the Board as a director on November 22, 2013 to fill a newly created vacancy on the Board, was initially identified as a potential candidate for the Board by Spencer Stuart and her appointment was a result of the process outlined above. C. Douglas McMillon was appointed as a director by the Board in connection with the Board appointing him as Walmart’s President and CEO, and not as a result of the candidate search process described above.

S. Robson Walton and Jim C. Walton are members of a group that beneficially owns more than five percent of the outstanding Shares. Any participation by either of them in the nomination process is considered to be in their capacities as members of the Board and is not considered to be a recommendation from security holders who beneficially own more than five percent of the outstanding Shares.

Does the Board consider diversity in the nomination process?

Yes. As provided in our company’s Corporate Governance Guidelines, the Board is committed to diversified membership. The Board will not discriminate on the basis of race, color, national origin, gender, sexual orientation, religion, or disability in selecting nominees. Diversity and inclusion are values embedded into Walmart’s culture and fundamental to its business. In keeping with those values, when assessing a candidate, the CNGC and the Board consider the different viewpoints and experiences that a candidate could bring to the Board and how those viewpoints and experiences could enhance the Board’s effectiveness in the execution of its responsibilities. In addition, the Board assesses the diversity of the Board and Board committees as a part of its annual self-evaluation process.

Can shareholders recommend director candidates?

Yes. Shareholders may recommend candidates for consideration by the Board by writing to:

Wal-Mart Stores, Inc. Board of Directors
c/o Gordon Y. Allison, Vice President and General Counsel,
Corporate Division
702 Southwest 8th Street
Bentonville, Arkansas 72716-0215

The recommendation must include the following information:

•	the candidate’s name and business address;

•	a resume or curriculum vitae that demonstrates the candidate’s qualifications to serve as a director as described on page 10 and in our Corporate Governance Guidelines;

•	a statement as to whether or not, during the past ten years, the candidate has been convicted in a criminal proceeding (other than for minor traffic violations), has been involved in any other legal proceeding or has been the subject of, or a party to, any order, judgment, decree, finding or sanction (including any order, judgment, decree, finding or sanction issued by an entity such as a stock or commodities exchange) relating to an alleged violation of laws or regulations relating to securities, commodities, financial institutions, insurance companies, mail or wire fraud, or fraud in connection with a business entity, in each case giving the date and a brief description of the conviction, order, judgment, decree, finding, or sanction, the name of the proceeding, and the disposition;

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•	a statement from the candidate that he or she consents to act as a director of our company if elected; and

•	a statement from the person submitting the candidate that he or she is a record holder of Shares, or, if that person is not a record holder of Shares, a written statement from the record holder of Shares (usually a broker, bank, or other nominee) beneficially owned by that person verifying that, at the time that person submitted the candidate, he or she was a beneficial owner of Shares.

All candidates recommended for nomination to the Board by a shareholder pursuant to the requirements above will be submitted to the CNGC for its review and will be evaluated by the CNGC on the same basis as all other director candidates.

See “Submission of Shareholder Proposals” on page 89 for information regarding how shareholders may bring business before Walmart’s annual shareholders’ meetings, either through the shareholder proposal process or pursuant to the advance notice provisions of Walmart’s Bylaws.

How often are directors elected?

All of Walmart’s director nominees are submitted to shareholders for election at each annual shareholders’ meeting and hold office until the next annual shareholders’ meeting and until their successors are duly elected and qualified or until their earlier resignation, death, or removal. Each of the 14 director nominees named in this proxy statement currently serves on the Board and was elected by the shareholders at the 2013 Annual Shareholders’ Meeting, with the exception of Pamela J. Craig and C. Douglas McMillon, both of whom were appointed as directors by the Board on November 22, 2013.

Each incumbent director is a nominee for election as a director at the 2014 Annual Shareholders’ Meeting, with the exception of H. Lee Scott, Jr., and Christopher J. Williams, who will not be standing for reelection. The Board has authority under the Bylaws to fill vacancies and to increase or, upon the occurrence of a vacancy, decrease the Board’s size between annual shareholders’ meetings. The Board has established the size of the Board immediately after the 2014 Annual Shareholders’ Meeting to be 14 directors.

What if a nominee is unwilling or unable to serve as a director?

Each director nominee named in this proxy statement has previously consented to act as a director of Walmart if elected. If a nominee becomes unwilling or unable to serve as a director, your proxy holder will have the authority to vote your Shares for any substitute candidate nominated by the Board, or the Board may decrease the size of the Board.

Director Independence

A majority of our directors must be independent in accordance with the independence requirements set forth in the NYSE Listed Company Rules. In addition, the Audit Committee and the CNGC must be composed solely of directors who meet additional, heightened independence standards applicable to members of audit committees and compensation committees under the NYSE Listed Company Rules and the SEC’s rules.

In making independence determinations, the Board complies with all NYSE and SEC criteria and considers all relevant facts and circumstances. Under the NYSE Listed Company Rules, to be considered independent:

•	the director must not have a disqualifying relationship, as defined in the NYSE Listed Company Rules; and

•	the Board must affirmatively determine that the director otherwise has no direct or indirect material relationship with our company. To aid in the director independence assessment process, the Board has adopted materiality guidelines that identify the following categories of relationships that the Board has determined will generally not affect a director’s independence.

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Materiality Guideline	Description
Ordinary Retail Transactions	The director, an entity with which a director is affiliated, or one or more members of the director’s immediate family, purchased property or services from Walmart in retail transactions on terms generally available to Walmart Associates during Walmart’s last fiscal year.
Immaterial Ownership	The director or one or more members of the director’s immediate family owns or has owned during the entity’s last fiscal year, directly or indirectly, 5% or less of an entity that has a business relationship with Walmart.
Immaterial Transactions	The director or one or more members of the director’s immediate family owns or has owned during the entity’s last fiscal year, directly or indirectly, more than 5% of an entity that has a business relationship with Walmart so long as the amount paid to or received from Walmart during the entity’s last fiscal year accounts for less than $1,000,000 or, if greater, 1% of the entity’s consolidated gross revenues for that entity’s last fiscal year.

The director or a member of the director’s immediate family is or has been during the entity’s last fiscal year an executive officer or employee of an entity that made payments to, or received payments from, Walmart during the entity’s last fiscal year that account for less than $1,000,000 or, if greater, 1% of the entity’s consolidated gross revenues for that entity’s last fiscal year.
Immaterial Positions	The director or one or more members of the director’s immediate family is a director or trustee or was a director or trustee (but not an executive officer or employee) of an entity during the entity’s last fiscal year that has a business or charitable relationship with Walmart and that made payments to, or received payments from, Walmart during the entity’s last fiscal year in an amount representing less than $5,000,000 or, if greater, 5% of the entity’s consolidated gross revenues for that entity’s last fiscal year.

Walmart paid to, employed, or retained one or more members of the director’s immediate family for compensation not exceeding $120,000 during Walmart’s last fiscal year.
Immaterial Benefits	The director or one or more members of the director’s immediate family received from Walmart, during Walmart’s last fiscal year, personal benefits having an aggregate value of less than $5,000.

In April 2014, the Board and the CNGC conducted their annual review of directors’ responses to a questionnaire soliciting information regarding their direct and indirect relationships with the company (and the directors’ immediate family members’ direct and indirect relationships with the company) and other relationships that may be relevant to independence, as well as due diligence performed by management regarding any transactions, relationships, or arrangements between the company and the directors or parties related to the directors. As a result of this review, the Board has determined that the following director nominees are Independent Directors under the independence standards set forth in the NYSE Listed Company Rules: Aida M. Alvarez; James I. Cash, Jr.; Roger C. Corbett; Pamela J. Craig; Douglas N. Daft; Timothy P. Flynn; Marissa A. Mayer; Steven S Reinemund; and Linda S. Wolf. The Board has also determined that Christopher J. Williams, who is not standing for reelection at the 2014 Annual Shareholders’ Meeting, is an Independent Director. In addition, the Board determined that the currently serving members of the Audit Committee and the CNGC meet the heightened independence standards for membership on those Board committees. The Board also determined that James W. Breyer, M. Michele Burns, and Arne M. Sorenson, who did not stand for reelection at the 2013 Annual Shareholders’ Meeting and, therefore, ceased to be directors of Walmart on June 7, 2013, were independent during the portion of fiscal 2014 during which they served on the Board.

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In making its determination as to the independence of our Independent Directors, the Board considered whether any relationship between a director and Walmart is a material relationship based on the materiality guidelines discussed above, the facts and circumstances of the relationship, the amounts involved in the relationship, the director’s interest in such relationship, if any, and such other factors as the Board, in its judgment, deemed appropriate. In each case, the Board found the relationship with our Independent Directors to be immaterial to the director’s independence. The types of relationships considered by the Board are noted below:

•	the Walmart director was an officer of a Walmart vendor: Ms. Mayer;

•	immediate family members of the Walmart director were employees or officers of Walmart vendors or service providers: Ms. Alvarez, Ms. Craig, Mr. Corbett, Mr. Reinemund, and Ms. Wolf;

•	the Walmart director was also a director or trustee of a Walmart vendor or service provider: Dr. Cash, Ms. Craig, Mr. Flynn, Ms. Mayer, Mr. Reinemund, Mr. Williams, and Ms. Wolf; and

•	the Walmart director was a member of the board of trustees or advisory board of, or held a position in, a not-for-profit institution, entity, association, or organization to which Walmart made or committed to make donations in amounts that were, in each case, less than $120,000: Ms. Alvarez and Mr. Reinemund.

All of the relationships and transactions of the types described in the preceding paragraph fit within our materiality guidelines, with the exception of certain relationships involving immediate family members of Ms. Craig, Mr. Corbett, and Mr. Reinemund. In each of these instances, an immediate family member of one of our directors is employed by (but is not an executive officer of) a Walmart supplier or vendor that received payments from Walmart during the entity’s last fiscal year that account for more than 1% of the entity’s consolidated gross revenues for that entity’s last fiscal year. The Board determined these relationships were immaterial to each director’s independence because in each case the immediate family member: (i) is not an executive officer of the entity; (ii) is not involved in the negotiation of transactions or the business relationship between Walmart and the entity; (iii) does not receive compensation from the entity based on the marketing or sale of the entity’s goods or services to Walmart; and (iv) did not have his or her advancement within such entity based on the marketing or sale of the entity’s goods or services to Walmart. Further, the payments made by Walmart to the entities, or by the entities to Walmart, were for various products and services in the ordinary course of business, and Walmart has had a relationship with these entities for many years prior to the directors’ immediate family members’ employment with these entities.

The Board and the CNGC concluded that the Independent Directors do not currently have and have not had during the last three years relationships (including all transactions disclosed under “Related Person Transactions” on page 40) that: (i) constitute disqualifying relationships under the NYSE Listed Company Rules; (ii) otherwise compromise the independence of the named directors; or (iii) otherwise constitute a material relationship between Walmart and the directors.

Board Meetings

The Board held a total of six meetings during fiscal 2014 to review significant developments affecting our company, engage in strategic planning, and act on matters requiring Board approval. During fiscal 2014, each incumbent director attended at least 85 percent of the aggregate number of Board meetings and meetings of Board committees on which he or she served. As a whole, during fiscal 2014, our incumbent directors attended approximately 97 percent of the aggregate number of Board meetings and meetings of Board committees on which they served. The Outside Directors and Independent Directors met regularly in executive sessions, with the presiding director chairing those sessions.

Director Onboarding and Engagement with the Business

All of our Board members are expected to gain an in-depth understanding of our business and operations in order to enhance their strategic value to our Board. Shortly after joining our Board, each new director is partnered in a mutual mentoring relationship with a member of senior management, and each new director has “learn the business” meetings with the leaders of key operational and corporate support functions. At least once per year, a Board meeting is held at a location away from our home office, usually in an international market in which we operate. In connection with these Board meetings, our directors learn more about that market and our business in that market through meetings with our business leaders in the markets, visits to our stores and other facilities in the local market, and visits to the stores of our competitors. Our Board members also engage directly with our Associates at a variety of events throughout the year. Activities and events that members of our Board participated in since the beginning of fiscal 2014 include:

•	Traveling with members of our senior management to visit international markets, including Chile, Brazil, and Africa;
•	Speaking at the inaugural summit of our Global Governance organization;

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•	Attending a summit of our CFOs from our worldwide markets;
•	Serving as keynote speaker of an International Women’s Day event at our home office in Bentonville, Arkansas;
•	Attending and speaking at annual meetings of various business segments, divisions, and corporate support departments; and
•	Participating in a Board meeting and other business meetings at our Global eCommerce offices.

Board Committees

The Board has six standing committees: the Audit Committee; the Compensation, Nominating and Governance Committee; the Executive Committee; the Global Compensation Committee; the Strategic Planning and Finance Committee; and the Technology and eCommerce Committee. As described above, the Board has determined that all of the members of the Audit Committee and the Compensation, Nominating and Governance Committee are independent directors as defined in the SEC’s rules and regulations and the NYSE Listed Company Rules. The charters for each committee may be found on Walmart’s website at www.stock.walmart.com in the “Corporate Governance” section.

The charts below summarize the membership of each committee, as well as the roles and responsibilities of each committee.

	Audit Committee	CNGC	Executive Committee	Global Compensation Committee	SPFC	TeCC
Aida M. Alvarez (I)		M
James I. Cash, Jr. (I)	M					M
Roger C. Corbett (I)					M
Pamela J. Craig (I)	M
Douglas N. Daft (I)		M
Michael T. Duke†			C	M	M	M
Timothy P. Flynn (I)	M
Marissa A. Mayer (I)					M	M
C. Douglas McMillon†			M	C
Gregory B. Penner				M	M	C
Steven S Reinemund (I)					C
H. Lee Scott, Jr.*					M
Jim C. Walton			M
S. Robson Walton			M	M
Christopher J. Williams (I) *	C		M
Linda S. Wolf (I)		C				M

C = Committee Chair

I = Determined by the Board to be independent under the NYSE and applicable SEC rules and regulations

M = Member of the committee

= Chairman of the Board

= Audit Committee Financial Expert as defined under applicable SEC rules and regulations

= Presiding director

†	On February 7, 2014, Mr. Duke became a member of the SPFC and the TeCC and Mr. McMillon became Chair of the GCC.
*	Mr. Scott and Mr. Williams are not standing for reelection at the 2014 Annual Shareholders’ Meeting. The Board will appoint a new Audit Committee Chair effective June 6, 2014.

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Audit Committee
Roles and responsibilities		Committee members Christopher J. Williams (C, F, I)* James I. Cash, Jr. (F, I) Pamela J. Craig (F, I) Timothy P. Flynn (F, I) Number of meetings during fiscal 2014: 22
•	Reviews financial reporting policies, procedures, and internal controls
•	Responsible for the appointment, compensation, and oversight of the independent accountants

•	Pre-approves audit, audit-related, and non-audit services to be performed by Walmart’s independent accountants

•	Reviews and approves any related-party transactions and other transactions subject to our Transaction Review Policy

•	Reviews Walmart’s risk management policies and procedures, as well as policies, processes, and procedures regarding compliance with applicable laws and regulations, as well as our Statement of Ethics and Code of Ethics for the CEO and Senior Financial Officers
•	Oversees internal investigatory matters, including the internal investigation into alleged violations of the FCPA and other alleged crimes or misconduct in connection with foreign subsidiaries#
•	Oversees Walmart’s enhanced global compliance program
Independence and financial literacy
•	The Board has determined that each of the members is “independent” as defined by Section 10A(m)(3) of the Exchange Act, SEC Rule 10A-3 and the NYSE Listed Company Rules.
•	The Board has determined that each of the members is “financially literate” as required by Section 303A.07 of the NYSE Listed Company Rules and an “audit committee financial expert” as defined in the SEC’s rules.

Compensation, Nominating and Governance Committee
Roles and responsibilities		Committee members
•	In consultation with the CEO, approves the compensation of the Executive Officers other than the CEO, and reviews the compensation of certain other senior officers	Linda S. Wolf (C, I) Aida M. Alvarez (I) Douglas N. Daft (I) Number of meetings during fiscal 2014: 7
•	Reviews and approves the compensation of the CEO and the Chairman
•	Reviews and makes recommendations to the Board regarding the compensation of the Outside Directors
•	Sets performance measures and goals and verifies the attainment of performance goals under performance-based incentive compensation plans
•	Reviews compensation and benefits issues
•	Oversees corporate governance issues and makes recommendations to the Board
•	Identifies, evaluates, and recommends candidates for nomination to the Board
•	Reviews and makes recommendations to the Board regarding director independence
•	Reviews and advises management on the company’s social, community, and sustainability initiatives
•	Reviews and advises management on the company’s legislative affairs and public policy engagement
•	Oversees the management development, succession planning, and retention practices for our Executive Officers and other senior leaders
Independence
•	The Board has determined that each of the members is “independent” as defined by the NYSE Listed Company Rules and under Section 10C of the Exchange Act and Rule 10C-1 of the SEC.

C = Committee Chair

F = Determined by the Board to be an Audit Committee Financial Expert as defined under applicable SEC rules and regulations

I = Determined by the Board to be independent under the NYSE Listed Company Rules and applicable SEC rules and regulations

#	For more information on the Audit Committee’s role with respect to the FCPA investigation, see “Compensation of the Directors” on page 28 and “The Board’s Role in Risk Oversight” beginning on page 34.
*	Not standing for reelection at the 2014 Annual Shareholders’ Meeting. The Board will appoint a new Audit Committee Chair effective June 6, 2014.

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Executive Committee
Roles and responsibilities		Committee members
•	Implements policy decisions of the Board	Michael T. Duke (C) C. Douglas McMillon Jim C. Walton S. Robson Walton Christopher J. Williams (I)* Number of meetings during fiscal 2014: 0**
•	Acts on the Board’s behalf between Board meetings

** The Executive Committee acted by unanimous written consent 14 times during fiscal 2014.

Global Compensation Committee
Roles and responsibilities		Committee members
•	Administers Walmart’s equity and cash incentive compensation plans for Associates who are not directors or Executive Officers	C. Douglas McMillon (C) Michael T. Duke Gregory B. Penner S. Robson Walton Number of meetings during fiscal 2014: 5

Strategic Planning and Finance Committee
Roles and responsibilities	Committee members

•  Reviews global financial policies and practices and reviews and analyzes financial matters, acquisitions and divestiture transactions

•  Oversees long-range strategic planning

•  Reviews and recommends a dividend policy to the Board

•  Reviews the preliminary annual financial plan and annual capital plan to be approved by the Board, as well as the company’s capital structure and capital expenditures

Steven S Reinemund (C, I) Roger C. Corbett (I) Michael T. Duke Marissa A. Mayer (I) Gregory B. Penner H. Lee Scott, Jr.* Number of meetings during fiscal 2014: 5

Technology and eCommerce Committee
Roles and responsibilities	Committee members

•  Reviews matters relating to information technology, eCommerce, and innovation and oversees the integration of Walmart’s information technology, eCommerce, and innovation efforts with Walmart’s overall strategy

•  Reviews and provides guidance regarding trends in technology and eCommerce and monitors overall industry trends

Gregory B. Penner (C) James I. Cash, Jr. (I) Michael T. Duke Marissa A. Mayer (I) Linda S. Wolf (I) Number of meetings during fiscal 2014: 3

C = Committee Chair

I = Determined by the Board to be independent under the NYSE Listed Company Rules

*   Not standing for reelection at the 2014 Annual Shareholders’ Meeting

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Compensation of the Directors

As described below, the base compensation for Outside Directors consists of a Share award and an annual retainer. During fiscal 2014, Michael T. Duke, C. Douglas McMillon, and S. Robson Walton received compensation only for their services as Associates of our company and not in their capacities as directors.

For service on the Board for the term beginning upon election at the 2013 Annual Shareholders’ Meeting on June 7, 2013, each Outside Director received an annual Share award on June 7, 2013. The number of Shares awarded was determined by dividing $175,000 by the closing price of the Shares on the NYSE on the date of the grant, rounded to the nearest Share. This annual Share award was paid directly in Shares or deferred in stock units, as elected by each Outside Director. In addition, each Outside Director is entitled to receive an annual retainer, payable in arrears in equal quarterly installments. For the Board term that commenced upon election at the 2012 Annual Shareholders’ Meeting, this annual retainer was $60,000. Upon election at the 2013 Annual Shareholders’ Meeting, which occurred on June 7, 2013, this annual retainer increased to $75,000. This annual retainer can be received in the form of cash, in Shares (determined by dividing the dollar amount of the quarterly installment by the closing price of the Shares on the NYSE on the payment date of the quarterly installment) rounded to the nearest whole Share, deferred in stock units, or deferred into an interest-credited cash account, as elected by each Outside Director.

The Outside Directors who serve as the chair of a Board committee receive an additional retainer for the additional time required for Board committee business. During fiscal 2014, the retainer for the chairs of the Audit Committee and CNGC was $25,000, and the retainer for the chairs of the SPFC and TeCC was $20,000. In addition, Outside Directors who serve on more than one standing Board committee receive an additional $15,000 annually. Further, the director appointed by the Board to serve as the presiding director of executive sessions of the Outside Directors and Independent Directors receives an additional $20,000 annually. These additional fees are payable in arrears in equal quarterly installments, and as noted above, may be taken in cash, in Shares (determined by dividing the dollar value of the amount of the additional fees by the closing price of the Shares on the NYSE on the payment date of the quarterly installment to such directors) rounded to the nearest whole Share, deferred in stock units, or deferred into an interest-credited cash account, as elected by each Outside Director. Finally, each Outside Director who attends in person a Board meeting held at a location that requires intercontinental travel from his or her residence is paid a $4,000 meeting attendance fee. This additional fee is intended to compensate our Outside Directors for the additional time required to travel intercontinentally, and may be taken in any of the forms available for the annual retainer, as elected by each Outside Director.

Since November 2011, the Audit Committee has been conducting an internal investigation into, among other things, alleged violations of the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”) and other alleged crimes or misconduct in connection with foreign subsidiaries, and whether prior allegations of such violations and/or misconduct were appropriately handled by Walmart. The Audit Committee and Walmart have engaged outside counsel from a number of law firms and other advisors who are assisting in the ongoing investigation of these matters. This investigation has resulted in a significant increase in the workload of the Audit Committee members since the commencement of this investigation, and during fiscal 2014, the Audit Committee conducted 13 additional meetings related to the investigation and compliance matters, and Audit Committee members received frequent updates via conference calls and other means of communication with outside counsel and other advisors related to the investigation. As it had done in November 2012 in recognition of the significantly increased commitment of time required of the Audit Committee to conduct this investigation, in November 2013, the CNGC and the Board approved an additional annual fee in the amount of $75,000 payable to each Audit Committee member other than the Audit Committee Chair for fiscal 2014, and an additional annual fee in the amount of $100,000 payable to the Audit Committee Chair for fiscal 2014. These amounts were prorated for directors who served on the Audit Committee during a portion of fiscal 2014. The CNGC determined the amounts of these additional fees based on (1) the CNGC’s and the Board’s review of the significant additional time and effort that had been required of the Audit Committee members during the previous Board term in connection with these matters, which were in addition to the time spent by the Audit Committee with respect to the Audit Committee’s other duties and its regularly scheduled meetings, and (2) the expectation that the Audit Committee members would continue to expend approximately the same amount of time and effort in discharging their responsibilities as Audit Committee members at least through the remainder of fiscal 2014.

The Board has adopted stock ownership guidelines for the Outside Directors. Each Outside Director must own, within five years of his or her initial election or appointment to the Board, an amount of Shares or stock units having a value equal to five times the annual retainer component of the Outside Director’s compensation approved by the Board in the year the director was initially elected or appointed. All Outside Directors who have reached the five-year compliance date own Shares having a value exceeding this requirement.

Pursuant to the CNGC’s charter, director compensation for the Outside Directors is reviewed at least annually by the CNGC, which recommends to the Board the annual compensation for those directors. The compensation paid to the directors during fiscal 2014 is described in the table below.

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Director Compensation for Fiscal 2014 (1)

Director	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
Aida M. Alvarez	94,379	175,025	0	0	269,404
James W. Breyer(6)	41,236	0	0	0	41,236
M. Michele Burns(6)	34,725	0	13,907	2,542	51,174
James I. Cash, Jr.	169,808	175,025	0	1,092	345,925
Roger C. Corbett	84,489	175,025	0	45,332	304,846
Pamela J. Craig	22,741	93,936	0	0	116,677
Douglas N. Daft	68,489	175,025	10,044	0	253,558
Timothy P. Flynn	143,489	175,025	0	2,298	320,812
Marissa A. Mayer	83,489	175,025	0	5,093	263,607
Gregory B. Penner	103,489	175,025	0	231	278,745
Steven S Reinemund	79,808	175,025	0	2,213	257,046
H. Lee Scott, Jr.	68,489	175,025	0	1,146	244,660
Arne M. Sorenson(6)	26,044	0	0	0	26,044
Jim C. Walton	68,489	175,025	0	3,575	247,089
Christopher J. Williams	208,489	175,025	0	1,307	384,821
Linda S. Wolf	108,489	175,025	0	837	284,351

(1)	The table omits the columns for “Option Awards” and “Non-Equity Incentive Plan Compensation” because our company neither issues stock options to, nor provides non-equity incentive compensation for, Outside Directors. Michael T. Duke, C. Douglas McMillon, and S. Robson Walton are omitted from this table because they received compensation only as Associates of our company during fiscal 2014 and did not receive any additional compensation for their duties as directors. The compensation for Mr. Duke and Mr. McMillon for fiscal 2014 is disclosed in the Summary Compensation table on page 64. Mr. Walton’s annual salary as Chairman of Walmart is equal to the amount of the annual stock and cash retainer paid to Outside Directors, and is therefore currently $250,000. During fiscal 2014, our company also paid health insurance premiums for Mr. Duke, Mr. McMillon, and Mr. Walton on the same basis as for other Associates, and made 401(k) Plan matching contributions to Mr. Duke and Mr. McMillon on the same basis as for other Associates. Mr. Duke, Mr. McMillon, and Mr. Walton are also eligible to participate in our company’s other benefit plans, such as our medical insurance plan and Stock Purchase Plan, on the same basis as all other Associates.
(2)	This column represents the annual retainer paid to directors, the Board committee chair retainers, the additional payment to certain Outside Directors for serving on multiple Board committees, the additional payment to the presiding director, the additional payments to certain directors for attendance at Board meetings that required intercontinental travel from his or her residence, and the additional fee paid to members of the Audit Committee described above. The following directors elected to receive the amounts included in this column in the form of Shares, rounded to the nearest whole Share, in lieu of cash:

Director	Amount ($)	Number of Shares Received in Lieu of Cash
James W. Breyer	41,236	552
Christopher J. Williams	208,489	2,708
Pamela J. Craig	22,741	289

The following directors elected to defer the receipt of the amounts included in this column, either in the form of cash deposited into an interest-bearing account or in the form of stock units, as shown below:

Director	Amount ($)	Form of Deferral
M. Michele Burns	34,725	Cash
Douglas N. Daft	68,489	Cash
Timothy P. Flynn	143,489	Stock Units
Marissa A. Mayer	83,489	Stock Units
Gregory B. Penner	103,489	Stock Units

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(3)	In accordance with SEC rules, the amounts included in this column are the aggregate grant date fair value for stock awards granted in fiscal 2014, computed in accordance with the stock-based accounting rules that are a part of GAAP (as set forth in Financial Accounting Standards Board’s Accounting Standards Codification Topic 718). Each Outside Director elected to the Board at the 2013 Annual Shareholders’ Meeting received a stock award of 2,293 Shares on June 7, 2013. The number of Shares was determined by dividing $175,000 by $76.33, which was the closing price of a Share on the NYSE on the grant date, rounded to the nearest whole Share. Upon her appointment to the Board on November 22, 2013, Ms. Craig received a stock award of 1,177 Shares. The number of Shares was determined by dividing $93,973 (a prorated portion of the $175,000 annual stock award value) by $79.81, which was the closing price of a Share on the NYSE on the grant date, and rounding to the nearest whole Share. Dr. Cash, Mr. Daft, Mr. Flynn, Ms. Mayer, Mr. Penner, Mr. Scott, Mr. Walton, and Ms. Wolf deferred the receipt of these Shares until a later date. No current Outside Directors held options to purchase Shares as of the end of fiscal 2014. Options held by Mr. Duke and Mr. McMillon at the end of fiscal 2014 are disclosed in the Outstanding Equity Awards at Fiscal 2014 Year-End table below. The options held by Mr. Duke and Mr. McMillon were granted to them in prior years as part of their compensation for service as Associates of Walmart and not as compensation for serving as a director of our company.
(4)	The amounts in this column represent above-market interest earned on director compensation deferred to an interest-credited account under the Director Compensation Deferral Plan, as elected by the director. The interest rate on the interest-bearing account is set pursuant to the terms of the Director Compensation Deferral Plan based on the ten-year United States Treasury note yield on the first day of January plus 2.70 percent. This rate was 4.56 percent for the calendar year ended December 31, 2013, and increased to 5.70 percent for the calendar year ending December 31, 2014.
(5)	The amounts in this column include tax gross-up payments paid during fiscal 2014 relating to income attributable to spousal travel expenses, meals, and related activities in connection with certain Board meetings during fiscal 2014. For Mr. Corbett, this column also includes the aggregate cost of such spousal travel expenses, meals, and related activities in the amount of $34,928, primarily related to his travel from his residence in Australia to our Board and Board committee meetings. The cost of any such spousal travel expenses, meals, and related activities for each of the other directors is omitted from this column because the total incremental cost for such benefits for each other director was less than $10,000.
(6)	James W. Breyer, M. Michele Burns, and Arne M. Sorenson served as directors of the company for the period from February 1, 2013 to June 7, 2013 during fiscal 2014, but did not stand for reelection at the 2013 Annual Shareholders’ Meeting and rotated off the Board in accordance with our Corporate Governance Guidelines.

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CORPORATE GOVERNANCE.

Walmart Governance Highlights

RECENT GOVERNANCE ENHANCEMENTS
Recent enhancements further reinforce our commitment to exemplary corporate governance practices.

• Special Shareholders’ Meetings. Shareholders holding 10% or more of Walmart’s outstanding Shares may now request special shareholders’ meetings.

• Expanded Role of Presiding Director. The Board recently enhanced the role of the Board’s independent presiding director. See page 33 for additional information.

• Linking Executive Incentive Compensation to Compliance. For fiscal 2014, the annual cash incentive payments to each of our NEOs and certain other Executive Officers were subject to achieving certain compliance objectives. See page 54 for additional information.

• Increased Stock Ownership Guidelines. In fiscal 2014, the Board strengthened the stock ownership guidelines for our senior executives. See page 62 for additional information.

• Enhanced Compensation Recoupment Provisions Under Incentive Plans. In fiscal 2014, the Board amended the MIP and the Stock Incentive Plan to enhance the CNGC’s authority to require participants to reimburse the company for equity awards or cash incentive payments made to such participants if the CNGC determines such participants engaged in acts detrimental to the best interests of the company. See page 62 for additional information.

KEY GOVERNANCE POLICIES	COMPENSATION GOVERNANCE

• Annual election of directors who serve one-year terms (page 22)

• Majority vote standard in uncontested director elections; incumbent directors who do not receive a majority vote must offer their resignations (page 84)

• Separation of Chairman and CEO roles for more than 25 years (page 33)

• Board and Board committees conduct annual self-evaluations to identify areas in which effectiveness can be enhanced (page 35)

• Directors have full and free access to officers, other Associates, and the company’s outside advisors

• CNGC provides independent oversight of the company’s legislative affairs and public policy engagement strategy (page 35)

• CNGC and Board regularly engage in rigorous director and Executive Officer succession planning (page 35)

• Executive compensation programs closely linked to performance (page 45)

• A significant majority of our NEOs’ compensation is performance-based and exposed to fluctuations in the price of our common stock (page 50)

• Annual shareholder advisory vote on the compensation of our NEOs (page 74)

• Robust stock ownership guidelines for our directors, NEOs, and other senior officers (page 62)

• Insider Trading Policy prohibits directors and Executive Officers from using Shares as collateral for margin loans and from engaging in hedging and similar transactions (page 63)

• Directors and Executive Officers are prohibited from pledging Shares for non-margin loans without the pre-approval of Walmart’s Corporate Secretary; any pledged Shares are not considered in determining compliance with our stock ownership guidelines (page 63)

• Since 2007, the CNGC has engaged an independent consultant on executive compensation matters (page 58)

SHAREHOLDER RIGHTS	INDEPENDENCE

• No “poison pill” or similar shareholder rights plan

• Shareholders holding 10% or more of the company’s common stock may request special shareholders’ meetings

• Walmart conducts extensive shareholder outreach throughout the year (page 36)

• No supermajority voting requirements • Appointment of the company’s independent accountants is submitted annually to shareholders for ratification (page 41)

• Nine of 14 director nominees are independent (page 23)

• Audit Committee and CNGC comprised solely of Independent Directors (page 23)

• Independent presiding director with enhanced role and responsibilities (page 33)

• Board and Board committees have the power to hire independent advisors, as they deem appropriate, without management consultation

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Board and Committee Governing Documents

Each standing committee of the Board has a written charter, which sets forth the roles and responsibilities of the Board committee. In addition, the Board has adopted Corporate Governance Guidelines, as more specifically described below. Those charters, along with the company’s Corporate Governance Guidelines, provide the overall framework for our corporate governance practices. Our Corporate Governance Guidelines address, among other topics:

•	director qualifications and nomination requirements;
•	Board size, structure, and composition;
•	director stock ownership guidelines;
•	the Board’s commitment to diversified membership;
•	director duties and responsibilities;
•	the committees of the Board;
•	expectations regarding attendance at Board and Board committee meetings;
•	the leadership of the Board, including the separation of the positions of CEO and Chairman of the Board and the selection, role, and responsibilities of an independent presiding director;
•	the process for establishing the agendas of Board and Board committee meetings;
•	executive sessions of the Outside Directors and Independent Directors chaired by an independent presiding director;
•	management development and succession planning, diversity initiatives, and long-term strategic planning;
•	the directors’ full and free access to officers, other Associates of the company, and the Company’s outside advisors;
•	director compensation;
•	director orientation and continuing education;
•	the annual review of the CEO’s performance by the CNGC and the Board;
•	annual Board and Board committee self-evaluations; and
•	expected periods of service for directors.

Our Board and Board committee governance documents, including the Board committee charters, the Corporate Governance Guidelines, and other key corporate governance documents are available to our shareholders:

•	on our corporate website at http://stock.walmart.com/corporate-governance/governance-documents; or

•	in print at no charge to any shareholder who requests a copy by writing to our Investor Relations Department at: Wal-Mart Stores, Inc., Investor Relations Department, 702 Southwest 8th Street, Bentonville, Arkansas 72716-0100.

The CNGC and the Board review the Corporate Governance Guidelines, and the CNGC, the Board, and each Board committee review the Board committee charters at least annually to determine whether any updates or revisions to these documents may be necessary or appropriate.

In addition to the Corporate Governance Guidelines and the Board committee charters, you may access and review the following additional corporate governance documents on our corporate website at http://stock.walmart.com/corporate-governance/governance-documents:

•	the company’s Bylaws;
•	the company’s Code of Ethics for the CEO and Senior Financial Officers;
•	the company’s Statement of Ethics;
•	the company’s Procedures for Accounting and Audit-Related Ethics Complaints;
•	the company’s Investment Community Communications Policy;
•	the company’s Fair Disclosure Procedures;
•	the company’s Global Anti-Corruption Policy;
•	the company’s Government Relations Policy; and
•	the company’s Privacy Policy.

Walmart’s Code of Ethics for the CEO and Senior Financial Officers supplements Walmart’s Statement of Ethics, which is applicable to all directors, Executive Officers, and Associates and is also available at www.walmartethics.com. A description of any substantive amendment or waiver of Walmart’s Code of Ethics for the CEO and Senior Financial Officers or Walmart’s Statement of Ethics granted to Executive Officers or directors will be disclosed on our corporate website (http://stock.walmart. com/corporate-governance/governance-documents) for a period of 12 months after the date of the amendment or waiver. There were no substantive amendments or waivers of Walmart’s Code of Ethics for the CEO and Senior Financial Officers or Walmart’s Statement of Ethics granted to Executive Officers or directors during fiscal 2014.

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Board Leadership Structure

•	Chairman: S. Robson Walton – presides over meetings of the Board and shareholders; provides advice and counsel to the CEO and other officers; focuses on oversight and governance matters
•	Presiding Director: James I. Cash, Jr. – Independent Director; presides over the executive sessions of the Outside Directors and Independent Directors and performs the additional duties described below under the heading “Presiding Director”
•	CEO: C. Douglas McMillon – responsible for the general management and supervision of the business of our company and effectuating directives of the Board
•	Additional information about Mr. Walton, Dr. Cash, and Mr. McMillon may be found on pages 19, 12, and 17, respectively.

Separation of Chairman and CEO Roles. In accordance with our Corporate Governance Guidelines, we have separated the roles of the Chairman and the CEO of our company since 1988. We separate these roles in recognition of the differences between the two roles and the value to our company of having the distinct and different perspectives and experiences of a separate Chairman and CEO. Our CEO is responsible for the day-to-day management and supervision of the business and affairs of our company (such as reviewing performance and allocating resources as the company’s chief operating decision maker) and for ensuring that the directives of the Board are carried into effect. Our Chairman, on the other hand, is charged with presiding over all meetings of the Board and our shareholders, and providing advice and counsel to the CEO and our company’s other officers regarding our business and operations, as well as focusing on oversight and governance matters.

By separating the roles of CEO and Chairman, our CEO is able to focus his time and energy on managing Walmart’s complex daily operations, while our Chairman can devote his time and attention to addressing matters relating to the responsibilities of our Board. Our CEO and Chairman have an excellent working relationship, and, with more than 40 years of experience with Walmart, our Chairman is well positioned to provide our CEO with guidance, advice, and counsel regarding our company’s business, operations, and strategy. Moreover, we believe that having a separate Chairman focused on oversight and governance matters allows the Board to more effectively perform its risk oversight role as described below. In connection with the Board’s annual self-evaluation process, as required by our Corporate Governance Guidelines, the Board evaluates its organization and processes to ensure that the Board is functioning effectively. For the foregoing reasons, we believe that our separate CEO/Chairman structure is the most appropriate and effective leadership structure for our company and our shareholders.

Presiding Director. Walmart is committed to the independence of our Board. Pursuant to the company’s Corporate Governance Guidelines, the Independent Directors, upon recommendation of the CNGC, annually appoint an independent presiding director who presides over executive sessions of the Outside Directors and Independent Directors. Our Board has had an independent presiding director since 2004, and James I. Cash, Jr. currently serves as the presiding director. Reflecting Walmart’s commitment to ensuring that our Board acts independently of management, the Board recently amended the company’s Corporate Governance Guidelines to expand and further clarify and formalize additional authority and responsibilities of the presiding director, including:

•	serving as a liaison between the Chairman of the Board and the Independent Directors;
•	approving Board meeting agendas, schedules, and Board meeting-related information;
•	authority to call meetings of the directors, including separate meetings of the Outside Directors and Independent Directors; and
•	being available, when appropriate, for consultation with major shareholders (generally defined as holders of 2 percent or more of Walmart’s outstanding Shares).

For additional information regarding Dr. Cash, see page 12.

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The Board’s Role in Risk Oversight

•	The Board oversees the company’s risk management.
•	The Board committees, which meet regularly and report to the full Board, play active roles in fulfilling the risk oversight function.
•	The company’s management is responsible for day-to-day management of risk and is guided by robust internal processes and strong internal controls.

Taking reasonable and responsible risks is an inherent part of Walmart’s business, just as it is with any business, and is critical to our continued innovation, growth, and achievement of our strategic objectives. In order to ensure the long-term success and financial strength of our company, the Board and the Board committees play an active role in overseeing the management of risks that could potentially impact the company’s operations. Such risks could include operational, legal, regulatory, financial, reputational, and other risks. The Board does not view risk in isolation, but instead considers risk in connection with virtually every business decision it makes and as part of the company’s approach to its business strategy. The company has robust internal processes and a strong internal control environment that facilitate the identification and management of risk by the company’s management, the Board, and the Board committees.

The Board carries out its risk oversight function both as a whole and through delegation of certain risk management responsibilities to the Board committees, which report regularly to the Board. The Audit Committee is responsible for reviewing and discussing with management the company’s risk identification, risk assessment, and risk management processes and policies, including the company’s enterprise-wide risk management program, as well as the company’s financial and other risk exposures and the steps management has taken to monitor and control such exposures, including the ongoing enhancement of Walmart’s global compliance program. The Audit Committee is also responsible for discussing with management and advising the Board with respect to the company’s policies, processes, and procedures regarding compliance with applicable laws and regulations, the company’s Statement of Ethics, and the company’s Code of Ethics for the CEO and Senior Financial Officers. Further, the Audit Committee oversees, and receives regular reports from management regarding, the company’s information technology and data security programs and processes, including security measures designed to protect information about our customers and other third parties. The Audit Committee meets regularly with the company’s CEO, CFO, global chief compliance officer, global chief ethics officer, and other appropriate members of management regarding the implementation and effectiveness of the company’s compliance and ethics programs. In addition, the Audit Committee oversees internal investigatory matters, including the ongoing internal investigation into alleged violations of the FCPA and other alleged crimes or misconduct in connection with certain foreign subsidiaries, and oversees the continuing enhancements to Walmart’s global compliance program.

The other Board committees also play a significant role in the Board’s oversight of risk. For example, the CNGC is charged with developing and recommending to the Board the corporate governance principles applicable to the company; implementing incentive compensation programs with features that mitigate risk without diminishing the incentive nature of the compensation; reviewing and assessing the company’s compliance with the corporate governance requirements established by the NYSE, the requirements established under SOX and the Dodd-Frank Wall Street Reform and Consumer Protection Act and related SEC rules and regulations, and other applicable corporate governance laws and regulations; reviewing and advising the Board and management regarding the company’s reputation with external constituencies, the company’s social, community, sustainability, and charitable giving initiatives and strategies; and reviewing and advising management regarding the company’s legislative affairs and public policy engagement strategy. Furthermore, the SPFC regularly reviews with management the company’s financial status and advises management and the Board regarding financial matters, including the company’s global financial policies and practices, the company’s capital structure and capital expenditures, annual financial plans, dividend policy, and matters pertaining to potential acquisitions and divestitures. The CNGC’s and the SPFC’s review of these matters necessarily includes an analysis of any risks associated with such matters. Additional information regarding the roles and responsibilities of our Board committees can be found under “Board Committees” beginning on page 25.

When a Board committee receives an update on a risk-related matter, the chair of the relevant Board committee reports on the discussion to the full Board during the Board committee reports portion of the next Board meeting. The open communication between the company’s management and the Board and the Board committees, and between the Board and the chairs and the other members of the Board committees, enables the Board, Board committees, and management to coordinate the risk oversight role in a manner that serves the long-term interests of the company and our shareholders.

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Oversight of the Company’s Legislative Affairs and Public Policy Engagement Strategy

Walmart participates in the political process when we believe that doing so will serve the best interests of the company and our shareholders. Walmart is committed to engaging in the political process as a good corporate citizen and in a manner that complies with all applicable laws. Over the years, Walmart has provided greater transparency regarding the company’s political engagement. Consistent with our commitment to participating in the political process in a thoughtful and compliant manner, in fiscal 2014, the Board amended the charter of the CNGC, requiring the CNGC to review and advise management regarding the company’s legislative affairs and public policy engagement strategy. Similarly, pursuant to its charter, the CNGC is further responsible for reviewing and advising management regarding the company’s charitable giving strategy and the company’s social, community, and sustainability initiatives. For additional information regarding Walmart’s engagement in the political process, please see Walmart’s Global Responsibility Report, available at http://corporate.walmart.com/global-responsibility/, as well as Walmart’s Government Relations Policy, available at http://corporate.walmart.com/government-relations-policy.

Management Development and Succession Planning

Our Board has a thorough process in place regarding senior management development and succession planning. The CNGC has primary responsibility for reviewing and establishing for the full Board’s approval the succession planning and retention practices for our Executive Officers and other senior leaders. Executive Officer succession planning and senior management development is a regular topic on the agendas for the meetings of the CNGC. At these meetings, the members of our CNGC, in consultation with our CEO, our Executive Vice President, Global People, and others as the CNGC may deem appropriate, engage in comprehensive deliberations regarding the development and evaluation of current and potential senior leaders, as well as the development of executive succession plans, including succession plans for our CEO position. The Board, upon recommendation of the CNGC, has also separately developed a CEO succession planning process to address certain unanticipated events and emergency situations.

After serving as our CEO for five years, Michael T. Duke retired from that position effective January 31, 2014. Pursuant to the CNGC’s and the Board’s robust succession planning process described above, the Board appointed C. Douglas McMillon to succeed Mr. Duke as our CEO effective February 1, 2014. Mr. McMillon was also appointed to the Board effective November 22, 2013. Mr. Duke continues to serve as Chairman of the Executive Committee of the Board, and in that capacity, he, among other things, provides advice and counsel to Mr. McMillon, as requested, to help ensure a smooth transition in the CEO role. Mr. McMillon joined Walmart in 1990 as an assistant store manager, and since that time, he has held numerous leadership positions in our company, including Executive Vice President, President and CEO, Walmart International, and Executive Vice President, President and CEO, Sam’s Club. For additional information regarding Mr. McMillon, see page 17.

Board and Committee Evaluations

Each year, the Board and each Board committee conduct a self-evaluation by means of extensive written questionnaires completed by each director and committee member. These anonymous questionnaires are administered by a third party and are designed to elicit candid feedback regarding the effectiveness of the Board and Board committees, Board and Board committee structure and dynamics, and areas where the Board and Board committees could improve their effectiveness.

In fiscal 2014, we further enhanced our Board and Board committee evaluation process by supplementing the written questionnaires with confidential one-on-one interviews of our directors conducted by an independent, third-party expert, who works with our Chairman and the Chair of the CNGC to develop suggested action plans. The full Board and each Board committee discuss the results of these evaluations at their next meetings.

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Board Attendance at Annual Shareholders’ Meetings

The Board has adopted a policy stating that all directors are expected to attend the company’s annual shareholders’ meetings. While the Board understands that there may be situations that prevent a director from attending an annual shareholders’ meeting, the Board encourages all directors to make attendance at all annual shareholders’ meetings a priority. Each of the 14 individuals nominated by the Board for election to the Board at the 2013 Annual Shareholders’ Meeting attended the 2013 Annual Shareholders’ Meeting. In addition, Mr. Scott and Mr. Williams, as well as Ms. Burns, who did not stand for reelection at the 2013 Annual Shareholders’ Meeting, attended that meeting.

Communications with the Board

The Board welcomes communications from shareholders and other interested parties and believes that such communications are an important part of our corporate governance practices. Therefore, we provide shareholders and other interested parties with a number of methods for communicating with the Board or individual directors.

Shareholders and other interested parties may write to the Board or individual members of the Board at:

Name of Director(s) or Board of Directors c/o Gordon Y. Allison, Vice President and General Counsel, Corporate Division Wal-Mart Stores, Inc. 702 Southwest 8th Street Bentonville, Arkansas 72716-0215

Shareholders and other interested parties
also may e-mail the entire Board at
directors@wal-mart.com;
the Independent Directors at
independentdirectors@wal-mart.com;
the Non-Management Directors at
nonmanagementdirectors@wal-mart.com; and any
individual director, at the full name of the director
as listed in this proxy statement followed by
“@wal-mart.com.” For example, shareholders
may e-mail S. Robson Walton, Chairman, at
srobsonwalton@wal-mart.com.

Our company receives a large volume of correspondence regarding a wide range of subjects each day. As a result, our individual directors are often not able to respond to all communications directly. Therefore, our Board has established a process for managing communications to the Board and individual directors.

Communications directed to the Board or individual directors are reviewed to determine whether, based on the facts and circumstances of the communication, a response on behalf of the Board or an individual director is appropriate. If a response on behalf of the Board or an individual director is appropriate, Walmart will assist the Board or individual director in gathering all relevant information and preparing a proposed response for the Board’s or the individual director’s review and approval.

Communications related to day-to-day management functions or operations are typically directed to an appropriate member of management for a response. Further, Walmart will typically not distribute to the Board or an individual director communications of a threatening or personal nature, voluminous or mass mailings on the same subject matter, business solicitations or advertisements, surveys, or other communications otherwise inappropriate for the Board’s or an individual director’s consideration. Walmart maintains records of communications directed to the Board and individual directors, and these records are available to our directors at any time upon request.

Shareholder Outreach and Engagement

The company’s relationship with its shareholders is a critical part of our corporate governance processes, and we recognize the value of taking their views into account. We conduct shareholder outreach throughout the year to ensure that management and the Board understand and consider the issues of importance to our shareholders and are able to address them appropriately. We value comments from shareholders, customers, and others about our business, and we appreciate that we receive input from many stakeholders on a daily basis. Specifically related to the investment community, we receive regular analysts’ reports about our business and interact from time to time with analysts, banks, and rating agencies. This feedback helps us improve.

Our company’s investor relations (“IR”) department is the key point of contact for shareholder interaction with the company. Shareholders may access information about our company through our website at http://stock.walmart.com. This website features a wide variety of information relevant to shareholders, including recent company financial news, information regarding company events, our corporate governance documents, our Annual Reports to Shareholders, Global Responsibility Reports, SEC reports, proxy statements, and stock information, among

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other items. In fiscal 2014, we made enhancements to the IR website to include a special section for investors with a particular interest in environmental, social, and governance (“ESG”) matters. On this section of the IR website, shareholders and other interested parties can access updates regarding Walmart’s initiatives and progress on ESG matters, including archived webcasts that feature company leaders discussing various ESG topics.

Shareholders can also contact IR through our investor hotline at (479) 273-6463, through email at wmirqa@walmart.com, or through providing feedback via our IR smartphone app, WMT IR. The Walmart IR smartphone app is free and available for iPad, iPhone, and Android devices. IR responds to inquiries from shareholders – ranging from individuals to institutional shareholders – and conveys the company’s position on a wide range of issues that matter to our shareholders. When appropriate, the IR team partners with subject matter experts from other company departments, such as legal, compliance, sustainability, operations, merchandising, and other areas to provide additional context and insight regarding the company’s response to a shareholder inquiry. We have had success engaging with parties to understand shareholder concerns and reaching resolutions on issues that are in the best interests of our shareholders. Beyond our standard means of communication, in 2013, members of management spoke at numerous industry and investment community conferences, and we also conducted activities and events such as store tours, investor road shows, analyst meetings, investor conferences, and the 2013 Annual Shareholders’ Meeting. Finally, as noted above, the Board recently amended our Corporate Governance Guidelines to provide that the Board’s independent presiding director will, when deemed appropriate, be available for consultation with major shareholders.

Compensation Committee Report

The CNGC has reviewed and discussed with our company’s management the CD&A included in this proxy statement and, based on that review and discussion, the CNGC recommended to the Board that the CD&A be included in this proxy statement.

The CNGC submits this report:

Aida M. Alvarez
Douglas N. Daft
Linda S. Wolf, Chair

Compensation Committee Interlocks and Insider Participation

None of the directors who served on the CNGC at any time during fiscal 2014 (including the current CNGC members listed above on page 26 and Steven S Reinemund, who served on the CNGC until June 7, 2013) were officers or Associates of Walmart or were former officers or Associates of Walmart. Further, none of the members who served on the CNGC at any time during fiscal 2014 had any relationship with our company requiring disclosure under the section of this proxy statement entitled “Related Person Transactions.” Finally, no Executive Officer serves, or in the past fiscal year has served, as a director of, or as a member of the compensation committee (or other board committee performing equivalent functions) of, any entity that has one or more of its executive officers serving as a director of Walmart or as a member of the CNGC.

Audit Committee Report

The Audit Committee consists of four Outside Directors, each of whom has been determined by the Board to meet the heightened independence criteria applicable to Audit Committee members and to satisfy the financial literacy requirements of the NYSE Listed Company Rules and the applicable rules of the SEC. Each member of the Audit Committee has also been determined by the Board to be an “audit committee financial expert” as defined under applicable SEC rules and regulations. The members of the Audit Committee are James I. Cash, Jr.; Pamela J. Craig; Timothy P. Flynn; and Christopher J. Williams, the Chair of the Audit Committee. Additional information regarding the members of the Audit Committee and the Audit Committee’s roles and responsibilities is set forth under “Proposal No. 1 – Election of Directors” and “Board Committees” on pages 11 – 19 and 25 – 26 of this proxy statement.

The Audit Committee held 22 meetings in fiscal 2014, 13 of which related primarily to its ongoing FCPA-related investigation and compliance matters. Additional information about the Audit Committee’s role in the investigation may be found under “Compensation of the Directors” on page 28. During fiscal 2014, at its regularly scheduled in-person meetings, the Audit Committee had separate private sessions with our company’s

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CEO, CFO, chief audit executive, global chief compliance officer, global chief ethics officer, the independent accountants, and others, during which sessions candid discussions regarding our company’s financial, accounting, auditing, and internal control over financial reporting, compliance, and ethics matters took place. Throughout the year, the Audit Committee had full access to management, the independent accountants, and internal auditors. The Audit Committee has retained independent legal counsel and met periodically with its legal counsel throughout fiscal 2014 regarding the FCPA-related investigation and ongoing enhancements to our global compliance program.

The Audit Committee’s meeting agendas are established by the Chair of the Audit Committee in consultation with the chief audit executive, the company’s Corporate Secretary, and other members of senior management.

The Audit Committee operates pursuant to a written charter, which may be found in the “Corporate Governance” section of Walmart’s website located at http://stock.walmart.com/corporate-governance/governance-documents. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.

To fulfill its oversight responsibilities as detailed in its charter, the Audit Committee did, among other things, the following in fiscal 2014 or subsequent to fiscal 2014 for matters related to fiscal 2014:

•	reviewed and discussed with Walmart’s management and the independent accountants Walmart’s audited consolidated financial statements for fiscal 2014;
•	reviewed management’s representations that those consolidated financial statements were prepared in accordance with GAAP and fairly present the consolidated results of operations and consolidated financial position of our company for the fiscal years and as of the dates covered by those consolidated financial statements;
•	discussed with the independent accountants the matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board (the “PCAOB”), including matters related to the planning and results of the audit of Walmart’s consolidated financial statements;
•	received the written disclosures and the letter from E&Y required by applicable requirements of the PCAOB relating to E&Y’s communications with the Audit Committee concerning independence, and discussed with E&Y its independence;
•	based on the review and discussions with management and the independent accountants discussed above, recommended to the Board that Walmart’s audited annual consolidated financial statements for fiscal 2014 be included in Walmart’s Annual Report on Form 10-K for fiscal 2014 filed with the SEC;
•	monitored and reviewed audit, audit-related, and non-audit services performed for Walmart by E&Y and considered whether E&Y’s provision of non-audit services was compatible with maintaining its independence from Walmart;
•	evaluated the global performance of our company’s independent accountants and determined whether to select the current independent accountants or to consider other audit firms. In doing so, the Audit Committee considered, among other things, the quality and efficiency of the services provided, including the results of a global internal survey of E&Y’s performance, the technical capabilities of the engagement teams, external data concerning E&Y’s audit quality and performance obtained from reports of the PCAOB regarding E&Y, and the engagement teams’ understanding of our company’s global business. Based on this evaluation and after discussions with our company’s senior financial management, the Audit Committee selected and appointed E&Y as Walmart’s independent accountants to audit and report on the annual consolidated financial statements of Walmart to be filed with the SEC prior to Walmart’s annual shareholders’ meeting to be held in calendar year 2015;
•	participated in the selection of the independent accountant’s lead engagement partner and monitored the planned transition to a new lead engagement partner in conjunction with the mandated rotation of the independent accountant’s lead engagement partner;
•	monitored the progress and results of the testing of internal control over financial reporting pursuant to Section 404 of SOX, reviewed a report from management and the internal auditors of our company regarding the design, operation, and effectiveness of internal control over financial reporting, and reviewed an attestation report from E&Y regarding the effectiveness of internal control over financial reporting;
•	reviewed the fiscal 2014 internal audit plan;
•	reviewed the company’s related person transactions;
•	reviewed with members of senior management significant risks identified by management in various areas of the company, including legal, compliance, ethics, and information technology; and
•	received reports from management regarding our company’s policies, processes, and procedures regarding compliance with applicable laws and regulations and Walmart’s Statement of Ethics, all in accordance with the Audit Committee’s charter.

The Audit Committee submits this report:

James I. Cash, Jr.
Pamela J. Craig
Timothy P. Flynn
Christopher J. Williams, Chair

Audit Committee Financial Experts

The Board has determined that James I. Cash, Jr., Pamela J. Craig, Timothy P. Flynn, and Christopher J. Williams are “audit committee financial experts” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K of the SEC, and that all members of the Audit Committee are “independent” under Section 10A(m)(3) of the Exchange Act, the SEC’s Rule 10A-3, and the requirements set forth in the NYSE Listed Company Rules.

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Audit Committee Pre-Approval Policy

To ensure the independence of our independent accountants and to comply with applicable securities laws, the NYSE Listed Company Rules, and the Audit Committee charter, the Audit Committee is responsible for reviewing, deliberating on, and, if appropriate, pre-approving all audit, audit-related, and non-audit services to be performed for our company by the independent accountants. For that purpose, the Audit Committee has established a policy and related procedures regarding the pre-approval of all audit, audit-related, and non-audit services to be performed by our company’s independent accountants (the “Pre-Approval Policy”).

The Pre-Approval Policy provides that our company’s independent accountants may not perform any audit, audit-related, or non-audit service for Walmart, subject to those exceptions that may be permitted by applicable law, unless: (i) the service has been pre-approved by the Audit Committee; or (ii) Walmart engaged the independent accountants to perform the service pursuant to the pre-approval provisions of the Pre-Approval Policy. In addition, the Pre-Approval Policy prohibits the Audit Committee from pre-approving certain non-audit services that are prohibited from being performed by our company’s independent accountants by applicable securities laws. The Pre-Approval Policy also provides that Walmart’s corporate controller will periodically update the Audit Committee as to services provided by the independent accountants. With respect to each such service, the independent accountants provide detailed back-up documentation to the corporate controller.

Pursuant to the Pre-Approval Policy, the Audit Committee has pre-approved certain categories of services to be performed by the independent accountants and a maximum amount of fees for each category. The Audit Committee annually reassesses these service categories and the associated fees. Individual projects within the approved service categories have been pre-approved only to the extent that the fees for each individual project do not exceed a specified dollar limit, which amount is reassessed annually. Projects within a pre-approved service category with fees in excess of the specified fee limit for individual projects may not proceed without the specific prior approval of the Audit Committee (or a member to whom pre-approval authority has been delegated). In addition, no project within a pre-approved service category will be considered to have been pre-approved by the Audit Committee if the project would cause the maximum amount of fees for the service category to be exceeded, and the project may only proceed with the prior approval of the Audit Committee (or a member to whom pre-approval authority has been delegated) to increase the aggregate amount of fees for the service category.

At least annually, the Audit Committee designates a member of the Audit Committee to whom it delegates its pre-approval responsibilities. That member has the authority to approve interim requests as set forth above within the defined, pre-approved service categories, as well as interim requests to engage Walmart’s independent accountants for services outside the Audit Committee’s pre-approved service categories. The member has the authority to pre-approve any audit, audit-related, or non-audit service that falls outside the pre-approved service categories, provided that the member determines that the service would not compromise the independent accountants’ independence and the member informs the Audit Committee of his or her decision at the Audit Committee’s next regular meeting. The Audit Committee approved all of the audit-related fees, tax fees, and all other fees paid to the company’s independent accountants in fiscal 2014.

Transaction Review Policy

The Board has adopted a written policy (the “Transaction Review Policy”) applicable to: all Walmart officers who serve as Executive Vice Presidents or above; all directors and director nominees; all shareholders beneficially owning more than five percent of Walmart’s outstanding Shares; and the immediate family members of each of the preceding persons (collectively, the “Covered Persons”). Any entity in which a Covered Person has a direct or indirect material financial interest or of which a Covered Person is an officer or holds a significant management position (each a “Covered Entity”) is also covered by the policy. The Transaction Review Policy applies to any transaction or series of similar or related transactions in which a Covered Person or Covered Entity has a direct or indirect material financial interest and in which Walmart is a participant (each, a “Covered Transaction”).

Under the Transaction Review Policy, each Covered Person is responsible for reporting to Walmart’s chief audit executive any Covered Transactions of which he or she has knowledge. Walmart’s chief audit executive, with the assistance of other appropriate Walmart personnel, reviews each Covered Transaction and submits the results of such review to the Audit Committee. The Audit Committee reviews each Covered Transaction and either approves or disapproves the transaction. To approve a Covered Transaction, the Audit Committee must find that:

•	the substantive terms and negotiation of the Covered Transaction are fair to Walmart and its shareholders and the substantive terms are no less favorable to Walmart and its shareholders than those in similar transactions negotiated at an arm’s-length basis; and
•	if the Covered Person is a director or officer of Walmart, he or she has otherwise complied with the terms of Walmart’s Statement of Ethics as it applies to the Covered Transaction.

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The Audit Committee may also ratify a Covered Transaction of which prior approval and review was not sought if the Audit Committee determines that the Covered Transaction meets the criteria above and the failure to obtain pre-approval was unintentional or inadvertent.

The following categories of transactions are exempt from review and approval under the Transaction Review Policy:

•	transactions that involve a monetary value of less than $120,000;
•	transactions that result from a competitive bid process;
•	ordinary banking transactions; and
•	any series of substantially similar transactions after the Audit Committee has reviewed and approved a single transaction of that type as meeting the requirements of the policy.

Related Person Transactions

This section discusses certain direct and indirect relationships and transactions involving Walmart and certain of its directors, Executive Officers, the beneficial owners of more than five percent of the Shares outstanding, and certain immediate family members of the foregoing. Walmart believes that the terms of the transactions described below are comparable to terms that would have been reached by unrelated parties in arm’s-length transactions.

•	Dr. G. David Gearhart, the Chancellor of the University of Arkansas at Fayetteville (the “University”), is the brother of Jeffrey J. Gearhart, an Executive Officer. During fiscal 2014, Walmart paid the University approximately $1.5 million, including approximately $860,500 for the use of facilities of the University in connection with Walmart’s 2013 Annual Shareholders’ Meeting, the meetings of Associates held during the week of the 2013 Annual Shareholders’ Meeting, and other meetings and events during fiscal 2014; approximately $133,200 for academic studies and educational services; and approximately $332,000 in contributions and sponsorships. Walmart expects that in fiscal 2015 it will continue to use University facilities for similar events, pay the University for studies and services, and make similar contributions to the University.
•	Lori Haynie, the sister of C. Douglas McMillon, a director of Walmart and an Executive Officer, is an executive officer of Mahco, Incorporated (“Mahco”). During fiscal 2014, Walmart paid Mahco and its subsidiaries approximately $13.4 million in connection with Walmart’s purchases of sporting goods and related products. Walmart expects to purchase similar types of products from Mahco during fiscal 2015.
•	Marissa A. Mayer, a director of Walmart, is the president and chief executive officer and a director of Yahoo! Inc. (“Yahoo!”). During fiscal 2014, Walmart paid Yahoo! and its subsidiaries approximately $9.0 million in connection with Walmart’s purchases of advertising space on Yahoo! websites. Walmart expects to purchase similar amounts of advertising space from Yahoo! during fiscal 2015.
•	Eric S. Scott, the son of H. Lee Scott, Jr., a director of Walmart, is the chairman, a director, and an indirect equity owner of Cheyenne Industries, Inc. (“Cheyenne”). Walmart paid Cheyenne and its subsidiaries approximately $32.0 million during fiscal 2014 in connection with Walmart’s purchases of home furnishing and related products from Cheyenne and its subsidiaries. Walmart expects to continue to purchase similar products from Cheyenne and its subsidiaries during fiscal 2015.
•	Arne M. Sorenson, a director of Walmart who did not stand for reelection at the 2013 Annual Shareholders’ Meeting and, therefore, ceased to be a director of Walmart on June 7, 2013, is the president and chief executive officer and a director of Marriott International, Inc. (“Marriott”). During fiscal 2014, Walmart paid or reimbursed payments made to Marriott and its subsidiaries in the amount of approximately $13.5 million for hotel, lodging, and business travel-related services, and Walmart received payments of approximately $2.035 million from Marriott for purchases of merchandise from Walmart. Walmart anticipates that it will continue to purchase hotel, lodging, and other business travel-related services from Marriott, and Marriott will continue to purchase merchandise from Walmart during fiscal 2015.
•	During fiscal 2014, a banking corporation that is collectively owned by Jim C. Walton, S. Robson Walton, and a trust of which Jim C. Walton is the trustee, and certain of that banking corporation’s bank subsidiaries made payments to Walmart in the approximate aggregate amount of $1.0 million for supercenter and Neighborhood Market banking facility rent pursuant to negotiated arrangements. The banking corporation and its affiliates made other payments to Walmart pursuant to similar arrangements that were awarded by Walmart on a competitive-bid basis. The leases of banking facility space and leases of ATM sites in various stores remain in effect, and it is anticipated that in fiscal 2015 such banking corporation and its affiliates will pay Walmart approximately $1.0 million pursuant to those leases not awarded on a competitive-bid basis.
•	Stephen P. Weber, a senior manager in Walmart’s Information Systems Division, is the son-in-law of Michael T. Duke, a director of Walmart and an Executive Officer. For fiscal 2014, Walmart paid Mr. Weber a salary of approximately $125,500, a payment pursuant to the MIP of approximately $35,800, and other benefits totaling approximately $14,400 (including Walmart’s matching contributions to Mr. Weber’s 401(k) Plan account and health insurance premiums). Mr. Weber also received a grant of 449 restricted stock rights during fiscal 2014. Mr. Weber continues to be an Associate, and, in fiscal 2015, he may receive compensation and other benefits in amounts similar to or greater than those he received during fiscal 2014.
•	Nichole R. Bray, a senior manager in the company’s Information Systems Division, is the sister-in-law of C. Douglas McMillon, a director of Walmart and an Executive Officer. For fiscal

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2014, Walmart paid Ms. Bray a salary of approximately $123,800, a payment pursuant to the MIP of approximately $35,300, and other benefits totaling approximately $17,800 (including Walmart’s matching contributions to Ms. Bray’s 401(k) Plan account and health insurance premiums). In fiscal 2014, Ms. Bray also received a grant of 449 restricted stock rights. Ms. Bray continues to be an Associate, and in fiscal 2015, she may receive compensation and other benefits in amounts similar to or greater than those she received during fiscal 2014.
•	Greg T. Bray, a senior director in Walmart’s Finance department, is the brother-in-law of C. Douglas McMillon, a director of Walmart and an Executive Officer. For fiscal 2014, Walmart paid Mr. Bray a salary of approximately $163,890, a payment pursuant to the MIP of approximately $56,750, and other benefits totaling approximately $18,000 (including Walmart’s matching contributions to Mr. Bray’s 401(k) Plan account and health insurance premiums). In fiscal 2014, Mr. Bray also received a grant of 641 restricted stock rights. Mr. Bray continues to be an Associate, and in fiscal 2015, he may receive compensation and other benefits in amounts similar to or greater than those he received during fiscal 2014.
•	Timothy K. Togami, a senior director in Walmart’s Human Resources department, is the brother-in-law of Rollin L. Ford, an Executive Officer. For fiscal 2014, Walmart paid Mr. Togami a salary of approximately $175,900, a payment pursuant to the MIP of approximately $57,400, and other benefits totaling approximately $21,100 (including Walmart’s matching contributions to Mr. Togami’s 401(k) Plan account and health insurance premiums). Mr. Togami also received a grant of 641 restricted stock rights in fiscal 2014. Mr. Togami continues to be an Associate, and, in fiscal 2015, he may receive compensation and other benefits in amounts similar to or greater than those he received during fiscal 2014.
•	Jessica Ford Salmon, a senior manager at Sam’s Club, is the daughter of Rollin L. Ford, an Executive Officer. For fiscal 2014, Walmart paid Ms. Salmon a salary of approximately $83,500, a payment pursuant to the MIP of approximately $16,900, and other benefits totaling approximately $6,200 (including Walmart’s matching contributions to Ms. Salmon’s 401(k) Plan account and health insurance premiums). In fiscal 2014, Ms. Salmon also received a grant of 192 restricted stock rights. Ms. Salmon continues to be an Associate, and in fiscal 2015, she may receive compensation and other benefits in amounts similar to or greater than those she received during fiscal 2014.

Proposal No. 2	Ratification of Independent Accountants

Although shareholder ratification is not required, the appointment of E&Y as the company’s independent accountants for fiscal 2015 is being submitted for ratification at the 2014 Annual Shareholders’ Meeting because the Board believes doing so is a matter of good corporate governance practice. Furthermore, the Audit Committee will take the shareholders’ vote on this matter into consideration in future deliberations. If E&Y’s selection is not ratified at the 2014 Annual Shareholders’ Meeting, the Audit Committee will consider the engagement of other independent accountants. The Audit Committee may terminate E&Y’s engagement as the company’s independent accountants without the approval of the company’s shareholders whenever the Audit Committee deems termination appropriate.

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent accountants. The Audit Committee has appointed E&Y as the company’s independent accountants to audit the consolidated financial statements of the company for fiscal 2015. E&Y and its predecessor, Arthur Young & Company, have been Walmart’s independent accountants since prior to the company’s initial offering of securities to the public in 1970. E&Y served as the company’s independent accountants for fiscal 2014 and audited and reported on the company’s annual consolidated financial statements for that year.

The Audit Committee annually reviews E&Y’s independence and performance in determining whether to retain E&Y or engage another independent registered public accounting firm as our company’s independent accountants. As part of that annual review, the Audit Committee considers, among other things, the following:

•	The quality and efficiency of the current and historical services provided to our company by E&Y, including the results of an annual internal survey of key global financial management;
•	E&Y’s capability and expertise in handling the breadth and complexity of our company’s global operations;
•	External data on E&Y’s audit quality and performance obtained from recent Public Company Accounting Oversight Board reports regarding E&Y;
•	E&Y’s independence from our company;
•	The appropriateness of E&Y’s fees; and
•	E&Y’s tenure as our company’s independent accountants, including the benefits of having a long-tenured auditor.

Based on this evaluation, the Audit Committee believes that E&Y is independent and well qualified to serve as our company’s independent accountants. Further, the Audit Committee and the Board believe it is in the best interests of Walmart and our company’s shareholders to retain E&Y as our company’s independent accountants for fiscal 2015.

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Representatives of E&Y will attend the 2014 Annual Shareholders’ Meeting. They will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

E&Y’s fees billed for fiscal 2014 and fiscal 2013 were as follows:

	Fiscal 2014	Fiscal 2013
Audit Fees	$17,030,000	$16,618,000
Audit-Related Fees	$1,288,000	$900,000
Tax Fees	$819,000	$1,165,000
All Other Fees	$0	$0
TOTAL FEES	$19,137,000	$18,683,000

A description of the types of services provided in each category is as follows:

Audit Fees – Includes the audit of the company’s annual consolidated financial statements, the audit of the effectiveness of internal control over financial reporting, the review of the company’s quarterly reports on Form 10-Q, statutory audits required internationally, and consents for and review of registration statements filed with the SEC.

Audit-Related Fees – Includes audits of the company’s employee benefit plans, due diligence in connection with acquisitions, accounting consultations related to GAAP, the application of GAAP to proposed transactions, statutory financial statement audits of non-consolidated affiliates, and work related to the company’s compliance with its obligations under SOX.

Tax Fees – Includes tax compliance at international locations, domestic and international tax advice and planning, assistance with tax audits and appeals, and tax planning for acquisitions and restructurings.

None of the services described above were approved pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.

For the above reasons, the Board recommends that the shareholders vote FOR the ratification of E&Y as the company’s independent accountants for fiscal 2015.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In the following pages, we highlight the principal executive compensation practices that we have implemented to help achieve our company’s performance objectives and serve the long-term interests of our shareholders. We also discuss how our CEO, CFO, and certain other Executive Officers (our NEOs) were compensated in fiscal 2014 (February 1, 2013 through January 31, 2014) and describe how their fiscal 2014 compensation fits within our executive compensation philosophy. For fiscal 2014, our NEOs were:

•	Michael T. Duke. Mr. Duke joined our company in 1995 and served in a number of positions prior to becoming President and CEO in February 2009. Mr. Duke retired as President and CEO effective January 31, 2014.
•	C. Douglas McMillon. Mr. McMillon joined our company in 1990 and was promoted to Executive Vice President, President and CEO, Walmart International in February 2009. Effective February 1, 2014, Mr. McMillon was promoted to President and CEO of Walmart.
•	Charles M. Holley, Jr. Mr. Holley joined our company in 1994 and was promoted to his current position of Executive Vice President and CFO in December 2010.
•	William S. Simon. Mr. Simon joined our company in 2006 and was promoted to his current position of Executive Vice President, President and CEO, Walmart U.S. in June 2010.
•	Neil M. Ashe. Mr. Ashe has served as our Executive Vice President, President and CEO, Global eCommerce since joining our company in January 2012.
•	Rosalind G. Brewer. Ms. Brewer joined our company in 2006 and was promoted to her current position of Executive Vice President, President and CEO, Sam’s Club in February 2012.

Disclosure regarding Ms. Brewer’s compensation for fiscal 2014 is not required under SEC rules. Nevertheless, we have included fiscal 2014 compensation information for Ms. Brewer in this proxy statement on the same basis as our other NEOs. We chose to include this information in the proxy statement in order to provide shareholders with compensation information regarding the leaders of each of our three operating segments. Including this information regarding Ms. Brewer’s compensation also provides shareholders an opportunity to review the performance of our Sam’s Club segment and how Sam’s Club performance fits into our incentive plans.

Fiscal 2014 Financial Performance

During fiscal 2014, we operated in a challenging global environment for retail. Low inflation, relatively high unemployment, fragile consumer confidence, and reductions in government benefits led to modest consumer spending in the U.S., while some international markets were impacted by higher taxes and tighter consumer credit. During fiscal 2014:

•	Consolidated net sales reached $473.1 billion for the year, an increase of $7.5 billion, or 1.6 percent. Currency negatively impacted net sales by approximately $5.1 billion, and acquisitions added approximately $0.7 billion. Without the impact of currency and acquisitions, consolidated net sales would have been $477.5 billion, a 2.5 percent increase over fiscal 2013.
•	Our diluted earnings per share from continuing operations (“EPS”) were $4.85, which includes the impact of a number of discrete items in the fourth quarter of fiscal 2014. These discrete items negatively impacted consolidated net income by approximately $0.9 billion and EPS by $0.26.
•	Our Walmart U.S. segment grew operating income by 4.0 percent and grew operating income faster than sales, with its net sales increasing by 1.8 percent during fiscal 2014. While Walmart U.S. net sales grew faster than expenses, Walmart U.S. comparable store sales decreased 0.6 percent during fiscal 2014. The Walmart U.S. results were negatively impacted by increased payroll taxes, reductions in benefits under the federal Supplemental Nutrition Assistance Program (“SNAP”) and frequent and severe winter storms during the first and fourth quarters of fiscal 2014.
•	Walmart International delivered solid net sales growth of 4.6 percent on a constant currency basis, excluding acquisitions, during fiscal 2014. Walmart International operating income, on a constant currency basis, excluding acquisitions, decreased in fiscal 2014.
•	Excluding fuel, Sam’s Club net sales grew more slowly than expected at 1.6 percent, while Sam’s Club operating income increased 1.9 percent over fiscal 2013.

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•	Our global eCommerce sales attributable to our three operating segments, including sales from our Yihaodian acquisition, grew to over $10 billion during fiscal 2014, a 30 percent increase over fiscal 2013.
•	Return on investment (“ROI”) during fiscal 2014 was 17.0 percent, down from 18.1 percent during fiscal 2013. Excluding discrete items, our ROI would have decreased by a lesser amount.
•	Despite operating results below expectations, we again delivered solid returns to our shareholders, with our stock price increasing approximately 6.8 percent during fiscal 2014. During fiscal year 2014, we also repurchased approximately 89 million Shares for $6.7 billion, and paid approximately $6.1 billion in dividends to our shareholders.

The CNGC sets challenging goals for our annual and long-term incentive programs. The fiscal 2014 performance described above did not achieve target goals set by the CNGC under these programs, and therefore resulted in below-target payouts under these programs (see pages 45-46).

For more information regarding our financial performance during fiscal 2014, see our Annual Report on Form 10-K for fiscal 2014 filed with the SEC on March 21, 2014. Our ROI, the constant currency consolidated net sales, excluding acquisitions, of our company during fiscal 2014 and the increase in such net sales over fiscal 2013, the increase in constant currency net sales, excluding acquisitions, of Walmart International during fiscal 2014, the increase in net sales and operating income, excluding fuel, of Sam’s Club during fiscal 2014, and other financial measures discussed above are considered to be non-GAAP measures under SEC rules. Information about how we calculate these financial measures, reconciliations to the most directly comparable financial measures calculated in accordance with GAAP, and other information relating to these financial measures, can be found in Annex A to this proxy statement, which is incorporated by reference into this CD&A.

Our Executive Compensation Philosophy and Pay Mix (pages 47-51)

Our executive compensation program is intended to:

•	provide fair, competitive compensation based on performance and contributions to the company;
•	provide incentives to attract, motivate, and retain key executives;
•	instill a long-term commitment to the company; and
•	encourage company ownership and align the interests of our key executives with the interests of our shareholders, with the ultimate goal of driving long-term shareholder value.

There are three components of our executives’ total direct compensation, or TDC: base salary, annual cash incentive, and long-term equity (consisting of a mix of performance shares and restricted stock):

*	A portion of Mr. Ashe’s annual cash incentive payment is also based on the gross merchandise value of the global eCommerce operations of our operating segments on a combined basis (defined on page 52 below). Additionally, beginning in fiscal 2015, our NEOs’ annual cash incentive opportunity will also be based in part on sales metrics (see page 51 below).

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How Our Compensation Program Emphasizes Performance (pages 52-53)

For fiscal 2014, our NEO compensation packages were once again heavily weighted towards performance and aligned with our key financial priorities – growth, leverage, and returns:

Compensation Performance Measure	Program	Performance Period	Financial Priorities
Sales (total company or segment)	Performance Shares	3 Year	Growth
Return on Investment (total company)	Performance Shares	3 Year	Returns
Operating Income (total company, segment, and/or certain eCommerce operations)	Cash Incentive Plan	1 Year	Returns and Leverage
Gross Merchandise Value	Cash Incentive Plan	1 Year	Growth
(global eCommerce operations)

Consistent with our pay-for-performance philosophy, a significant majority of our NEOs’ target TDC for fiscal 2014 was performance-based, as well as exposed to fluctuations in the price of our common stock. In addition, our fiscal 2014 TDC packages sought to reward both long-term and annual performance, as shown in the charts below.

How Our Incentive Plans Appropriately Rewarded Performance During Fiscal 2014 (pages 53-55)

The compensation earned by our NEOs for fiscal 2014 shows that our performance-based incentive plans are working as designed. As noted above, our financial performance during fiscal 2014 was below our expectations at the beginning of the fiscal year. As a result, payouts under our incentive programs were below target levels.

Fiscal 2014 Cash Incentive Plan

Our annual cash incentive plan is based primarily on operating income performance. As noted above, during fiscal 2014, our operating income was lower than we expected at the beginning of the fiscal year and when the CNGC established performance targets for fiscal 2014. As a result, for fiscal 2014, each of our NEOs received a cash incentive payout less than his or her target payout under this plan. Our CEO earned a cash incentive payment for fiscal 2014 that was approximately $1.5 million less than his cash incentive payment for fiscal 2013, and approximately $1.6 million less than his target cash incentive payment.

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Name	Performance Measure(s)	% of Target Payout	Cash Incentive Payout
Michael T. Duke	100% Total Company Operating Income	64.7%	$2,846,793
C. Douglas McMillon	50% Total Company Operating Income 50% Walmart International Operating Income	54.3%	$1,035,019
Charles M. Holley, Jr.	100% Total Company Operating Income	64.7%	$827,762
William S. Simon	50% Total Company Operating Income 50% Walmart U.S. Operating Income	74.1%	$1,400,410
Neil M. Ashe	50% Total Company Operating Income 15% Global eCommerce Operating Income* 35% Global eCommerce Gross Merchandise Value*	75.8%	$1,030,705
Rosalind G. Brewer	50% Total Company Operating Income 50% Sam’s Club Operating Income	94.2%	$1,281,066
*	See definitions of global eCommerce operating income and global eCommerce gross merchandise value on page 52.

Fiscal 2014 Performance Share Program

Our long-term performance share program is based on a mix of sales and ROI goals. As noted above, during fiscal 2014, our ROI decreased, and excluding certain discrete items, our ROI was less than our target ROI performance goal under this program. Additionally, each of our operating segments fell short of its target sales goals, and our total company and our Sam’s Club segment fell short of their threshold sales goals under this program. As a result, the fiscal 2014 performance for each of our NEOs was significantly less than target, and were at the lowest levels of the last several years. Under our performance share program, fiscal 2014 performance was averaged with the prior two fiscal years’ performance, resulting in the following payouts of performance shares to our NEOs for the three-year performance cycle applicable to those performance shares:

		Performance Shares Payout
		Percent of Target				Performance Share For Three-Year Cycle Ended 1/31/14
	Fiscal 2014 Performance	Fiscal 2012	Fiscal 2013	Fiscal 2014	Three-Year
	Measures	Performance	Performance	Performance	Average	Target	Earned
Michael T.	50% ROI	72.16%	103.76%	26.57%	67.50%	182,127	122,936
Duke	50% Total
	Company Sales
C. Douglas	50% ROI	68.21%	88.55%	52.42%	69.73%	81,610	56,907
McMillon	50% International
	Sales
Charles M.	50% ROI	72.16%	103.76%	26.57%	67.50%	34,004	22,953
Holley, Jr.	50% Total
	Company Sales
William S.	50% ROI	69.22%	115.68%	51.88%	78.93%	61,208	48,311
Simon	50% Walmart
	U.S. Sales
Neil M. Ashe*	50% ROI	N/A	103.76%	26.57%	65.17%	55,057	35,881
	50% Total
	Company Sales
Rosalind G.	50% ROI	69.22%	113.69%	26.57%	69.83%	42,216	29,479
Brewer*	50% Sam’s
	Club Sales
*	During fiscal 2012, Ms. Brewer served as an Executive Vice President in the Walmart U.S. segment; therefore, her performance share payout for the three-year performance cycle ended January 31, 2014 was based on Walmart U.S. performance goals during fiscal 2012, and Sam’s Club performance goals during fiscal 2013 and fiscal 2014. Mr. Ashe joined the company at the end of fiscal 2012; therefore, the payout of his performance shares for the cycle ended January 31, 2014 is based on the two-year average of fiscal 2013 and fiscal 2014.

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Results of Advisory Vote to Approve Executive Compensation

At each of our last three annual shareholders’ meetings, our shareholders had an opportunity to cast an advisory vote to approve our NEOs’ compensation. At each of these meetings, more than 98 percent of the votes cast on this matter were voted to approve our NEOs’ compensation. The CNGC considered that level of support when establishing our NEOs’ compensation opportunities for fiscal 2014. As a result, the CNGC made no material changes in the structure of our executive compensation program for fiscal 2014 or the performance measures used in our executive compensation program for fiscal 2014. At the 2014 Annual Shareholders’ Meeting, we will again hold an annual advisory vote to approve executive compensation (see page 74). The CNGC will consider the results from this year’s and future years’ advisory votes on executive compensation when making decisions about our executive compensation program.

Our Pay Practices

WHAT WE DO	WHAT WE DO NOT DO
Pay for Performance – We strongly link our executive compensation program to the company’s operating performance and our strategic priorities of growth, leverage, and returns. We ensure that a significant majority of our executives’ target compensation is performance-based, with the amount of the payout to our executives contingent on the degree to which the company achieves pre-established performance goals that the CNGC determines are aligned with the company’s short- and long-term operating and financial objectives.	No Employment Contracts – With the exception of Mr. Duke, whose retirement agreement provides that he will continue to be employed through fiscal 2015, all of our NEOs are employed on an at-will basis; however, each NEO has entered into an agreement pursuant to which each NEO has agreed that, in exchange for limited severance benefits, for two years following termination of employment, he or she will not participate in any business that competes with us and that has revenues exceeding certain thresholds, and will not solicit our Associates for employment.
Mitigation of Risk – We use a combination of performance measures intended to motivate our executives to achieve performance that is in line with the best interests of our company and our shareholders. By using a variety of performance measures in our annual cash incentive program and our long-term performance share program, we mitigate the risk that our executives will be motivated to pursue results with respect to one performance measure to the detriment of our company as a whole.	No Unapproved Trading Plans – Board members and our Executive Officers are prohibited from entering into securities trading plans pursuant to SEC Rule 10b5-1 without the pre-approval of our Corporate Secretary; further, no Board member or Executive Officer may trade in our stock without the pre-approval of our Corporate Secretary.
Annual Shareholder “Say on Pay” – Because we value our shareholders’ input on our executive compensation programs, our Board has chosen to provide shareholders with the opportunity each year to vote to approve, on a non-binding, advisory basis, the compensation of the NEOs as described in our proxy statement.	No Hedging – Board members and Executive Officers are prohibited from engaging in hedging transactions that could eliminate or limit the risks and rewards of Walmart Share ownership.
Modest Perquisites – We provide only a limited number of perquisites and supplemental benefits to attract talented executives to our company and to retain our current executives.	No Speculative Trading – Board members and Executive Officers are prohibited from short-selling Walmart stock, buying or selling puts and calls of Walmart stock, exchange-traded or otherwise, or engaging in any other transaction that reflects speculation about Walmart’s stock price or that might place their financial interests against the financial interests of Walmart.

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WHAT WE DO	WHAT WE DO NOT DO
Compensation Recoupment Policies – Both our annual cash incentive plan and our Stock Incentive Plan provide for recoupment of compensation awards to the extent required by law and permit recoupment of payments to any recipient who is found to have committed any act detrimental to the best interests of our company.	No Use of Walmart Stock as Collateral for Margin Loans – Board members and our Executive Officers are prohibited from using Walmart stock as collateral for any margin loan.
Stock Ownership Guidelines – To further align the long-term interests of our executives and our shareholders, our Board has established robust stock ownership guidelines applicable to our Board members, CEO, and certain other senior officers. During fiscal 2014, our Board increased the stock ownership requirements for our CEO and other senior officers.	No Unapproved Pledging of Walmart Stock – Board members and our Executive Officers are prohibited from pledging Walmart stock without the pre-approval of our Corporate Secretary; further, any Walmart shares pledged will not be counted in determining a Board member’s or Executive Officer’s compliance with our stock ownership guidelines.
Independent Compensation Consultant – The CNGC benefits from its use of an independent compensation consulting firm which provides no other services to the company.	No Dividends on Unvested Performance Shares – We do not pay dividends or dividend equivalents on unearned and unvested performance shares.
Thorough Compensation Benchmarking – The CNGC reviews publicly available information for three different peer groups to evaluate how our NEOs’ compensation compares to that of executives in comparable positions at other companies, and considers that information when establishing TDC.	No Pension Plans or Special Retirement Programs for Executive Officers – We do not have a pension plan, and our Executive Officers do not participate in any retirement programs not generally available to our officers.
No “Golden Parachutes” or Other Change in Control Agreements – Other than post-termination and non-competition agreements providing for severance payments equal to two years of base salary in the event that Walmart terminates their employment other than for a violation of Walmart policy, we do not have any agreements under which our Executive Officers would receive payments or accelerated stock vestings in the event of a change in control of our company.

Components of NEO Compensation and Pay Mix

What are the primary components of our NEO compensation packages?

Our NEOs each receive a base salary, annual cash incentive opportunity, long-term performance shares, and service-based restricted stock. These elements comprise each NEO’s total direct compensation, or TDC.

Base Salary. We pay base salaries commensurate with an NEO’s position and experience. In keeping with our philosophy that a substantial majority of NEO compensation should be performance-based, the CNGC typically allocates a relatively small percentage of TDC to base salary.

Annual Cash Incentive. Under our Management Incentive Plan, most salaried Associates, including our NEOs, are eligible to earn an annual cash incentive payment. Each NEO’s annual target cash incentive award is based on a percentage of base salary. The cash incentive payout can range from 37.5 percent of the target opportunity at threshold to a maximum of 125 percent of the target opportunity. For example, our CEO’s target opportunity is 320 percent of his base salary, and his actual payout can range from 120 percent of his base salary at threshold, up to a

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maximum of 400 percent of his base salary. No payout will be made unless the threshold performance goal is met for a particular performance measure. The CNGC sets the performance goals under our Management Incentive Plan during the first quarter of each fiscal year.

Long-Term Equity. The balance of TDC – and generally the largest portion of TDC – is allocated between two forms of long-term equity compensation. We believe that long-term equity awards help align the interests of our NEOs with the interests of our shareholders and also serve as a retention tool for our company’s executives. Consistent with our philosophy of tying compensation to performance, 75 percent of our annual long-term equity awards is in the form of performance shares, with the remaining 25 percent granted in the form of restricted stock.

Performance Shares. A performance share award gives the recipient the right to receive a number of Shares if we meet certain pre-defined performance goals during a specified performance period. Generally, performance shares granted to our executives have a three-year performance period, with the performance measures and goals set annually by the CNGC. The number of Shares that an NEO receives at the end of the performance period is based on the average performance as compared to these performance goals during each of these three years. Our NEOs can earn from 50 percent at threshold to a maximum of 150 percent of the target number of Shares linked to each performance metric at the time of payout. For purposes of establishing the number of performance shares granted to our NEOs, performance shares are valued by multiplying the number of shares by the Share price on the date of grant (which differs from the grant date fair value reported on the Summary Compensation table on page 64 due to the fact that performance shares do not receive dividends or dividend equivalents prior to vesting).

Restricted Stock. The remaining 25 percent of the long-term equity value is in the form of restricted stock, which vests on the third anniversary of the grant date, provided that the NEO remains employed by our company through the vesting date.

What was the TDC for our NEOs during fiscal 2014?

As shown in the table below, fiscal 2014 target TDC represents the amounts our NEOs would have received if target performance goals were achieved. Maximum TDC represents the amounts our NEOs would have received if maximum performance goals were achieved, and therefore is intended to reflect the amounts our NEOs would receive only in the event of superior performance. All dollar amounts are rounded to the nearest thousand.

		Annual Cash Incentive					Performance Shares		TDC
	Base	Target		Max		Restricted	Target	Max	Target	Max
Named Executive Officer	Salary ($000)	% of Salary	($000)	% of Salary	($000)	Stock ($000)	($000)	($000)	($000)	($000)
Michael T. Duke	$1,376	320%	$4,402	400%	$5,503	$3,650	$10,950	$16,425	$20,378	$26,953
C. Douglas McMillon	$954	200%	$1,908	250%	$2,385	$1,750	$5,250	$7,875	$9,861	$12,963
Charles M. Holley, Jr.	$800	160%	$1,280	200%	$1,600	$1,000	$3,000	$4,500	$6,080	$7,900
William S. Simon	$945	200%	$1,890	250%	$2,363	$1,750	$5,250	$7,875	$9,835	$12,933
Neil M. Ashe	$850	160%	$1,360	200%	$1,700	$1,125	$3,375	$5,063	$6,710	$8,738
Rosalind G. Brewer	$850	160%	$1,360	200%	$1,700	$1,000	$3,000	$4,500	$6,210	$8,050

For a variety of reasons, the amounts in the Summary Compensation table may differ significantly from the TDC amounts shown above. For example, we generally grant equity awards to Section 16 officers, including our NEOs, for the upcoming fiscal year in January of each year, before the end of the prior fiscal year. The value of the awards made in January 2014 is reflected in the fiscal 2014 Summary Compensation table on page 64 below. We consider these grants as part of our NEOs’ fiscal 2015 TDC, and therefore they are not reflected in the fiscal 2014 TDC shown above, which instead include annual grants to our NEOs made in January 2013.

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How much of our NEOs’ target TDC was performance-based in fiscal 2014?

As shown in the chart below, a substantial majority of our NEOs’ fiscal 2014 target TDC was performance-based. Base salary represented less than 7 percent of our CEO’s target TDC for fiscal 2014, while more than 75 percent of his target TDC was tied to performance goals. For each of our other NEOs, the percentage of target TDC that was performance-based ranged from approximately 70 percent to approximately 73 percent. The percentages may not total 100.00 percent due to rounding.

Were there any significant changes to our NEOs’ compensation for fiscal 2014?

There were no significant changes to the basic TDC structure for NEOs in fiscal 2014 compared to fiscal 2013. For fiscal 2014, our NEOs received base salary increases ranging from approximately 3 percent to approximately 6 percent, based on benchmarking described below and annual performance evaluations. The annual cash incentive opportunity for each of our NEOs, expressed as a percentage of base salary, was unchanged for fiscal 2014. As part of their fiscal 2014 compensation packages approved in January 2013, four of our NEOs received increases in the target value of their annual equity awards (comprised of performance shares and restricted stock), as follows:

•	Mr. Duke: increase in target equity value from $13.93 million to $14.6 million;
•	Mr. Simon: increase in target equity value from $6.5 million to $7.0 million;
•	Mr. Holley: increase in target equity value from $3 .5 million to $4.0 million; and
•	Ms. Brewer: increase in target equity value from $3.5 million to $4.0 million.

These increases were intended to reflect these NEOs’ continued experience in their leadership roles and to align their TDC more closely with comparable positions at companies within our external peer groups.

Mr. Ashe was an NEO during fiscal 2014 after not being an NEO for fiscal 2013. A portion of Mr. Ashe’s annual cash incentive is based on the gross merchandise value of our global eCommerce operations, reflective of our growth priorities in the area of eCommerce.

In addition to the financial performance measures described above, for the first time, in fiscal 2014 our executive compensation program also included a compliance component. As disclosed in our 2013 proxy statement, our NEOs’ fiscal 2014 cash incentive payments were subject to achieving adequate progress in implementing key enhancements to the company’s compliance policies, processes, and controls. See pages 54-55 for more information regarding our NEOs’ fiscal 2014 compliance objectives.

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Are there any significant changes to our executive compensation program for fiscal 2015?

For fiscal 2015, our executive incentive compensation programs continue to be based on the financial performance measures of sales, operating income, and ROI, which are aligned with our strategic priorities of growth, leverage, and returns. Mr. Ashe’s annual cash incentive will be based in part on the gross merchandise value of the global eCommerce operations of our operating segments on a combined basis, which is aligned with our strategic priority of growth. For fiscal 2015, the CNGC added a sales-related performance measure to a portion of the cash incentive plan for our NEOs, and as a result, a portion (ranging from 12.5 percent to 25 percent) of the fiscal 2015 cash incentive opportunities for our current NEOs will be based on the sales performance of our total company or one of its operating segments or areas of responsibility. The CNGC approved this change to emphasize the importance of sales growth as a priority for our company, and to align our NEOs with the officers and associates within their organizations, many of whom already have a sales-related performance measure as part of their cash incentive opportunity. See footnote 1 to the Fiscal 2014 Grants of Plan-Based Awards table on pages 66-67 for more information regarding our NEOs’ performance metrics under our cash incentive plan for fiscal 2015.

In addition to these financial performance measures, for fiscal 2015 our executive compensation program will continue to include a compliance component. As in fiscal 2014, our company’s senior leadership prepared a timetable for further enhancements to our global compliance policies, processes, and controls to be achieved during fiscal 2015 (the “Fiscal 2015 Compliance Objectives”). These enhancements will include improvements to the company’s compliance-related systems, the hiring or designation of additional compliance specialists in various business units, the installation and testing of anti-corruption controls, and the implementation of a substantial compliance-related training program. Senior management will continue to provide quarterly reports to the Audit Committee on the progress in implementing the Fiscal 2015 Compliance Objectives. If, in the judgment of the Audit Committee, the company has not achieved adequate progress in implementing the Fiscal 2015 Compliance Objectives, then the CNGC may reduce or eliminate fiscal 2015 annual cash incentive compensation for the relevant Executive Officers, including our NEOs.

Effective February 1, 2014, Mr. McMillon succeeded Mr. Duke as the CEO of our company. Because the CNGC granted equity awards that are part of fiscal 2015 compensation in January 2014, the Summary Compensation table on page 64 reflects Mr. McMillon’s equity awards granted in connection with his new position. Pursuant to the terms of his retirement agreement, Mr. Duke did not receive any equity awards for fiscal 2015, as reflected on the Summary Compensation table.

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Fiscal 2014 Performance Measures and Performance Goals

What performance measures were used in our executive compensation program for fiscal 2014?

Each of our NEO’s performance measures was based on the performance of our total company or a combination of the performance of our total company and the NEO’s respective operating segment or area of responsibility. This approach is consistent with our objective of compensating officers based on performance within their control or influence, while continuing to align a significant portion of executive compensation to the performance of the overall company, thereby continuing to drive the company’s overall business strategies and performance. The performance measures applicable to our NEOs’ fiscal 2014 compensation were:

Element of Compensation	Fiscal 2014 Performance Measures	NEOs Subject to Measures	Performance Period
	Total Company Operating Income	All NEOs
	Walmart U.S. Operating Income	Mr. Simon
	International Operating Income	Mr. McMillon
Annual Cash Incentive	Sam’s Club Operating Income	Ms. Brewer	2/1/2013 – 1/31/2014
	Global eCommerce Operating Income(1)	Mr. Ashe
	Global eCommerce GMV(2)	Mr. Ashe
	Total Company Return on Investment(3)	All NEOs
	Total Company Sales	Mr. Duke, Mr. Holley, and Mr. Ashe
Performance Shares	Walmart U.S. Sales	Mr. Simon	2/1/2013 – 1/31/2014
	International Sales	Mr. McMillon
	Sam’s Club Sales	Ms. Brewer

(1)	Global eCommerce activities are embedded within our segment operations and included within operating income for each of our segments. For purposes of our incentive plans, for fiscal 2014, “global eCommerce operating income” is defined as the allocated portion of the operating income or loss from our operating segments attributable to walmart.com, Vudu.com, and eCommerce operations in Brazil and China. Expenses related to corporate support for global eCommerce operations are also included.
(2)	For purposes of our incentive plans, for fiscal 2014, “global eCommerce gross merchandise value” or “global eCommerce GMV” is defined as the total sales value of merchandise sold or transacted where the transaction originates online, excluding the sale of gift cards.
(3)	See Annex A to this proxy statement for a description of how we define “return on investment” or “ROI” for purposes of the performance share award measures, which is a non-GAAP financial measure as defined in the SEC’s rules.

The CNGC chose these performance measures to align our executive compensation program with the company’s strategic priorities of growth, leverage, and returns. The CNGC concluded that the combination of these performance measures was likely to motivate our executives to achieve performance that is in line with the best interests of our company and our shareholders. In addition, the CNGC believes that the combination and weighting of these performance measures helps to mitigate the risk that our executives would be motivated to pursue results with respect to one measure to the detriment of our company as a whole. For example, if our management were to seek to increase sales by pursuing strategies that would negatively impact our operating income, resulting increases in performance share payouts should generally be offset by decreases in annual cash incentive payouts.

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What was the weighting among each of these performance measures for fiscal 2014?

The following charts show the portion of each of our NEO’s target TDC that was subject to each of these measures during fiscal 2014. The percentages may not total 100.00 percent due to rounding:

MICHAEL T. DUKE
26.9%
24.7%
26.9%
21.6%
PAY MIX: 24.7% FIXED / 75.3% PERFORMANCE-BASED
TARGET TDC: $20,377,763
C. DOUGLAS MCMILLON
26.6%
27.4%
26.6%
19.3%
PAY MIX: 27.4% FIXED / 72.6% PERFORMANCE-BASED
TARGET TDC: $9,861,487
CHARLES M. HOLLEY, JR.
24.7%
29.6%
24.7%
21.1%
PAY MIX: 29.6% FIXED / 70.4% PERFORMANCE-BASED
TARGET TDC: $6,080,000
WILLIAM S. SIMON
26.7%
27.4%
26.7%
19.2%
PAY MIX: 27.4% FIXED / 72.6% PERFORMANCE-BASED
TARGET TDC: $9,835,000
NEIL M. ASHE
7.1%
25.2%
29.4%
25.2%
13.2%
PAY MIX: 29.4% FIXED / 70.6% PERFORMANCE-BASED
TARGET TDC: $6,710,000
ROSALIND G. BREWER
24.2%
29.8%
24.2%
21.9%
PAY MIX: 29.8% FIXED / 70.2% PERFORMANCE-BASED
TARGET TDC: $6,210,000
ROI
Sales
Operating Income
Fixed-Salary & Restricted Stock
Gross Merchandise Value

What were our specific performance targets for fiscal 2014, and how did we perform in comparison to those targets?

Annual Cash Incentive Payment Goals. The growth goals applicable to our cash incentive payments for fiscal 2014 are expressed in terms of a percentage increase or decrease as compared to our prior fiscal year performance. For fiscal 2014, the threshold, target, and maximum performance goals under our cash incentive plan, and our actual performance, are shown in the following table:

	Fiscal 2014 Operating Income Goals under Cash Incentive Plan
	(percentage increase/decrease over fiscal 2013, as adjusted)
	Threshold	Target	Maximum	Actual
Goal Applicable To:	(37.5% Payout)	(100% Payout)	(125% Payout)	(as adjusted)*
Total Company Operating Income	–1.5%	4.3%	5.6%	1.0%
Walmart U.S. Operating Income	0.2%	5.5%	6.5%	4.1%
International Operating Income	1.4%	9.1%	11.3%	2.2%
Sam’s Club Operating Income	–2.6%	2.6%	4.6%	4.5%
Global eCommerce Operating Income**	–148.4%	–141.2%	–131.5%	–136.3%
Global eCommerce Gross Merchandise Value**	14.3%	28.7%	35.8%	23.1%

*	For purposes of determining fiscal 2014 payouts under our cash incentive plan, operating income was adjusted as described below on page 55.
**	See page 52 for definitions of these metrics.

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The results shown above resulted in the following annual cash incentive payments to our NEOs for fiscal 2014:

		Fiscal 2014 Cash Incentive Payout
		Threshold Payout	Target Payout	Max Payout	Actual Payout	Actual
	Performance Measures	(% of Salary)	(% of Salary)	(% of Salary)	(% of Salary)	Payout
Michael	100% Total Company
T. Duke	Operating Income	120%	320%	400%	206.9%	$2,846,793
C. Douglas	50% International
McMillon	Operating Income
	50% Total Company
	Operating Income	75%	200%	250%	108.5%	$1,035,019
Charles M.	100% Total Company	60%	160%	200%	103.5%	$827,762
Holley, Jr.	Operating Income
William	50% Walmart U.S.	75%	200%	250%	148.2%	$1,400,410
S. Simon	Operating Income
	50% Total Company
	Operating Income
Neil	50% Total Company	60%	160%	200%	121.3%	$1,030,705
M. Ashe	Operating Income
	15% Global eCommerce
	Operating Income*
	35% Global
	eCommerce GMV*
Rosalind	50% Sam’s Club	60%	160%	200%	150.7%	$1,281,066
G. Brewer	Operating Income
	50% Total Company
	Operating Income

*	See page 52 for definitions of these metrics.

Diversity Goals. A portion of each NEO’s cash incentive payment is also subject to satisfying diversity objectives, and each NEO’s cash incentive payment can be reduced by up to 15 percent if he or she does not satisfy these objectives. The CNGC established these diversity goals because it believes that diversity and inclusion contributes to an engaged and effective workforce. For fiscal 2014, these objectives consisted of one or both of two components: good faith efforts and placement objectives. Each of our NEOs is subject to good faith efforts requirements. In order to satisfy the good faith efforts component of this program, each NEO must actively sponsor at least two Associates and must also participate in at least two diversity-related events.

Each of our NEOs with responsibility for our Walmart U.S. and/or Sam’s Club field operations is also subject to placement objectives. For fiscal 2014, Mr. Duke, Mr. Simon, and Ms. Brewer were subject to placement objectives. The determination as to whether an NEO satisfied his or her placement objectives during the prior fiscal year is based on several factors, including the relative number of diverse candidates placed in specified positions within the NEO’s organization; the NEO’s engagement and participation in a diversity and inclusion strategy; the NEO’s leadership efforts in implementing these strategies; and the NEO’s efforts in recruiting and developing diverse Associates. Applying these factors, at the end of each fiscal year, our chief diversity officer reviews each NEO’s performance under our diversity program and reports the results of this review to the CNGC prior to the approval of annual cash incentive payouts to our NEOs. Based on the report of our chief diversity officer, the CNGC determined that each NEO satisfied his or her diversity goals for fiscal 2014.

Compliance Program Enhancements. Beginning in fiscal 2014, our Executive Officers’ cash incentive payments were also subject to achieving adequate progress in implementing enhancements to the company’s global compliance program. Our company is committed to having and maintaining a strong and effective global compliance program in every country in which we operate. In furtherance of that commitment, over the past few years, our company has made significant improvements to our compliance programs around the world. To further emphasize our commitment to compliance, in early fiscal 2014, our company’s senior leadership developed a timetable for implementing further enhancements to our global compliance program on a prioritized basis (the “Fiscal 2014 Compliance Objectives”). The Fiscal 2014 Compliance Objectives covered such subject matters as anti-corruption, anti-money laundering, health and wellness compliance, environmental compliance, health and safety compliance, labor and employment compliance, and licensing and permits. The Fiscal 2014 Compliance Objectives sought to enhance key elements of a corporate compliance program, including but not limited to developing and implementing enhanced compliance protocols and procedures, hiring and training of key compliance personnel, monitoring and assessment of various elements of the program, internal communications, and access to information.

As disclosed in our 2013 proxy statement, if, in the judgment of the Audit Committee, the company had not achieved adequate progress in implementing the Fiscal 2014 Compliance Objectives, then the CNGC could have exercised negative discretion to reduce or eliminate the fiscal 2014 cash incentive payments

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to our Executive Officers. During fiscal 2014, management reported regularly to the Audit Committee regarding ongoing enhancements to our global compliance program and progress in implementing the Fiscal 2014 Compliance Objectives. At the end of fiscal 2014, the Audit Committee determined that, in its qualitative judgment, adequate progress had been achieved in implementing the Fiscal 2014 Compliance Objectives, and reported its determination to the CNGC. Factors relied on by the Audit Committee in making this determination included the progress achieved on workstreams in a variety of compliance areas and the extent to which that progress reflected sustainable, long-term change in the company’s people, processes, systems, and culture. Based on the qualitative assessment of the Audit Committee, the CNGC determined not to exercise negative discretion to reduce or eliminate the cash incentive payments to any of our Executive Officers for fiscal 2014.

For more information about specific enhancements to our global compliance program during fiscal 2014, please see Walmart’s Global Compliance Program Report on Fiscal Year 2014, which is available on our website at http://corporate.walmart.com/global-responsibility/global-compliance-program-report-on-fiscal-year-2014.

Performance Shares. The following table shows the performance goals set by the CNGC for fiscal 2014 under our performance share program, and our performance as compared to those goals:

		Performance Goals			Actual
		(% of Performance Shares Vesting on Achievement of Goal)			Performance
Performance Period	Performance Measure	Threshold (50%)	Target (100%)	Maximum (150%)	(as adjusted)
	Return on Investment	17.27%	17.82%	18.27%	17.30%
	(Total Company)
	Total Company Sales	3.0%	5.4%	6.5%	2.97%
2/1/2013 – 1/31/2014	Walmart U.S. Sales	2.0%	4.3%	5.3%	2.03%
	International Sales	5.4%	8.0%	9.5%	5.45%
	(excluding fuel)
	Sam’s Club Sales	2.6%	4.6%	5.6%	1.64%
	(excluding fuel)

These adjusted results were averaged with the adjusted results for fiscal 2012 and fiscal 2013, the other two fiscal years within the three-year performance period ended January 31, 2014, and compared to the goals established by the CNGC to determine the ultimate performance share payout for the performance shares with a three-year performance cycle ended January 31, 2014 shown on page 46 above.

Adjustments. In determining actual performance for purposes of our performance-based plans (i.e., annual cash incentive and performance shares), the CNGC made certain positive and negative adjustments to our reported results of operations, as provided for by the terms of the applicable plans. Adjustments are permitted by the terms of the plans and contemplated at the time goals are established and are intended to enable results to be computed on a comparable basis from performance period to performance period. For fiscal 2014, the most significant adjustments to operating income under our cash incentive plan were to adjust for the impact of: costs associated with the company’s termination of its joint venture with Bharti Enterprises in India; costs associated with store closures in Brazil and China; charges related to a change in historical lease accounting practices in China; an increase in estimated contingent liabilities related to non-income taxes in Brazil; charges for increased contingent liabilities and to account for settlements related to employment claims in Brazil; and a charge relating to the restructuring of the in-club leadership and staff structure of our Sam’s Club segment. The most significant adjustments to sales under our performance share program for fiscal 2014 were to adjust for the impact of: the pending sale of our Vips restaurant operations in Mexico (the results of which are now included in our financial statements as discontinued operations); legislative changes resulting in reductions in SNAP benefits; the sale of Walmart’s interest in 1-800-Contacts; and the impact of decisions not to open previously planned stores and unexpected delays in store openings in certain international markets. For fiscal 2014, these adjustments had the effect of increasing the payments under our performance-based plans payable to our NEOs, and the percentage changes in fiscal 2014 operating income over that of fiscal 2013 shown in the tables above are higher than the changes in operating income reflected in our publicly reported operating results for fiscal 2014 as calculated in accordance with GAAP.

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Other Compensation

What other types of compensation did our NEOs receive during fiscal 2014?

Our NEOs may from time to time receive special awards. Special awards are typically granted for retention purposes or in recognition of extraordinary performance. Because these awards are not part of an NEO’s annual compensation, the special awards are not included in the TDC amounts shown above.

In January 2012, the CNGC approved a special performance-based cash award opportunity for Mr. Simon in the amount of $3 million. Half of this award was contingent on meeting performance goals for fiscal 2014. In order for Mr. Simon to earn the portion of the award contingent on fiscal 2014 performance, total sales of our Walmart U.S. operating segment had to increase by at least 2.0 percent, subject to adjustments to enable results for fiscal 2014 to be computed on a comparable basis to results for fiscal 2013. The purpose of this award was for retention purposes and to continue to emphasize the importance of Walmart U.S. sales growth to our company’s overall strategy. As disclosed above, on an adjusted basis, Walmart U.S. sales performance during fiscal 2014 exceeded this goal, and therefore Mr. Simon earned $1.5 million of this award for fiscal 2014 performance. This $1.5 million is included in Mr. Simon’s fiscal 2014 compensation shown on the Summary Compensation table on page 64.

In January 2014, the CNGC approved special restricted stock awards of $2,500,000 to Mr. Simon; of $2,000,000 to Mr. Ashe; and of $1,000,000 to each of Ms. Brewer and Mr. Holley. These awards were intended primarily for retention purposes. The awards to Mr. Simon and Mr. Holley vest on January 31, 2016. The award to Mr. Ashe vests in equal parts approximately one and three years from the grant date, and the award to Ms. Brewer vests approximately one year from the grant date. Additionally, as is customary with Executive Officer promotions, in January 2014, in connection with his promotion to President and CEO, Mr. McMillon received two additional performance share grants vesting at the conclusion of the performance cycles ending January 31, 2015 and January 31, 2016. These additional performance share awards were intended to increase Mr. McMillon’s target performance share opportunity for each of those cycles to $10,875,000, which is equal to the target value of his annual performance share award granted in January 2014 for the performance cycle ending January 31, 2017. Finally, in connection with increases in their annual award values in January 2014, Ms. Brewer and Mr. Ashe also received two additional performance share grants vesting at the conclusion of the performance cycles ending January 31, 2015 and January 31, 2016. These additional performance share awards were intended to increase Ms. Brewer’s and Mr. Ashe’s target performance share opportunity for each of those cycles, to $4,500,000 and $5,250,000, respectively, which is equal to the respective target values of their annual performance share awards granted in January 2014 for the performance cycle ending January 31, 2017.

Also in January 2014, the CNGC approved a special performance-based cash award opportunity for Mr. Simon in the amount of $2,500,000. The vesting of this award is contingent on Walmart U.S. Neighborhood Markets achieving certain sales objectives during fiscal 2015. The purpose of this award is for retention purposes and to emphasize our smaller-format growth strategy in the U.S.

What perquisites and other benefits do our NEOs receive?

Our NEOs receive a limited number of perquisites and supplemental benefits. We cover the cost of annual physical examinations for our NEOs and provide each NEO with personal use of our aircraft for a limited number of hours each year. Our NEOs also receive company-paid life and accidental death and dismemberment insurance. Additionally, our NEOs are entitled to benefits available to officers generally, such as participation in the Deferred Compensation Matching Plan, and benefits available to Associates generally, including a Walmart discount card, a limited 15 percent match of purchases of Shares through our Stock Purchase Plan, participation in our 401(k) Plan, medical benefits, and foreign business travel insurance. We provide these perquisites and supplemental benefits to attract talented executives to our company and to retain our current executives, and we believe their limited cost is outweighed by these benefits to our company.

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Executive Compensation Process and Governance

Who establishes the TDC at Walmart?

The CNGC is the Board committee that is responsible for establishing and approving the compensation of the officers subject to Section 16, including the CEO and other NEOs. All members of the CNGC are independent (see page 26 for more information on the CNGC).

The CNGC met seven times in fiscal 2014. During each of these meetings, the CNGC considered executive compensation matters, including matters such as the review and approval of compensation for our NEOs; the selection of performance measures and performance goals applicable to the NEOs’ performance-based compensation; and the review of performance against those goals, including compliance and diversity goals.

How does the CNGC establish TDC?

The process of setting TDC is a dynamic one. The CNGC considers, among other things:

•	the overall financial and operating performance of our company and its operating segments and/or areas of responsibility, as applicable;
•	each NEO’s individual performance and contributions to the achievement of financial goals and operational milestones;
•	each NEO’s job responsibilities, expertise, historical compensation, and years and level of experience;
•	the importance of retaining each NEO and each NEO’s potential to assume greater responsibilities in the future;
•	peer group data and analyses (see pages 58-60 for more details); and
•	the results of recent shareholder advisory votes on executive compensation.

As a general guideline, our NEOs’ target TDC (which would be earned if target performance goals are achieved) should place the NEOs near the 75th percentile of comparable positions within our peer groups. The CNGC believes that it is generally appropriate to position our NEOs’ target TDC at this level because, as the world’s largest retailer, the company’s size, extensive international presence, and complex operations result in our NEOs’ jobs having a greater level of complexity than similar jobs at many of our peer group companies. The target TDC opportunity for a particular NEO may be higher or lower than the 75th percentile of the peer groups, and may differ from the TDCs of our other NEOs, depending on a number of factors, particularly time and experience in the NEO’s current role or in a similar role; expertise; individual performance; historical compensation levels; peer benchmarking; retention and succession considerations; and individual performance. In evaluating individual performance, the CNGC relied on annual performance evaluations for each NEO and discussions with the NEO’s supervisor. The TDC levels set forth in the chart above on page 49 represent the CNGC’s judgment as to the appropriate fiscal 2014 compensation opportunities for our NEOs in light of these factors.

How does the CNGC set performance goals?

The goals for our performance-based compensation plans are established in light of the operating plans for our company and each of its operating segments, as well as operating plans for other areas of responsibility. The company’s operating plans for reaching our strategic goals are reviewed by the Board in light of economic conditions in our industry and in the broader markets in which we operate. The company’s operating plans are generally intended to be challenging, and fiscal 2014 was no exception, and were made more so in fiscal 2014 by the impact of the overall economic environment on our customers, as well as other factors that negatively impacted our financial results during fiscal 2014, such as increased payroll taxes and frequent and severe winter storms.

Once operating plans are established by the Board, the CNGC then sets performance goals that are intended to be aligned with our operating plans. In order to achieve the target goals in our performance-based plans, our company and company segments and other areas of responsibility must perform in line with our sales, operating income, and return on investment expectations and operating plans at the time the goals were set. In order to achieve the maximum goals, the performance of our company and company segments and other areas of responsibility would have to exceed those expectations to a significant degree. Generally, goals for our International operating segment require greater increases in operating income and sales relative to our other segments. This reflects our strategic growth plans

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for our international operations in light of market conditions and the level of capital investment required for growth in the international markets in which we operate.

The CNGC generally attempts to set the threshold and maximum performance goals so that a consistent level of expected difficulty in achieving these goals is maintained from year to year. The CNGC generally establishes the maximum performance goals at a level that would represent superior performance for the company and the threshold performance goals at a level that is attainable but below which the company could not justify a payout. The CNGC’s independent compensation consultant evaluates the difficulty of the performance goals and advises the CNGC in this regard.

What is the role of management and compensation consultants with respect to NEO compensation?

When evaluating, establishing, and approving the compensation of our NEOs other than the CEO, the CNGC considers the performance evaluations of these NEOs provided by our CEO and the recommendations provided by our Chairman, our Global People division, and our CEO. As part of this process, our CEO reviews his annual performance evaluations of the other NEOs with the CNGC.

When establishing and approving the compensation of our CEO, our Chairman, with support from our Global People division and the Chair of the CNGC, reviews our CEO’s performance evaluation with the CNGC and makes recommendations to the CNGC regarding our CEO’s compensation.

Since early 2007, the CNGC has engaged an independent consultant on executive compensation matters. Since early 2010, Pay Governance LLC (“Pay Governance”) has been engaged by the CNGC as its independent executive compensation consultant. Under the terms of its engagement, Pay Governance reports directly and exclusively to the CNGC; the CNGC has sole authority to retain, terminate, and approve the fees of Pay Governance; and Pay Governance may not be engaged to provide any additional consulting services to Walmart without the approval of the CNGC. Other than its engagement by the CNGC, Pay Governance does not perform and has never performed any other services for Walmart. The CNGC’s independent consultant attends and participates in CNGC meetings at which executive compensation matters are considered, and performs analyses for the CNGC at the CNGC’s request, including benchmarking, realizable pay analyses, analyses of the correlation between performance measures and shareholder return, and assessments of the difficulty of attaining these performance goals. The CNGC has reviewed the independence of Pay Governance in light of new SEC rules and NYSE Listed Company Rules regarding compensation consultant independence and has affirmatively concluded that Pay Governance is independent from Walmart and has no conflicts of interest relating to its engagement by the CNGC.

How is peer group data used by the CNGC?

Our company is the world’s largest retailer by a substantial margin, is one of the world’s largest employers, and has significantly more extensive international operations than most publicly traded U.S.-based retailers. As a result, the CNGC believes that simply benchmarking NEO compensation against a retail industry index would not provide the CNGC with sufficient information with which to determine the appropriate compensation of our NEOs.

Therefore, the CNGC reviews publicly available information for three peer groups to determine how our NEOs’ compensation compares to the compensation paid to executives in comparable positions at other companies. Because information regarding positions comparable to those of some of our NEOs is not available for many of the companies in our peer groups, using three peer groups results in a larger number of comparable positions against which our NEOs’ compensation can be benchmarked.

The CNGC uses benchmarking data when allocating each NEO’s TDC among the various elements of compensation as a general guide to ensure that the amount of TDC allocated to each element of compensation was set at an appropriately competitive level consistent with our emphasis on performance-based compensation. The CNGC did not attempt to quantify or otherwise assign any relative weightings to any of these peer groups or to any particular members of a peer group when benchmarking against them.

While the benchmarking data is generally used for comparable positions, the CNGC also reviews peer group data for retail CEO positions for our executives who lead our operating segments and global eCommerce. These executives have significant responsibilities and lead organizations that are, considered separately from the rest of our company, larger than many of the other retailers in the retail peer group, and we believe that these positions are often comparable to CEO positions at many of our peer group companies. In addition, from a competitive standpoint, we believe that it is more likely that these leaders would be recruited for a CEO position in the retail industry or elsewhere, rather than for a lateral move. Therefore, the CNGC also benchmarks these executives’ compensation against the compensation of CEOs within our retail peer group.

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Retail Industry Survey. This survey allows the CNGC to compare our NEO compensation to that of our primary competitors in the retail industry. For fiscal 2014, the Retail Industry Survey included all publicly traded retail companies with significant U.S. operations with annual revenues exceeding approximately $10 billion, which were:

Amazon.com, Inc.	J. C. Penney Company, Inc.	Rite Aid Corporation
AutoNation, Inc.	Kohl’s Corporation	Safeway Inc.
Best Buy Co., Inc.	The Kroger Co.	Sears Holdings Corporation
CarMax, Inc.	L Brands, Inc.	Staples, Inc.
Costco Wholesale Corporation	Lowe’s Companies, Inc.	SUPERVALU INC.
CVS Caremark Corporation	Macy’s, Inc.	Target Corporation
Dollar General Corporation	Nordstrom, Inc.	The TJX Companies, Inc.
eBay Inc.	Office Depot, Inc.	Walgreen Co.
The Gap, Inc.	Penske Automotive Group, Inc.	Whole Foods Market, Inc.
The Home Depot, Inc.

The fiscal 2014 target TDC of our NEOs was in the top quartile of TDC when compared to peer positions within the Retail Industry Survey. When compared to CEO positions within the Retail Industry Survey, the respective TDCs of Mr. McMillon, Mr. Simon, Ms. Brewer, and Mr. Ashe were each below the 50th percentile.

Select Fortune 100. The CNGC also benchmarks our NEO compensation against a select group of companies within the Fortune 100. This group, which we refer to as the “Select Fortune 100,” was chosen from among the Fortune 100 by our Global People division, with input from the CNGC’s independent consultant. The Select Fortune 100 includes companies whose primary business is not retailing but that are similar to us in one or more ways, such as global operations, business model, and size. We excluded retailers from this group because those companies were already represented in the Retail Industry Survey. We also excluded companies with business models that are broadly divergent from ours, such as financial institutions and energy companies. The companies included in the Select Fortune 100 when setting fiscal 2014 compensation were:

Archer-Daniels-Midland Company	Honeywell International Inc.	News Corporation
AT&T Inc.	Ingram Micro Inc.	PepsiCo, Inc.
Caterpillar Inc.	Intel Corporation	Pfizer Inc.
Cisco Systems, Inc.	International Business Machines Corporation	Philip Morris International Inc.
The Coca-Cola Company	Johnson & Johnson	The Procter & Gamble Company
Dell Inc.	Johnson Controls, Inc.	Sprint Corporation
FedEx Corporation	Kraft Foods Group, Inc.	Tyson Foods, Inc.
Ford Motor Company	McKesson Corporation	United Parcel Service, Inc.
General Electric Company	Microsoft Corporation	Verizon Communications Inc.
Hewlett-Packard Company

The fiscal 2014 target TDC for Mr. Duke and Mr. Holley fell between the 50th and 75th percentiles of peer TDC within the Select Fortune 100. The respective target TDCs for Mr. Simon and Mr. McMillon were slightly above the 75th percentile when compared to peer positions within the Select Fortune 100. The respective target TDCs for Ms. Brewer and Mr. Ashe were slightly below the 50th percentile when compared to peer positions within this survey group.

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Top 50. At the time of our benchmarking for fiscal 2014, we were approximately 17 times larger in terms of annual revenue, and approximately 18 times larger in terms of market capitalization, than the Retail Industry Survey at the median. To take into account this size discrepancy and the corresponding complexity of our NEOs’ job responsibilities, the CNGC also benchmarks our NEOs’ pay against the 50 largest public companies (including selected non-U.S. based companies), excluding Walmart, in terms of market capitalization at the time of the review:

Abbott Laboratories	GlaxoSmithKline plc	Pfizer Inc.
Altria Group, Inc.	Google Inc.	Philip Morris International Inc.
Amazon.com, Inc.	The Home Depot, Inc.	The Procter & Gamble Company
Anheuser-Busch InBev SA/NV	HSBC Holdings plc	QUALCOMM Incorporated
Apple Inc.	Intel Corporation	Rio Tinto plc
AT&T Inc.	International Business Machines Corporation	Royal Bank of Canada
Berkshire Hathaway Inc.	Johnson & Johnson	Royal Dutch Shell plc
BHP Billiton Limited	Kraft Foods Group, Inc.	SABmiller plc
BP p.l.c.	McDonald’s Corporation	SAP AG
Chevron Corporation	Merck & Co., Inc.	Schlumberger N.V.
Cisco Systems, Inc.	Microsoft Corporation	The Toronto-Dominion Bank
The Coca-Cola Company	Nestlé S.A.	Unilever N.V.
Comcast Corporation	Novartis AG	United Technologies Corporation
ConocoPhillips	Novo Nordisk A/S	Verizon Communications Inc.
Eni SpA	Occidental Petroleum Corporation	Visa Inc.
Exxon Mobil Corporation	Oracle Corporation	The Walt Disney Company
General Electric Company	PepsiCo, Inc.

The fiscal 2014 target TDC for Mr. Duke fell between the 50th and 75th percentiles of peer TDC within the Top 50. Mr. Simon’s and Mr. McMillon’s respective fiscal 2014 target TDCs were in the top quartile for peer positions within this survey group. Mr. Ashe’s, Ms. Brewer’s, and Mr. Holley’s respective target TDCs were near the 50th percentile when compared to peer positions within this survey group.

What other information does the CNGC consider when establishing TDC?

The CNGC also reviews other information in the process of setting TDC, although the CNGC generally considers these factors to be less significant than the factors described above.

Realized and Realizable Compensation. The CNGC reviews an estimate of the realized compensation of each of our NEOs during prior fiscal years, as well as forecasts of the compensation that could be realized by our NEOs in future years. The CNGC reviews this information in order to understand the compensation actually earned by each NEO and to determine whether such realized compensation is consistent with its view of the performance of each NEO, as well as to provide insight into retention considerations.

Tally Sheets. The CNGC also reviews “tally sheets” prepared by our company’s Global People division. These tally sheets summarize the total value of the compensation realizable by each NEO for the upcoming fiscal year and quantify the value of each element of that compensation, including perquisites and other benefits. The tally sheets also quantify the amounts that would be owed to each NEO upon retirement or separation from our company.

Advisory Shareholder Votes on Executive Compensation. As noted above on page 47, our shareholders have expressed strong support for our executive compensation program at our last three annual shareholders’ meetings. The CNGC considered that support when establishing our NEOs’ compensation opportunities for fiscal 2014. The CNGC will continue to consider the outcome of these annual shareholder advisory votes when making future compensation decisions for our NEOs.

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What are our practices for equity awards, including stock options?

Timing of Equity Awards. The CNGC meets each January to approve and grant annual equity awards to our Executive Officers, including our NEOs, that are part of the compensation packages for those Executive Officers for the upcoming fiscal year. Because of the timing of these meetings, equity grants awarded for an upcoming fiscal year are reported in the executive compensation tables appearing in this proxy statement as granted during the prior fiscal year. The CNGC meets again in February and/or March to establish the performance goals applicable to the performance shares and any other performance-based equity granted at the January meeting.

Any special equity grants to Executive Officers during the year are approved by the CNGC at a meeting or by unanimous written consent.

Option Exercise Prices. We have not granted stock options to our Executive Officers for several years, and stock options are not currently a part of our executive compensation program. The CNGC may grant stock options in the future in special circumstances. If and when we grant stock options, the exercise price is and will be equal to the fair market value of our common stock on the date of grant.

Does the CNGC take tax consequences into account when designing executive compensation?

Yes. Section 162(m) of the Internal Revenue Code provides that compensation in excess of $1,000,000 paid to certain of our NEOs is generally not deductible by our company unless it is performance-based. A significant portion of the compensation awarded to our NEOs is intended to satisfy the requirements for deductibility under Section 162(m). Moreover, the terms of equity awards granted to our NEOs generally provide that, upon vesting, the receipt of such equity will be deferred if the payment of such equity would not be deductible for federal income tax purposes. When designing NEO compensation, the CNGC considers whether particular elements of that compensation will be deductible for federal income tax purposes. However, to maintain flexibility to compensate our executive officers in a manner designed to promote our long-term goals and objectives, the CNGC has not adopted a policy that all compensation must be deductible or have the most favorable tax or accounting treatment available to our company; rather, the CNGC retains the ability to pay appropriate compensation, even if our company may not be able to deduct all of that compensation under federal tax laws.

Do we have employment agreements with our NEOs?

Except for an agreement with Mr. Duke in connection with his retirement as President and CEO that provides that he will continue to serve as an Associate of our company through fiscal 2015 (described below in “Potential Payments Upon Termination or Change in Control”), we do not have employment agreements with any of our NEOs. Our NEOs and other Executive Officers are employed on an at-will basis.

Do we have severance agreements with our NEOs?

We have entered into a post-termination and non-competition agreement with each NEO. Each agreement provides that, if we terminate the NEO’s employment for any reason other than his or her violation of company policy, we will generally pay the NEO an amount equal to two times the NEO’s base salary, one-fourth of which is paid upon termination of employment and the balance of which is paid in installments commencing six months after separation.

Under these agreements, each NEO has agreed that for a two-year period following his or her termination of employment, he or she will not participate in a business that competes with us and will not solicit our Associates for employment. For purposes of these agreements, a competing business generally means any retail, wholesale, or merchandising business that sells products of the type sold by Walmart with annual revenues in excess of certain thresholds. These agreements reduce the risk that any of our former NEOs would use the skills and knowledge they gained while with us for the benefit of one of our competitors during a reasonable period after leaving our company. We do not have any contracts or other arrangements with our NEOs that provide for payments or other benefits upon a change in control of our company.

See “Potential Payments Upon Termination or Change in Control” beginning on page 72 for more information.

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What types of retirement and other benefits are our NEOs eligible to receive?

Our NEOs are eligible for the same retirement benefits as our officers generally, such as participation in our Deferred Compensation Matching Plan. They may also take advantage of other benefits available more broadly to our Associates, such as our 401(k) Plan. Our NEOs do not participate in any pension or other defined benefit retirement plan.

Does our compensation program contain any provisions addressing the recovery or non-payment of compensation in the event of misconduct?

Yes. Our MIP and our Stock Incentive Plan both provide that we will recoup awards to the extent required by Walmart policies. Furthermore, our MIP provides that, in order to be eligible to receive an incentive payment, the participant must have complied with our policies, including our Statement of Ethics, at all times. It further provides that if the CNGC determines, within twelve months following the payment of an incentive award, that prior to the payment of the award, a participant has violated any of our policies or otherwise committed acts detrimental to the best interests of our company, the participant must repay the incentive award upon demand. Similarly, our Stock Incentive Plan provides that if the CNGC determines that an Associate has committed any act detrimental to the best interests of our company, he or she will forfeit all unexercised options and unvested Shares of restricted stock and performance shares. In addition, both the MIP and the SIP provide that all awards under these plans, whether or not previously paid or deferred, will be subject to the company’s policies and applicable law regarding clawbacks in effect from time to time.

Are our NEOs subject to any minimum requirements regarding ownership of our stock?

To further align the long-term interests of our executives and our shareholders, the Board has approved stock ownership guidelines applicable to our CEO and other senior officers.

In June 2013, our Board strengthened the stock ownership guidelines applicable to our CEO and senior officers, as follows:

•	our CEO must maintain beneficial ownership of unrestricted Shares equal in market value to seven times his current annual base salary; and
•	our other NEOs and certain other senior officers must maintain beneficial ownership of unrestricted Shares equal in market value to five times his or her current annual base salary.

The CEO and other senior officers must satisfy these stock ownership guidelines no later than the fifth anniversary of his or her appointment to a position covered by the stock ownership guidelines. If any covered officer is not in compliance with these stock ownership guidelines, he or she may not sell or otherwise dispose of more than 50 percent of any Shares that vest pursuant to any equity award until such time as he or she is in compliance with the guidelines and such sale would not cause the covered officer to cease to be in compliance with the guidelines. Further, as noted below, any Shares that have been pledged will not be counted when determining whether the officer is in compliance with the guidelines. The Board or the CNGC can modify these guidelines in the event of dramatic and unexpected changes in the market value of our Shares or in other circumstances that the Board or the CNGC deem appropriate. Currently, each of our NEOs is in compliance with our stock ownership guidelines, as illustrated by the following graph:

*	Assumes a stock price of $76.77/Share, which was the closing price of a Share on April 1, 2014. Includes Shares that have vested but have been deferred. Does not include restricted stock or performance shares that have not yet vested, and does not include Shares underlying stock options. Ms. Brewer and Mr. Ashe have not yet reached their required compliance dates under the stock ownership guidelines.

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Are there any restrictions on the ability of our NEOs to engage in transactions involving company stock?

Yes. Our Insider Trading Policy contains the following restrictions:

•	Our directors and Executive Officers may trade in our stock only during open window periods, and then only after they have pre-cleared transactions with our Corporate Secretary.
•	Our directors and Executive Officers may not enter into trading plans pursuant to SEC Rule 10b5-1 without having such plans pre-approved by our Corporate Secretary.
•	Our directors and Executive Officers may not at any time engage in hedging transactions (such as swaps, puts and calls, collars, and similar financial instruments) that would eliminate or limit the risks and rewards of Walmart stock ownership.
•	Our directors and Executive Officers may not at any time engage in any short selling, buy or sell options, puts or calls, whether exchange-traded or otherwise, or engage in any other transaction in derivative securities that reflects speculation about the price of our stock or that may place their financial interests against the financial interests of our company.
•	Our directors and Executive Officers are prohibited from using Walmart stock as collateral for any margin loan.
•	Before using Walmart stock as collateral for any other borrowing, our directors and Executive Officers must satisfy the following requirements:

–	The pledging arrangement must be pre-approved by Walmart’s Corporate Secretary; and

–	Any Walmart Shares pledged will not be counted when determining whether the director or Executive Officer is in compliance with our stock ownership guidelines.

Currently, none of our Independent Directors or Executive Officers has any pledging arrangements in place involving Walmart stock. One Outside Director has pledged Shares representing less than one percent of his sole and shared beneficial ownership as security for a line of credit, as disclosed on page 76 under “Holdings of Officers and Directors.”

Risk Considerations in our Compensation Program

The CNGC, pursuant to its charter, is responsible for reviewing and overseeing the compensation and benefits structure applicable to our Associates generally, including any risks that may arise from our compensation program. We do not believe that our compensation policies and practices for our Associates give rise to risks that are reasonably likely to have a material adverse effect on our company. In reaching this conclusion, we considered the following factors:

•	Our compensation program is designed to provide a mix of both fixed and variable incentive compensation.
•	The performance-based (cash incentive and performance share) portions of compensation are designed to reward both annual performance (under the cash incentive plan) and longer-term performance (under the performance share program). We believe this design mitigates any incentive for short-term risk-taking that could be detrimental to our company’s long-term best interests.
•	Our performance-based incentive compensation programs generally reward a mix of different performance measures, namely, operating income-based measures; sales-based measures; and return on investment. We believe that this mix of performance measures mitigates any incentive to seek to maximize performance under one measure to the detriment of performance under another measure. For example, if our management were to seek to increase sales by pursuing strategies that would negatively impact our operating income, resulting increases in performance share payouts should be offset by decreases in annual cash incentive payouts.
•	Maximum payouts under both our annual cash incentive plan and our performance share program are capped at 125 percent and 150 percent of target payouts, respectively. We believe that these limits mitigate excessive risk-taking, since the maximum amount that can be earned in a single cycle is limited.
•	A significant percentage of our management’s incentive compensation is based on the performance of our total company. This is designed to mitigate any incentive to pursue strategies that might maximize the performance of a single operating segment or area of responsibility to the detriment of our company as a whole.
•	Our senior executives are subject to stock ownership guidelines, which we believe motivate our executives to consider the long-term interests of our company and our shareholders and discourage excessive risk-taking that could negatively impact our stock price.
•	Our performance-based incentive compensation programs are designed with payout curves that are relatively smooth and do not contain steep payout “cliffs” that might encourage short-term business decisions in order to meet a payout threshold.
•	Our Executive Officers’ cash incentive payments are subject to reduction or elimination if certain compliance objectives are not satisfied.

Finally, our cash incentive plan and our Stock Incentive Plan both contain provisions under which awards may be recouped or forfeited if the recipient has not complied with our policies, including our Statement of Ethics, or has committed acts detrimental to the best interests of our company.

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Summary Compensation

The Summary Compensation table below summarizes the compensation for each of our NEOs for the fiscal years shown.

Name and Principal Position	Fiscal Year ended Jan. 31	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
Michael T. Duke,	2014	1,366,593	0	0	0	2,846,793	940,201	490,090	5,643,677
President and	2013	1,315,731	0	13,649,520	0	4,373,180	710,664	644,450	20,693,545
CEO*	2012	1,264,775	0	13,066,877	0	2,878,305	544,523	377,258	18,131,738
C. Douglas	2014	954,408	0	23,011,020	0	1,035,019	338,400	254,091	25,592,938
McMillon,	2013	929,748	0	6,544,249	0	1,553,986	246,652	288,458	9,563,093
Executive Vice	2012	904,521	0	8,568,298	0	1,126,230	172,318	190,037	10,961,404
President*
Charles M.	2014	793,617	0	6,227,241	0	827,762	140,435	210,336	8,199,391
Holley, Jr.,	2013	752,002	0	4,272,120	0	1,246,554	107,876	260,118	6,638,670
Executive Vice	2012	731,598	0	3,284,162	0	832,454	85,790	178,168	5,112,172
President and
CFO
William S. Simon,	2014	939,684	0	9,073,207	0	2,900,410	12,457	128,602	13,054,360
Executive Vice	2013	899,732	0	6,544,249	0	3,558,426	5,775	213,615	11,221,797
President	2012	869,732	0	6,099,191	0	1,288,918	340	184,987	8,443,168
Neil M. Ashe,	2014	843,544	0	11,252,483	0	1,030,705	842	51,169	13,178,743
Executive Vice	2013	804,396	500,000	5,706,985	0	1,297,076	0	42,488	8,350,945
President	2012	36,996	500,000	10,710,952	0	0	0	40	11,247,988
Rosalind G.	2014	843,544	0	9,181,738	0	1,281,066	8,166	349,909	11,664,423
Brewer,	2013	801,992	0	11,914,550	0	1,463,770	8,650	268,160	14,457,122
Executive Vice
President**
*	As discussed in the CD&A on page 49, we generally grant equity awards to Executive Officers in January as part of their compensation for the upcoming year. Mr. Duke retired as President and CEO of Walmart effective January 31, 2014 and Mr. McMillon succeeded Mr. Duke as President and CEO effective February 1, 2014. In anticipation of Mr. Duke’s retirement, he did not receive any equity awards in January 2014 and Mr. McMillon received equity awards in January 2014 commensurate with his new position, including additional performance share awards, as is customary when executives are hired or promoted. See page 56 for a discussion of these awards.
**	Ms. Brewer was not an NEO in fiscal 2012. Accordingly, as permitted by the SEC’s rules, only information relating to Ms. Brewer’s compensation for the fiscal years during which Ms. Brewer was an NEO is disclosed in the Summary Compensation and other compensation tables, the footnotes to those tables, and in the related discussions of the NEOs’ compensation.
(1)	The amounts shown in this column represent salaries earned during the fiscal years shown, with the following amounts being the amounts that certain of our NEOs elected to defer under the Deferred Compensation Matching Plan:

Name	Fiscal 2014 ($)	Fiscal 2013 ($)	Fiscal 2012 ($)
Michael T. Duke	260,000	260,000	260,000
Charles M. Holley, Jr.	270,400	261,560	249,485
C. Douglas McMillon	104,000	104,000	104,000
(2)	In accordance with SEC rules, the amounts included in this column are the aggregate grant date fair value for stock awards granted in the fiscal years shown, including restricted stock awards and performance share awards, computed in accordance with the stock-based compensation accounting rules that are a part of GAAP (as set forth in Financial Accounting Standards Board’s Accounting Standards Codification Topic 718). In accordance with the SEC’s rules, the amounts in this column for each fiscal year exclude the effect of any estimated forfeitures of such awards.
Each NEO was granted restricted stock on January 24, 2014. The grant date fair value of these awards was determined based on a per-Share amount of $74.42, which was the closing price of a Share on the NYSE on that date. Each NEO received an annual performance share award on January 24, 2014. In addition, as is customary for our company, Mr. McMillon received two additional performance share awards in connection with his promotion to President and CEO. Moreover, Mr. Ashe and Ms. Brewer received two additional performance share awards. These awards are included in the amounts for fiscal 2014 in this column, and are described on page 56.
As discussed in the CD&A, the number of performance shares that vest, if any, depends on whether we achieve certain levels of performance with respect to certain performance measures. The grant date fair values of the performance share awards included in the amounts in this column are based on the probable outcome of those awards as of the grant date, i.e., the probable payout of such awards based on what we have determined, in accordance with the stock-based compensation accounting rules, to be the probable levels of achievement of the performance goals related to those awards as described in the CD&A. The table below shows the grant date fair value of the performance share awards granted to each NEO during fiscal 2014, fiscal 2013, and fiscal 2012 assuming that: (i) our performance with respect to those performance measures will be at the levels we deem probable as of the grant dates; and (ii) our performance with respect to those performance measures will be at levels that would result in a maximum payout under those performance awards. The grant date fair value of each performance share award was determined based on the closing price of a Share on the NYSE on the grant date discounted for the expected dividend yield for such Shares during the vesting period:

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Name	Fiscal Year of Grant	Grant Date Fair Value (Probable Performance) ($)	Grant Date Fair Value (Maximum Performance) ($)
Michael T. Duke	2014	0	0
	2013	9,999,490	14,999,267
	2012	9,585,466	14,378,199
C. Douglas McMillon	2014	19,386,022	29,079,068
	2013	4,794,271	7,191,438
	2012	4,818,331	7,227,497
Charles M. Holley, Jr.	2014	3,102,279	4,653,455
	2013	2,397,104	3,595,687
	2012	2,409,166	3,613,749
William S. Simon	2014	4,823,230	7,234,845
	2013	4,794,271	7,191,438
	2012	4,474,189	6,711,312
Neil M. Ashe	2014	7,502,534	11,253,837
	2013	3,082,018	4,623,027
	2012	9,585,974	14,379,048
Rosalind G. Brewer	2014	6,681,747	10,022,656
	2013	8,539,555	12,809,394
	2012	N/A	N/A
(3)	Incentive payments in this column shown for fiscal 2014, fiscal 2013, and fiscal 2012 were earned in connection with our company’s performance for fiscal 2014, fiscal 2013, and fiscal 2012, respectively, but were paid during the following fiscal year. The amount shown in this column for Mr. Simon includes a special performance-based cash award of $1.5 million based on the performance of the company’s Walmart U.S. segment during fiscal 2014, which is described above on page 56. Certain portions of the amounts in this column were deferred at the election of the NEOs, as follows:

Name	Fiscal 2014 ($)	Fiscal 2013 ($)	Fiscal 2012 ($)
Michael T. Duke	2,346,793	3,373,180	2,158,729
C. Douglas McMillon	517,510	776,993	563,115
Charles M. Holley, Jr.	343,045	615,260	346,095
William S. Simon	0	120,000	0
Neil M. Ashe	0	0	0
Rosalind G. Brewer	100,000	146,377	Not applicable
(4)	The amounts shown in this column represent above-market interest credited on deferred compensation under our company’s nonqualified deferred compensation plans, as calculated pursuant to Item 402(c)(2)(viii)(B) of SEC Regulation S-K.
(5)	“All other compensation” for fiscal 2014 includes the following amounts:

Name	401(k) Plan Matching Contributions ($)	Personal Use of Company Aircraft ($)	Company Contributions to Deferred Compensation Plans ($)
Michael T. Duke	15,300	144,586	317,688
C. Douglas McMillon	15,300	38,847	195,241
Charles M. Holley, Jr.	15,300	70,725	121,061
William S. Simon	15,300	109,746	0
Neil M. Ashe	6,865	42,156	0
Rosalind G. Brewer	15,300	73,512	100,000

The value shown for personal use of Walmart aircraft is the incremental cost to our company of such use, which is calculated based on the variable operating costs to our company per hour of operation, which include fuel costs, maintenance, and associated travel costs for the crew. Fixed costs that do not change based on usage, such as pilot salaries, depreciation, insurance, and rent, are not included.
The amounts in the “all other compensation” column for fiscal 2014 also include relocation benefits in accordance with Walmart’s relocation policy in the amount of $84,400 provided to Ms. Brewer for her relocation from Atlanta, Georgia to the company’s headquarters in Bentonville, Arkansas in connection with her promotion to her current position. These relocation benefits included the movement of household goods, travel, expenses related to the purchase of a home near the company’s headquarters, temporary housing expenses, and other miscellaneous items, but did not include the repayment of any loss on the sale of her home or similar payments. Also included in “all other compensation” for Ms. Brewer for fiscal 2014 are tax gross-up payments in the amount of $75,178, primarily related to the relocation benefits described in the preceding sentence. The amounts in this column also include tax gross-up payments to each other NEO in amounts less than $10,000. The amounts in this column also include the cost of term life insurance premiums for each NEO and the cost of physical examinations for certain NEOs. The values of these personal benefits are based on the incremental aggregate cost to our company and are not individually quantified because none of them individually exceed the greater of $25,000 or 10 percent of the total amount of perquisites and personal benefits for such NEO.

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Other than an agreement with Mr. Duke in connection with his retirement as President and CEO and post-termination agreements with our other NEOs containing covenants not to compete (as described below under “Potential Payments upon Termination or Change in Control”), our company does not have employment agreements with our NEOs. We do not have any contracts or other arrangements with our NEOs that provide for payments or other benefits upon a change in control of our company. The CNGC reviews and approves at least annually the compensation package of all Executive Officers, consisting of base salary, annual cash incentive payments, equity awards, and perquisites. The various incentive and equity compensation plans and types of awards available under our company’s plans are described more fully in the CD&A, and more detailed information regarding the specific incentive and equity awards granted to NEOs during fiscal 2014 is set forth in the “Fiscal 2014 Grants of Plan-Based Awards” table and accompanying notes.

Fiscal 2014 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of		All Other Option Awards: Number of Securities	Exercise or Base Price of	Grant Date Fair Value of Stock
	Grant Date	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold (#)		Target (#)		Maximum (#)		Stock or Units (#)(5)		Underlying Options (#)	Option Awards ($/Sh)	and Option Awards ($)(12)
C. Douglas		1,440,000	3,840,000	4,800,000
McMillon	1/24/14				73,065	(2)	146,130	(2)	219,195	(2)					9,990,908
	1/24/14				35,214	(3)	70,427	(3)	105,641	(3)					5,008,064
	1/24/14				30,243	(4)	60,486	(4)	90,729	(4)					4,387,050
	1/24/14										48,710	(6)			3,624,998
Charles M.		675,000	1,800,000	2,250,000
Holley, Jr.	1/24/14				20,156	(2)	40,312	(2)	60,468	(2)					2,756,131
	4/11/13				2,411	(3)	4,821	(3)	7,232	(3)					346,148
	1/24/14										26,874	(7)			1,999,964
	4/11/13										14,462	(8)			1,124,999
William S.		900,000	2,400,000	3,000,000
Simon			2,500,000
	1/24/14				35,273	(2)	70,546	(2)	105,819	(2)					4,823,230
	1/24/14										57,108	(9)			4,249,977
Neil M.		855,000	2,280,000	2,850,000
Ashe	1/24/14				35,273	(2)	70,546	(2)	105,819	(2)					4,823,230
	1/24/14				10,940	(3)	21,880	(3)	32,820	(3)					1,555,887
	1/24/14				7,745	(4)	15,489	(4)	23,234	(4)					1,123,417
	1/24/14										50,389	(10)			3,749,949
Rosalind		810,000	2,160,000	2,700,000
G. Brewer	1/24/14				30,234	(2)	60,468	(2)	90,702	(2)					4,134,197
	1/24/14				8,605	(3)	17,209	(3)	25,814	(3)					1,223,732
	1/24/14				9,126	(4)	18,252	(4)	27,378	(4)					1,323,818
	1/24/14										33,593	(11)			2,499,991

As a result of his retirement as President and CEO of Walmart, Mr. Duke is not eligible to earn a cash incentive payment or other non-equity incentive compensation during fiscal 2015, and did not receive any equity awards during fiscal 2014. Therefore, he is omitted from this table.
(1)	The amounts in these columns represent the threshold, target, and maximum amounts of potential cash incentive payments that may be earned by our NEOs under the Management Incentive Plan for performance during fiscal 2015. Our company and/or one or more operating segment or area of responsibility must meet the applicable threshold performance goals for an NEO to receive payments in the threshold amounts shown above, must meet the applicable target goals to receive payments in the target amounts shown above, and must meet the applicable maximum goals to receive payments in the maximum amounts shown above. Performance at a level between the threshold and target or target and maximum goals results in a payment that is prorated between the threshold and target or target and maximum amounts shown. If threshold performance goals for an NEO are not satisfied, that NEO will not receive any payment under the Management Incentive Plan for fiscal 2015. For fiscal 2015, the performance measures and weightings applicable to our NEOs are as follows:

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Name		Weighting
C. Douglas McMillon	75% Total Company Operating Income		25% Total Company Sales
Charles M. Holley, Jr.	75% Total Company Operating Income		25% Total Company Sales
	50% Total Company Operating Income		25% Walmart U.S. Sales
William S. Simon	25% Walmart U.S. Operating Income
Neil M. Ashe	37.5% Total Company Operating Income		12.5% Total Company Sales
	15% Global eCommerce Operating Income		35% Global eCommerce Gross Merchandise Value
Rosalind G. Brewer	50% Total Company Operating Income		25% Sam’s Club Sales
25% Sam’s Club Operating Income
The CD&A provides additional information regarding the cash-incentive awards made under our Management Incentive Plan, the performance measures used to determine if cash incentive payments will be received by our NEOs, and the potential amounts of any such payments. The additional amount included in the “target” column for Mr. Simon represents a special performance-based cash award opportunity for Mr. Simon, with payout contingent on meeting a sales-based performance goal during fiscal 2015. The CD&A provides additional information regarding the special performance-based cash award on page 56.
(2)	Represents the threshold, target, and maximum number of Shares that may vest with respect to performance share awards with a three-year performance cycle ending January 31, 2017. These performance shares will vest if our company meets applicable performance goals with respect to the performance measures described below. Up to 150 percent of the target number of Shares will vest at the end of the performance cycle, depending on the level of performance relative to the performance goals.
The CNGC annually establishes performance measures and goals for each fiscal year within the performance period. These performance measures and goals may be the same as or different from the performance measures and goals for any other fiscal year within the performance period. The average of our performance against the annual goals for each fiscal year within the performance period will determine the number of performance shares that ultimately vest. For fiscal 2015, the applicable performance measures are: (i) return on investment; and (ii) sales growth of our company or one of its operating segments, depending on each NEO’s primary area of responsibility. Each NEO’s performance measure weighting for fiscal 2015 is as follows:

Name		Weighting
C. Douglas McMillon	50% Total Company Return on Investment		50% Total Company Sales
Charles M. Holley, Jr.	50% Total Company Return on Investment		50% Total Company Sales
William S. Simon	50% Total Company Return on Investment		50% Walmart U.S. Sales
Neil M. Ashe	50% Total Company Return on Investment		50% Total Company Sales
Rosalind G. Brewer	50% Total Company Return on Investment		50% Sam’s Club Sales
Performance at a level between the threshold and target or target and maximum goals results in a payout that is prorated between the threshold and target or target and maximum amounts shown. If Walmart does not meet the threshold level of performance for a particular performance measure, none of the performance shares tied to that performance measure will vest. However, performance shares tied to other performance measures will still vest if Walmart meets at least the threshold goal for those performance measures. Holders of performance shares do not earn dividends or enjoy other rights of shareholders with respect to such performance shares until such performance shares have vested. The CD&A provides additional information regarding our performance share program and the related performance measures.

(3)	Represents the threshold, target, and maximum number of Shares that may vest with respect to a performance share award with a three-year performance cycle ending January 31, 2016. The vesting of these performance shares will be based on the average of performance against the applicable performance measures during fiscal 2014, fiscal 2015, and fiscal 2016. The performance measures applicable to these performance shares during fiscal 2015 are as described in footnote (2) above.

(4)	Represents the threshold, target, and maximum number of Shares that may vest with respect to a performance share award with a three-year performance cycle ending January 31, 2015. The vesting of these performance shares will be based on the average of performance against the applicable performance measures during fiscal 2013, fiscal 2014, and fiscal 2015. The performance measures applicable to these performance shares during fiscal 2015 are as described in footnote (2) above.

(5)	Represents restricted stock granted under the Stock Incentive Plan. These Shares of restricted stock vest based on the continued service of the NEO as an Associate through the vesting date. During the period prior to their vesting, our NEOs may vote these Shares and receive dividends payable with respect to these Shares, but may not sell or otherwise dispose of these Shares until they vest. The restricted stock and all related rights will be forfeited if the restricted stock does not vest.

(6)	These Shares of restricted stock are scheduled to vest on the third anniversary of the grant date.

(7)	13,437 of these shares are scheduled to vest on January 31, 2016, and the remaining 13,437 are scheduled to vest on the third anniversary of the grant date.

(8)	6,427 of these shares vested on January 28, 2014 and the remaining 8,035 are scheduled to vest on January 28, 2016.

(9)	33,593 of these shares are scheduled to vest on January 31, 2016, and the remaining 23,515 are scheduled to vest on the third anniversary of the grant date.

(10)	13,437 of these shares are scheduled to vest on December 16, 2014, 13,437 are scheduled to vest on December 13, 2016, and the remaining 23,515 are scheduled to vest on the third anniversary of the grant date.

(11)	13,437 of these shares are scheduled to vest on December 16, 2014, and the remaining 20,156 are scheduled to vest on the third anniversary of the grant date.

(12)	The grant date fair value of the equity awards awarded on January 24, 2014 is determined based on a per-Share amount of $74.42, which was the closing price of a Share on the NYSE on that date. The grant date fair value of the equity awards awarded on April 11, 2013 is determined based on a per-Share amount of $77.79, which was the closing price of a Share on the NYSE on that date. Fair values are computed in accordance with the stock-based compensation accounting rules, and exclude the effect of any estimated forfeitures of the performance shares or restricted stock. The grant date fair values of the performance share awards included in such amounts are based on the probable outcome of those awards on the date of grant, and based on the closing price of a Share on the date the award was made, discounted for the present value of the expected dividend yield for such Shares during the vesting period. For performance shares granted on January 24, 2014 with a performance cycle ending January 31, 2017, a discounted per-Share value of $68.37 was used. For performance shares granted on January 24, 2014 with a performance cycle ending January 31, 2016, a discounted per-Share value of $71.11 was used. For performance shares granted on January 24, 2014 with a performance cycle ending January 31, 2015, a discounted per-Share value of $72.53 was used. For performance shares granted April 11, 2013 with a performance period ending January 31, 2016, a discounted per-Share value of $71.80 was used.

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Outstanding Equity Awards at Fiscal 2014 Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Michael T.	74,013			53.35	1/2/2015	211,362	15,784,514	170,378	12,723,829
Duke	118,188			45.69	1/4/2016
	125,104			47.96	1/21/2017
C. Douglas	15,660			45.69	1/4/2016	140,442	10,488,209	438,390	32,738,965
McMillon	75,063			47.96	1/21/2017
Charles M.
Holley, Jr.						93,244	6,963,462	125,806	9,395,192
William S.
Simon						150,572	11,244,717	225,776	16,860,952
Neil M.
Ashe						106,592	7,960,291	211,638	15,805,126
Rosalind G.	8,071			48.32	10/14/2016	98,505	7,356,353	181,404	13,547,251
Brewer	2,723			47.26	3/11/2017
(1)	The numbers in this column include Shares of restricted stock with service-based vesting requirements. These Shares of restricted stock are scheduled to vest in amounts and on the dates shown in the following table.

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	Michael T.	C. Douglas	Charles M.	William S.	Neil M.	Rosalind G.
Vesting Date	Duke	McMillon	Holley, Jr.	Simon	Ashe	Brewer
March 12, 2014	—	—	—	10,580	—	—
March 30, 2014	—	—	7,594	14,518	—	1,489
April 8, 2014	—	—	—	—	—	4,758
April 9, 2014	—	—	1,813	2,061	—	824
September 21, 2014	—	—	—	—	—	3,108
December 7, 2014	49,068	—	—	—	—	—
December 16, 2014	—	—	—	—	13,437	13,437
January 19, 2015	20,694	21,637	—	—	—	—
January 28, 2015	—	—	—	—	10,814	10,814
January 30, 2015	56,793	28,548	14,274	26,509	18,352	—
January 31, 2015	84,807	—	—	—	—	—
February 1, 2015	—	—	—	—	—	14,072
March 30, 2015	—	—	7,617	14,562	—	1,494
September 21, 2015	—	—	—	—	—	3,118
January 28, 2016	—	25,234	27,862	25,234	16,222	14,420
January 30, 2016	—	16,313	—	—	—	—
January 31, 2016	—	—	13,437	33,593	—	—
December 13, 2016	—	—	—	—	13,437	—
January 24, 2017	—	48,710	13,437	23,515	23,515	20,156
January 28, 2017	—	—	7,210	—	10,815	10,815
(2)	Based on the closing price of a Share on the NYSE on January 31, 2014 of $74.68.
(3)	Represents performance shares held by our NEOs, the vesting of which is subject to our company meeting certain performance goals as described in the CD&A, footnote (2) to the Summary Compensation table, and footnote (2) to the Fiscal 2014 Grants of Plan-Based Awards table. For purposes of this table, performance shares are assumed to vest at target levels. The target number of Shares scheduled to vest for each of the NEOs on January 31, 2015, 2016, and 2017 if the target level performance goals are met are as follows:

Name	Scheduled to Vest 1/31/2017	Scheduled to Vest 1/31/2016	Scheduled to Vest 1/31/2015
Michael T. Duke	—	—	170,378
C. Douglas McMillon	146,130	146,130	146,130
Charles M. Holley, Jr.	40,312	42,672	42,822
William S. Simon	70,546	75,703	79,527
Neil M. Ashe	70,546	70,546	70,546
Rosalind G. Brewer	60,468	60,468	60,468

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Fiscal 2014 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (3)
Michael T. Duke	124,050	2,868,036	226,727	17,000,994
C. Douglas McMillon			115,179	8,649,713
Charles M. Holley, Jr.			50,352	3,779,263
William S. Simon			81,897	6,143,804
Neil M. Ashe			35,881	2,659,500
Rosalind G. Brewer			71,396	5,228,625
(1)	The “value realized on exercise” equals the difference between the market price of a Share on the NYSE on the various dates of exercise and the option exercise price, multiplied by the number of Shares acquired upon exercise.
(2)	The receipt of certain of these Shares was deferred until a future date, as follows:

Name	Shares Deferred – Equity (#)
Michael T. Duke	218,888
C. Douglas McMillon	83,724
Charles M. Holley, Jr.	34,521
William S. Simon	32,306
Neil M. Ashe	0
Rosalind G. Brewer	3,276
(3)	The “value realized on vesting” equals the number of Shares vested multiplied by the fair market value of a Share, as defined in the Stock Incentive Plan, on the various dates on which such Shares vested.

Fiscal 2014 Nonqualified Deferred Compensation (1)

Name	Executive Contributions in Last FY ($) (2)	Company Contributions in Last FY ($) (3)	Aggregate Earnings in Last FY ($) (4)	Aggregate Withdrawals/ Distributions ($) (5)	Aggregate Balance at Last FYE ($) (6)
Michael T. Duke	19,019,981	317,688	4,033,562	0	140,106,973
C. Douglas McMillon	6,935,878	195,241	1,483,791	0	51,724,480
Charles M. Holley, Jr.	3,201,513	121,061	542,492	1,436,725	17,374,892
William S. Simon	2,465,287	0	202,547	0	9,444,631
Neil M. Ashe	0	0	97,968	0	3,903,960
Rosalind G. Brewer	351,136	100,000	62,103	0	2,414,950
(1)	Amounts in this table include amounts earned during fiscal 2014 but credited to the NEO’s deferred compensation accounts during fiscal 2015. See “Walmart’s Deferred Compensation Plans” on page 72 below for more information regarding the company’s deferred compensation plans.
(2)	The amounts in this column represent salary, cash incentive payments, and/or the value of equity awards that vested during fiscal 2014 but the receipt of which was deferred. Salary and cash incentive payments deferred are included in the Summary Compensation table under “Salary” and “Non-Equity Incentive Plan Compensation,” respectively, for fiscal 2014. Deferrals of equity awards were generally deferred upon vesting pursuant to an election made in a prior year by the NEO or pursuant to the terms of the awards. The following table indicates the deferred portion of each NEO’s salary, cash incentive payments, and equity awards that vested in fiscal 2014, and the form of deferral. For purposes of the following table, deferred equity is valued using the closing Share price on the NYSE on the dates the amounts were credited to each NEO’s deferral account:

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Name	Contributions	Form of Deferral	Amount ($)
Michael T. Duke	Salary	Cash	260,000
	Cash Incentive	Cash	2,346,793
	Equity	Share Units	16,413,188
C. Douglas McMillon	Salary	Cash	104,000
	Cash Incentive	Cash	517,510
	Equity	Share Units	6,314,368
Charles M. Holley, Jr.	Salary	Cash	270,400
	Cash Incentive	Cash	343,045
	Equity	Share Units	2,588,068
William S. Simon	Salary	Cash	0
	Cash Incentive	Cash	0
	Equity	Share Units	2,465,287
Rosalind G. Brewer	Salary	Cash	0
	Cash Incentive	Cash	100,000
	Equity	Share Units	251,136
(3)	The amounts in this column represent participation incentive payments under the Officer Deferred Compensation Plan (“ODCP”) and matching contributions to the Deferred Compensation Matching Plan (“DCMP”), as follows:

Name	ODCP Participation Incentive ($)	DCMP Matching Contributions ($)
Michael T. Duke	80,310	237,378
C. Douglas McMillon	91,499	103,742
Charles M. Holley, Jr.	39,258	81,803
Rosalind G. Brewer	0	100,000
(4)	The amounts in this column represent all interest on Officer Deferred Compensation Plan and Deferred Compensation Matching Plan account balances, SERP earnings, and dividend equivalents and interest earned on dividend equivalents in equity deferral accounts under the Stock Incentive Plan during fiscal 2014, as follows:

Name	ODCP Interest ($)	DCMP Interest ($)	SERP Interest ($)	Dividend Equivalents and Interest ($)
Michael T. Duke	1,911,444	168,988	84,610	1,868,520
C. Douglas McMillon	727,188	44,684	39,701	672,218
Charles M. Holley, Jr.	279,568	47,793	22,188	192,943
William S. Simon	0	4,846	16,026	181,675
Neil M. Ashe	0	0	0	97,968
Rosalind G. Brewer	1,263	11,458	5,537	43,845
The “above market” portion of interest on Officer Deferred Compensation Plan balances, Deferred Compensation Matching Plan balances, and dividend equivalents on deferred equity is included in the fiscal 2014 amounts in the Summary Compensation table under “Change in Pension Value and Nonqualified Deferred Compensation Earnings.”
(5)	Represents Shares of restricted stock that Mr. Holley previously elected to defer upon vesting until January 1, 2014. The amount reported in this column represents the fair market value of the Shares on the distribution date, plus dividend equivalents and interest on such dividend equivalents.
(6)	The aggregate balance for each NEO includes certain amounts included in the Summary Compensation table in prior fiscal years, as shown in the following table. The deferred equity amounts included in the table below are valued using the closing Share price on the NYSE on January 31, 2014, with the exception of deferred performance shares with a performance period ending January 31, 2014, which are valued using the closing Share price on the NYSE on March 4, 2014, the date such performance shares were credited to the NEOs’ deferral accounts.

Name	Amount Previously Reported on Summary Compensation Table ($)	Fiscal Years When Reported
Michael T. Duke	92,038,984	2007-2013
C. Douglas McMillon	22,819,737	2009-2013
Charles M. Holley, Jr.	8,516,509	2011-2013
William S. Simon	2,654,974	2011-2013
Neil M. Ashe	3,805,992	2012
Rosalind G. Brewer	155,027	2013

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Walmart’s Deferred Compensation Plans

Under the Deferred Compensation Matching Plan, which took effect on February 1, 2012, officers may elect to defer base salary and cash incentive amounts until separation of employment from our company or until a specified payment date. Interest accrues on amounts deferred at an interest rate set annually based on the ten-year Treasury note yield on the first business day of January plus 2.70 percent. The Deferred Compensation Matching Plan year ends on January 31 of each year. For fiscal 2014, the interest rate was 4.56 percent. In addition, our company allocates to each participant’s Deferred Compensation Matching Plan account a matching contribution of up to six percent of the amount by which the participant’s base salary and cash incentive payment exceed the then-applicable limitation in Section 401(a)(17) of the Internal Revenue Code. A participant is required to be employed on the last day of the Deferred Compensation Matching Plan year to receive a matching contribution for that year. A participant will become vested in the matching contribution credited to his or her account once the participant has participated in the Deferred Compensation Matching Plan for three plan years after his or her initial deferral. For purposes of determining the vesting of matching contributions, participants will be given credit for their participation in the Officer Deferred Compensation Plan, which was the predecessor deferred compensation plan in effect prior to February 1, 2012.

The Deferred Compensation Matching Plan replaced the Officer Deferred Compensation Plan. Participants may no longer elect to defer amounts into the Officer Deferred Compensation Plan. However, participants’ Officer Deferred Compensation Plan account balances will continue to earn interest at the same rate as Deferred Compensation Matching Plan balances until distribution. Additionally, participants who made contributions to the Officer Deferred Compensation Plan in prior years continue to earn incentive contributions to their Officer Deferred Compensation Plan accounts, as follows:

•	In the tenth year of continuous employment beginning with the year the participant first made a deferral under the Officer Deferred Compensation Plan, our company credits the deferral account with an increment equal to 20 percent of the sum of the principal amount of base salary and cash incentive payments deferred (taking into account a maximum amount equal to 20 percent of base salary) plus accrued interest on such amounts (the “20 Percent Increment”) in each of the first six years of the participant’s deferrals.
•	In the eleventh and subsequent years of continuous employment, the 20 Percent Increment is credited based on the recognized amount deferred five years earlier, plus earnings thereon.
•	In addition, in the fifteenth year of continuous employment beginning with the year the participant first made a deferral under the Officer Deferred Compensation Plan, our company credits the deferral account with an amount equal to 10 percent of the principal amount of base salary and cash incentive payments deferred (taking into account a maximum amount equal to 20 percent of base salary) plus accrued interest on such amount (the “10 Percent Increment”) in each of the first six years of the participant’s deferrals.
•	In the sixteenth and subsequent years of continuous employment, the 10 Percent Increment is credited based on the amount deferred 10 years earlier, plus earnings thereon.

Only contributions to the Officer Deferred Compensation Plan are taken into account for purposes of calculating the 20 Percent Increment and 10 Percent Increment; contributions to the Deferred Compensation Matching Plan are not considered.

The SERP was designed to supplement the historic profit sharing portion of the Walmart 401(k) Plan by providing mirror contributions to participants’ accounts in excess of applicable compensation limits set by the Internal Revenue Service. Because the Walmart 401(k) Plan was amended in 2011 to eliminate the profit sharing component, the SERP was frozen to new contributions as of January 31, 2013. The matching contribution component of the Deferred Compensation Matching Plan is intended to replace the company contribution previously made to participants under the SERP.

Finally, officers may also elect to defer the receipt of equity awards granted under the Stock Incentive Plan until a specified payout date or until after separation from employment with Walmart. Any deferrals of vested Shares are credited with dividend equivalents until the payout date, and these dividend equivalents earn interest at the same rate as amounts deferred under the Deferred Compensation Matching Plan.

Potential Payments Upon Termination or Change In Control

Most of our company’s plans and programs, including its deferred compensation plans, contain provisions specifying the consequences of a termination of employment. These provisions are described below. Other than the non-competition agreements and the agreement with Mr. Duke described below, our company does not have any employment agreements with its NEOs. Our company does not have any pension plans or other defined benefit retirement plans in which our NEOs or any of our Executive Officers participate. Furthermore, our plans and programs do not have any provisions under which our NEOs

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would be entitled to payments, accelerated equity vestings, or any other benefits upon a change in control of our company.

Non-competition agreements. Our company has entered into an agreement with each of our NEOs that contains, among other provisions, a covenant not to compete with our company and a covenant not to solicit our Associates for employment and that provides for certain post-termination payments to be made to such NEO. Each agreement prohibits the NEO, for a period of two years following his or her termination of employment with our company for any reason, from participating in a business that competes with our company and from soliciting our company’s Associates for employment. For purposes of these agreements, a “competing business” includes any retail, wholesale, or merchandising business that sells products of the type sold by our company, is located in a country in which our company has retail operations or in which the NEO knows our company expects to have retail operations in the near future, and has annual retail sales revenue above certain thresholds. Each agreement also provides that, if Walmart terminates the NEO’s employment for any reason other than his or her violation of Walmart policy, our company will generally pay the NEO an amount equal to two times the NEO’s base salary, one-fourth of which is paid upon termination of employment and the balance of which is paid in bi-weekly installments over an 18-month period commencing six months after separation. In the event of a breach of the restrictive covenants contained in the agreement, the NEO would no longer have a right to receive additional payments, and the company would have a right to recoup any payments previously made. Using each NEO’s base salary as of January 31, 2014, the maximum total payments by our company to each continuing NEO under such termination circumstances would be as follows:

C. Douglas McMillon	$1,907,658
Charles M. Holley, Jr.	$1,600,000
William S. Simon	$1,890,000
Neil M. Ashe	$1,700,000
Rosalind G. Brewer	$1,700,000

In connection with his retirement as President and CEO of Walmart, effective January 31, 2014, Mr. Duke and the company executed an agreement that, among other things, reaffirmed Mr. Duke’s covenant not to compete with Walmart, and extended his non-competition obligations through January 31, 2018. Under this agreement, Mr. Duke remains an Associate of the company through January 31, 2015 and will receive a base salary of $1,100,000 during fiscal 2015. As a result, the maximum total post-termination payments that the company could be obligated to pay Mr. Duke in the event his employment is terminated during the remainder of his employment with Walmart under the circumstances described in the preceding paragraph is $2,200,000. Mr. Duke will not be eligible to receive any cash incentive payments or equity awards during the remainder of his employment with Walmart.

Equity awards. Certain equity awards held by our NEOs provide for accelerated vesting in the event employment is terminated due to death or disability:

•	Restricted stock. Under the terms of most of our outstanding equity awards, in the event of the death of an NEO after his or her tenth year of service with our company, all unvested restricted stock held by such NEO granted during the prior three years would generally vest. In addition, certain restricted stock awards held by our NEOs provide that any Shares that would have vested within 90 days of his or her termination of employment due to death or disability would immediately vest. Upon termination of employment for any other reason, unvested restricted stock does not vest and is forfeited. The following table shows the value, as of January 31, 2014, of all unvested restricted stock that would have vested upon an NEO’s death or disability on January 31, 2014 (based on the closing price of a Share on the NYSE on January 31, 2014, of $74.68):

	Upon Death ($)	Upon Disability ($)
Michael T. Duke	11,400,873	0
C. Douglas McMillon	10,488,209	0
Charles M. Holley, Jr.	6,394,624	702,515
William S. Simon	2,028,234	2,028,234
Neil M. Ashe	0	0
Rosalind G. Brewer	528,062	528,062

Pursuant to his agreement with the company regarding his retirement described above, Mr. Duke forfeited all restricted stock scheduled to vest after January 31, 2015, with the exception of 52,362 shares scheduled to vest on January 28, 2016, which shall be accelerated to vest on January 31, 2015 if Mr. Duke remains employed through that date and otherwise satisfies the conditions of the agreement.

•	Performance shares. Certain performance shares held by our NEOs provide that in the event of the NEO’s death after 10 years of service with our company, his or her performance shares would vest in an amount equal to the number that would have vested at the end of the applicable performance cycle. Additionally, certain performance share awards provide that if an NEO’s employment terminates by reason of disability or by reason of death prior to completing 10 years of service with our company, a prorated portion of his or her performance shares would vest, based upon the number of full calendar months during the applicable performance cycle during which the NEO was employed. Upon termination of employment for any other reason, unvested performance shares generally do not vest and are forfeited. The following table shows the estimated value, as of January 31, 2014, of all performance shares that would have vested upon an NEO’s death or disability on January 31, 2014 (based on the closing price of a Share on the NYSE on January 31, 2014, of $74.68 and assuming that target performance goals are achieved for each grant of performance shares):

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	Upon Death ($)	Upon Disability ($)
Michael T. Duke	12,723,829	8,524,965
C. Douglas McMillon	32,738,965	10,912,988
Charles M. Holley, Jr.	9,395,192	3,194,250
William S. Simon	5,844,836	5,844,836
Neil M. Ashe	5,268,375	5,268,375
Rosalind G. Brewer	4,515,750	4,515,750

Pursuant to his agreement with the company regarding his retirement described above, Mr. Duke forfeited all performance shares scheduled to vest after January 31, 2015.

The CNGC has discretion to accelerate the vesting of any equity awards and to make other payments or grant other benefits upon a retirement or other severance from our company.

Our NEOs also participate in our company’s deferred compensation plans, the general terms of which are described in the CD&A and “Walmart’s Deferred Compensation Plans” above. Upon termination of employment, the NEOs would generally be entitled to the balances in their deferred compensation accounts as disclosed in the Fiscal 2014 Nonqualified Deferred Compensation table above. The timing of each NEO’s receipt of such deferred compensation balances would be determined by the terms of the company’s deferred compensation plans and the deferral elections previously made by our NEOs. See “Fiscal 2014 Nonqualified Deferred Compensation” above for information regarding the aggregate deferred compensation totals for each NEO as of January 31, 2014.

In addition, the Officer Deferred Compensation Plan provides for a prorated 10 Percent Increment or 20 Percent Increment (described above under “Walmart’s Deferred Compensation Plans”) to be paid upon separation from service in certain circumstances if age- and service-based requirements are met. The following table shows the estimated value as of January 31, 2014 of the prorated incentive payment each NEO would have received upon his separation from service as of January 31, 2014:

Michael T. Duke	$518,497
C. Douglas McMillon	$408,801
Charles M. Holley, Jr.	$232,189
William S. Simon	$0
Neil M. Ashe	$0
Rosalind G. Brewer	$0

Finally, as described under “Walmart’s Deferred Compensation Plans” above, the Deferred Compensation Matching Plan provides for a limited company matching contribution that becomes vested once an officer has participated in the Deferred Compensation Matching Plan for three plan years after his or her initial deferral. This company matching contribution becomes 100 percent vested if a participating officer dies or becomes disabled before completing this three-year vesting period. As of January 31, 2014, Mr. Simon had an unvested company matching contribution in the amount of $125,472 that he would receive if his death or disability were to occur prior to a separation from service for any other reason.

Proposal No. 3	Advisory Vote to Approve Named Executive Officer Compensation

Section 14A of the Exchange Act and a related SEC rule require that we provide our shareholders with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with SEC rules. We must provide this opportunity to our shareholders at least once every three years; however, following the recommendation of our shareholders at our 2011 Annual Shareholders’ Meeting, our Board has chosen to hold this vote every year.

As described above under “Compensation Discussion and Analysis,” our executive compensation program is designed with an emphasis on performance and is intended to closely align the interests of our NEOs with the interests of our shareholders. The CNGC regularly reviews our executive compensation program to ensure that compensation is closely tied to aspects of our company’s performance that our Executive Officers can impact and that are likely to have an impact on shareholder value. Our compensation programs are also designed to balance long-term performance with shorter-term performance and to mitigate any risk that an Executive Officer would be incentivized to pursue good results with respect to a single performance measure or company segment or area of responsibility to the detriment of our company as a whole. In the Compensation Discussion and Analysis referred to above, we discuss why we believe the compensation of our NEOs for fiscal 2014 properly reflected our company’s performance in fiscal 2014. We urge you to read carefully the Compensation Discussion and Analysis, the compensation tables, and the related narrative discussion in this proxy statement when deciding how to vote on this proposal

The vote on this proposal is advisory, which means that the vote will not be binding on Walmart, the Board, or the CNGC. However, the Board and CNGC value our shareholders’ opinions, and the CNGC will consider the results of the vote on this proposal when making future decisions regarding executive compensation and when establishing our NEOs’ compensation opportunities.

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In view of the foregoing, shareholders will vote on the following resolution at the 2014 Annual Shareholders’ Meeting:

RESOLVED, that the company’s shareholders hereby approve, on an advisory basis, the compensation of the Named Executive Officers of Walmart as disclosed in Walmart’s Proxy Statement for the 2014 Annual Shareholders’ Meeting in accordance with the Securities and Exchange Commission’s compensation disclosure rules.

The Board recommends that shareholders vote FOR this proposal.

STOCK OWNERSHIP

The following tables set forth ownership of Shares by major shareholders, directors, and Executive Officers of our company. There were 3,227,659,731 Shares outstanding on April 4, 2014.

Holdings of Major Shareholders

The following table lists the beneficial owners of five percent or more of the Shares outstanding as of April 4, 2014.

			Shared Voting and Investment Power
Name and Address of Beneficial Owner(4)	Direct or Indirect Ownership with Sole Voting and Investment Power		Shared, Indirect Ownership through Walton Enterprises, LLC		Other Indirect Ownership with Shared Voting and Investment Power		Total	Percent of Class
Alice L. Walton	6,976,420	(1)	1,609,891,131	(4)	15,479,786	(5)(6)(7)	1,632,347,337	50.57%
Jim C. Walton	10,501,829	(2)	1,609,891,131	(4)	1,360,148	(6)(7)	1,621,753,108	50.25%
John T. Walton Estate Trust	0		1,609,891,131	(4)	0		1,609,891,131	49.88%
S. Robson Walton	3,335,388	(3)	1,609,891,131	(4)	239,900	(8)	1,613,466,419	49.99%
(1)	This number includes 227,840 Shares held by a trust as to which Alice L. Walton, as the sole trustee, has sole voting and investment power.
(2)	Jim C. Walton has pledged 4,251,488 of the Shares directly owned by him as security for a line of credit extended to a company not affiliated with Walmart. This pledge complies with Walmart’s lnsider Trading Policy as described on page 63.
(3)	This number includes 63,517 Shares held in the 401(k) Plan on behalf of S. Robson Walton. He has sole voting and investment power with respect to these Shares.
(4)	Walton Enterprises, LLC holds a total of 1,609,891,131 Shares. Alice L. Walton, Jim C. Walton and S. Robson Walton share voting and dispositive power with respect to all Shares held by Walton Enterprises, LLC, individually as managing members of Walton Enterprises, LLC, and in their capacities as cotrustees of the John T. Walton Estate Trust, which is also a managing member of Walton Enterprises, LLC. The managing members of Walton Enterprises, LLC have the power to sell and vote those Shares. The business address of each managing member is P.O. Box 1508, Bentonville, Arkansas 72712.
(5)	This number includes 14,119,638 Shares held by trusts in which Alice L. Walton, as cotrustee, shares voting and dispositive power with an entity under her control, which have been registered for sale from time to time on a registration statement filed by the company with the SEC on December 8, 2011.
(6)	The number includes 2,174 Shares held by the John T. Walton Residuary Trust, as to which Jim C. Walton, Alice L. Walton, and an entity under her control, as cotrustees, share voting and dispositive power.
(7)	This number includes 1,357,974 Shares held by a partnership as to which Jim C. Walton, as a trustee of a certain trust that is a general partner thereof, shares voting and dispositive power with Alice L. Walton, as a trustee of certain trusts that are general partners thereof, and with certain of their nieces and nephews, the other general partners thereof.
(8)	These Shares are held by various trusts in which S. Robson Walton, as cotrustee thereof, shares voting and dispositive power.

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Holdings of Officers and Directors

This table shows the number of Shares held by each director and NEO on April 4, 2014. It also shows the Shares held by all of Walmart’s directors and Executive Officers as a group on that date.

Name of Beneficial Owner	Direct or Indirect with Sole Voting and Investment Power(1)	Indirect with Shared Voting and Investment Power	Total	Percent of Class
Aida M. Alvarez	24,779	290	25,069	*
Neil M. Ashe	176,693	0	176,693	*
Rosalind G. Brewer	186,577	0	186,577	*
James I. Cash, Jr.	26,474	0	26,474	*
Roger C. Corbett	15,165	0	15,165	*
Pamela J. Craig	1,466	0	1,466	*
Douglas N. Daft	36,825	0	36,825	*
Michael T. Duke	1,664,975	80,300	1,745,275	*
Timothy P. Flynn	7,819	0	7,819	*
Charles M. Holley, Jr.	272,775	0	272,775	*
Marissa A. Mayer	7,177	0	7,177	*
C. Douglas McMillon(2)	658,750	158,263	817,013	*
Gregory B. Penner	24,841	1,388,194	1,413,035	*
Steven S Reinemund	12,493	0	12,493	*
H. Lee Scott, Jr.	109,471	619,471	728,942	*
William S. Simon	289,508	0	289,508	*
Jim C. Walton(3)(4)	10,501,829	1,611,251,279	1,621,753,108	50.25%
S. Robson Walton(4)	3,335,388	1,610,131,031	1,613,466,419	49.99%
Christopher J. Williams	48,777	0	48,777	*
Linda S. Wolf	29,018	2,675	31,693	*
Directors and Executive Officers as a Group (26 persons)(3)	18,017,856	1,613,785,469	1,613,803,325	50.56%
*	Less than one percent
(1)	These amounts include Shares of unvested restricted stock held by certain Executive Officers and stock units deferred by certain Outside Directors and certain Executive Officers. These amounts also include Shares that the following persons had a right to acquire within 60 days after April 4, 2014, through the exercise of stock options and vested Shares they hold in the 401(k) Plan:

Name	Shares underlying stock options exercisable within 60 days	Shares held in the 401(k) Plan
Rosalind G. Brewer	10,794	0
Michael T. Duke	317,305	1,309
Charles M. Holley, Jr.	0	1,401
C. Douglas McMillon	90,723	1,539
S. Robson Walton	0	63,517
Directors and Executive Officers as a Group (26 persons)	461,351	71,894
(2)	C. Douglas McMillon also holds 1,900 American Depository Receipts of Wal-Mart de Mexico, S.A.B. de C.V. and 1,200 American Depository Receipts of Massmart Holdings Ltd. Another Executive Officer who is not an NEO also owns 544 American Depository Receipts of Wal-Mart de Mexico, S.A.B. de C.V. These holdings represent less than one percent of each class of security.
(3)	Jim C. Walton has pledged 4,251,488 of the Shares directly owned by him as security for a line of credit extended to a company not affiliated with Walmart.
(4)	Amounts shown for S. Robson Walton and Jim C. Walton include 1,609,891,131 Shares held by Walton Enterprises, LLC.

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Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Walmart’s directors, Executive Officers, and persons who own more than 10 percent of the outstanding Shares to file reports of ownership and changes in ownership with the SEC. SEC regulations require Walmart to identify anyone who failed to file a required report or filed a late report during fiscal 2014. Walmart believes that all Section 16(a) filing requirements were timely met during fiscal 2014.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of the end of fiscal 2014 with respect to Shares that may be issued under our company’s existing equity compensation plans.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted average exercise price of outstanding options, warrants and rights ($)		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	37,732,671	(1)	48.47	(2)	157,656,971
Equity compensation plans not approved by security holders	—		—		—
TOTAL	37,732,671	(1)	48.47	(2)	157,656,971
(1)	In addition to options to purchase Shares, this amount includes 9,305,086 Shares that may be issued upon the vesting of performance shares granted under the Stock Incentive Plan, which represents the maximum number of Shares that may be issued upon the vesting of these performance shares if maximum performance goals are achieved for each performance cycle, and 17,794,608 Shares that may be issued upon the vesting of restricted stock units granted under the Stock Incentive Plan. This amount also includes 2,604,298 Shares deferred in the form of Shares by officers and Outside Directors. This amount also includes 4,755,708 Shares available under equity compensation plans in which Associates of ASDA Group Limited (“ASDA”), our company’s subsidiary in the United Kingdom, participate.
(2)	Represents the weighted average exercise price of options to purchase 3,272,971 Shares and the rights to acquire 4,755,708 Shares that may be issued under the equity compensation plans for ASDA Associates described in footnote (1) above. This weighted average does not take into account Shares that may be issued upon the vesting of other forms of equity described in footnote (1) above.

SHAREHOLDER PROPOSALS

Our company has received notice of the intention of shareholders to present three separate proposals for voting at the 2014 Annual Shareholders’ Meeting. The text of the shareholder proposals and supporting statements appear exactly as received by our company. All statements contained in a shareholder proposal and supporting statement are the sole responsibility of the proponent of that shareholder proposal. Our company will provide the names, addresses, and shareholdings (to our company’s knowledge) of the proponents of any shareholder proposal upon oral or written request made to Wal-Mart Stores, Inc., c/o Gordon Y. Allison, Vice President and General Counsel, Corporate Division, 702 Southwest 8th Street, Bentonville, Arkansas 72716-0215, (479) 273-4000.

The Board recommends a vote against each of the following shareholder proposals based on broader policy reasons as set forth in Walmart’s statements in opposition following each shareholder proposal. In our statements in opposition, we have not attempted to refute all of the assertions made about Walmart in the shareholder proposals.

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Proposal No. 4	Independent Chairman

RESOLVED: The stockholders of Wal-Mart Stores, Inc. (the “Company”), ask the Board of Directors to adopt a policy that, whenever possible, the board chairman should be a director who has not previously served as an executive officer of the Company and who is “independent” of management. For these purposes, a director shall not be considered “independent” if, during the last three years, he or she –

•	Was, or was affiliated with a company that was, an advisor or consultant to the Company, or a significant customer or supplier of the Company;
•	Was employed by, or had a personal service contract(s) with the Company or its senior management;
•	Was affiliated with a company or non-profit entity that received the greater of $2 million or 2 percent of its gross annual revenues from the Company;
•	Had a business relationship with the Company that the Company had to disclose under SEC regulations;
•	Has been employed by a public company at which an executive officer of the Company serves as a director;
•	Had a relationship of the sort described above with an affiliate of the Company; or,
•	Was a spouse, parent, child, sibling or in-law of any person described above.

The policy should be implemented without violating any contractual obligation and should specify how to select an independent chairman if a current chairman ceases to be independent between annual shareholder meetings. Compliance with the policy may be excused if no independent director is available and willing to be chairman.

SUPPORTING STATEMENT: We believe the Board of Directors ability to provide independent oversight of management is compromised when the chairman of the board is not independent.

We believe that an independent Chairman who sets agendas, priorities and procedures for the board can enhance its oversight and accountability of management, and help ensure the objective functioning of an effective board. We view the alternative of having a lead outside director, even one with a robust set of duties, as adequate only in exceptional circumstances fully disclosed by the board.

Investigations into bribery and corruption at Wal-Mart’s subsidiaries in Mexico, China, Brazil, and India, along with a recent National Labor Relations Board decision to authorize a nationwide complaint against the company for violations of federal labor law, highlight the need for enhanced oversight of Wal-Mart’s corporate culture and behavior. A board led by an independent chairman is best positioned to drive such change.

The Millstein Center for Corporate Governance and Performance (Yale School of Management) noted in its 2009 “Chairing the Board” report, “The independent chair curbs conflicts of interest, promotes oversight of risk, manages the relationship between the board and CEO, serves as a conduit for regular communication with shareowners, and is a logical next step in the development of an independent board.”

We urge you to vote FOR this proposal.

Walmart’s Statement in Opposition to Proposal No. 4

Walmart has always strived to maintain high corporate governance standards. In keeping with this goal, and unlike most other companies in the Fortune 100, the Board has separated the roles of Chairman and CEO since 1988. As stated in our Corporate Governance Guidelines, the Board has a policy of separating the roles of Chairman and CEO. As described under the heading “Board Leadership Structure” above, we believe this separation of roles allows our CEO to focus on managing Walmart’s complex daily operations. We also believe that having a separate Chairman focused on oversight and governance matters allows the Board to more effectively perform its risk oversight role.

In addition, we have a number of other key corporate governance measures in place to see that our Board acts independently of management, including the following:

•	Independent Presiding Director. Since 2004, our Board has appointed an independent director to serve as Presiding Director. The Board recently expanded the responsibilities of the Presiding Director to include:

•	Presiding at meetings of our Non-Management Directors and Independent Directors, which are held regularly;
•	Serving as a liaison between the Chairman of the Board and the Independent Directors;
•	Having the authority to call meetings of directors, including separate meetings of the Non-Management Directors and Independent Directors;
•	Approving Board meeting agendas, schedules, and Board meeting-related information; and
•	Being available for consultation with major shareholders (generally defined as those holding two percent or more of the Company’s outstanding common stock) when appropriate.

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•	Majority independent Board. Currently 10 of the 16 incumbent members of our Board are independent, and 13 of the 16 Board members are Non-Management Directors.
•	Fully independent key Board committees. All members of the Audit Committee and Compensation, Nominating and Governance Committee are independent. The chairs of these committees are heavily engaged in establishing agendas for committee meetings. Walmart has no plans to rely on any of the governance exemptions available to “controlled companies” under the NYSE Listed Company Rules, if and when such exemptions may become available to the company.
•	Annual Board and Board committee self-assessments. As required by our Corporate Governance Guidelines, the Board and each of the Board committees evaluate their organization, leadership structure, and processes each year to see that the Board and Board committees are functioning effectively.

Our Chairman has more than 40 years of experience with Walmart, and is well positioned to provide our CEO with guidance, advice, and counsel regarding Walmart’s business, operations, and strategy. Moreover, our Chairman’s significant ownership stake in our company provides unparalleled alignment with the interests of his fellow shareholders. Our shareholders have recognized the effectiveness of our current Board leadership structure by re-electing our Chairman and other Board members by wide margins each year.

We note that the proponent, in its supporting statement, cites a 2009 report by the Yale School of Management’s Millstein Center for Corporate Governance and Performance (Chairing the Board: The Case for Independent Leadership in Corporate North America, available at http://web.law.columbia.edu/sites/default/files/microsites/millstein-center/2009%2003%2030%20Chairing%20The%20Board%20final.pdf (the “Millstein Report”)). Far from supporting this proposal, a significant portion of the Millstein Report focuses on the value of separating the roles of Chair and CEO, a structure that Walmart has had in place for more than two decades. Moreover, the Millstein Report recognizes that there is no “one size fits all” approach to Board leadership:

“The vast majority of advocates of the separation [of the roles of Chair and CEO] . . . recognizes that specific company conditions may warrant the combination under exceptional circumstances. In these cases, most would agree that companies should explain to shareowners why such an alternative model best serves the long-term interests of the corporation and its investors. For example, a situation in which a company may choose to explain rather than comply with separating the roles may include a family controlled enterprise in which the CEO and Chair is the majority shareowner.” (Millstein Report, at 20).

For the above reasons, the Board recommends that the shareholders vote AGAINST this proposal.

Proposal No. 5	Request for Annual Report on Recoupment of Executive Pay

RESOLVED, that shareholders of Wal-Mart Stores, Inc. (“Walmart”) urge the board of directors (“Board”) to adopt a policy (“Policy”) that Walmart will disclose annually whether Walmart, in the previous fiscal year, recouped any incentive or stock compensation from any senior executive or caused a senior executive to forfeit an outstanding incentive or stock compensation award, in each case as a result of a determination that the senior executive breached a company policy or engaged in conduct inimical to the interests of or detrimental to Walmart. For purposes of this proposal, “senior executive” includes a former senior executive.

The Policy should provide that the general circumstances of the recoupment or forfeiture will be described. The Policy should also provide that if no recoupment or forfeiture of the kind described above occurred in the previous fiscal year, a statement to that effect will be included in the report. The disclosure made under the Policy is intended to supplement, not supplant, any disclosure of recoupment or forfeiture required by law or regulation.

SUPPORTING STATEMENT

As long-term shareholders, we believe that compensation policies should promote sustainable value creation. We believe disclosure of the application of recoupment/forfeiture provisions would encourage ethical conduct and appropriate risk management at Walmart by educating senior executives about behavioral expectations, while discouraging future costly compliance violations by communicating concrete consequences for misconduct.

Walmart has mechanisms in place to recoup certain incentive compensation upon a finding of misconduct. Walmart’s Management Incentive Plan (“MIP”) provides that the Compensation, Nominating and Governance Committee (“Committee”) may recoup all incentive compensation, whether or not previously paid or deferred, awarded in the previous 12 months if the Committee determines that the recipient engaged in any act deemed inimical to the best interests of Walmart or failed to comply with Walmart’s policies. (2013 MIP, sections 4.3(b) and 4.3(c)) Similarly, the Stock Incentive Plan (“SIP”) provides for forfeiture of outstanding awards and repayment of amounts received in respect of certain plan awards, in the event the recipient is found by the Committee to have engaged in conduct detrimental to Walmart’s best interests. (2010 SIP, section 11.5) Separation agreements with several recently retired senior executives state that Walmart may suspend and recoup payments made under any agreement with the executive if a failure on the executive’s part to abide by Walmart’s Statement of Ethics is discovered.

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Walmart never has disclosed whether these recoupment/ forfeiture provisions have been applied, making it difficult for shareholders to hold members of the Committee accountable for administering the provisions. As of Q3 2014, Walmart has incurred $381 million in costs associated with investigations into alleged Foreign Corrupt Practices Act violations in Mexico, China, India and Brazil. (2013 10-K and 2014 Q3 10-Q) Walmart also recently pled guilty to federal and state criminal and civil charges of illegally dumping hazardous materials, leading to over $110 million in fines. (http://yosemite.epa.gov/opa/admpress.nsf/d0cf6618525a9efb85257359003fb69d/d4628253b5e27cab85257b79007349aa!opendocument) Recoupment disclosure would allow shareholders to determine whether Walmart recouped compensation from any current or former senior executive for similar misconduct.

Walmart’s Statement in Opposition to Proposal No. 5

The Board recommends that shareholders vote against this proposal because existing SEC disclosure rules already require sufficient disclosures regarding Walmart’s comprehensive recoupment policies and practices.

The Board and our management believe that compensation policies should promote sustainable value creation. That is why we include in our compensation plans, offer letters, and other agreements numerous terms and conditions that give us broad rights to recoup or not to pay compensation otherwise payable to Associates or former Associates who have engaged in misconduct. We believe that these recoupment rights are broader than those provided to the boards and management of many companies and reflect Walmart’s strong commitment to ethics and integrity. Walmart’s broad existing recoupment rights include the following:

•	Our Management Incentive Plan states that a participant must have complied with Walmart’s policies, including our Statement of Ethics, at all times in order to be eligible to receive a cash incentive payment. Moreover, a participant must repay an incentive award upon demand if the CNGC determines within twelve months of its payment that prior to the award’s payment the participant violated any of our policies or otherwise committed acts inimical to the best interests of our company.
•	Our Stock Incentive Plan provides that if the CNGC determines that an Associate has committed any act detrimental to the best interests of our company, he or she will forfeit all unexercised options and unvested Shares of restricted stock and performance shares. The Stock Incentive Plan additionally provides that a participant must reimburse the company if the CNGC determines that the participant, at any time up to one year after the receipt of an equity award, violated any of our policies, breached any restrictive covenants or confidentiality obligations, or otherwise committed acts inimical to the best interests of our company.
•	When an Executive Officer leaves Walmart, we generally enter into a separation agreement that states “[t]he Associate . . . acknowledges that the Associate has complied with the applicable Statement of Ethics during the Associate’s employment. The discovery of a failure to abide by the Statement of Ethics, whenever discovered, shall entitle Walmart to suspend and recoup any payments paid or due under this Agreement or any other agreements between the parties.” Our Statement of Ethics, among other directives, forbids all Associates from being dishonest, acting illegally, and having conflicts between the Associate’s work and personal affairs.

Walmart and the Board are committed to pursuing recoupment actions against current and former Associates believed to have acted unethically. We already are required by SEC disclosure requirements to disclose in our annual proxy statement when compensation has been recouped, and the amount recouped, from our NEOs. Moreover, where necessary to an understanding of our compensation policies and compensation decisions regarding the NEOs, we already must disclose in our annual proxy statement the reasons for the recoupment and how we determined the amount to be recovered.

Further, decisions to disclose information, taking into account applicable legal requirements, the desire of investors to receive information, confidentiality and commercial considerations, and other matters, are properly made on a case-by-case basis. Mandating a report would deprive the Board of the ability to exercise judgment and discretion with respect to the disclosure of potentially sensitive information. As noted above, the SEC’s existing disclosure rules already require Walmart to disclose recoupment from both certain current and former Executive Officers who served during the prior fiscal year, to the extent that such individuals meet the SEC’s definition of an NEO. We do not believe that expanding the disclosure requirements to all current and former “senior executives” is warranted.

In addition, recoupment of compensation is not the only sanction that Walmart may impose on Associates who violate company policies or otherwise act contrary to the best interests of our company. For example, an Associate’s misconduct may result in his or her immediate termination from the company. Thus, producing the report requested by the proponent, which would focus solely on recoupment or forfeiture of incentive or stock compensation, could present an incomplete and misleading picture of the full range of the company’s alternatives and actions to penalize and deter Associate misconduct.

In sum, the Board believes that this proposal is unnecessary because existing SEC disclosure rules already require sufficient disclosures regarding Walmart’s comprehensive recoupment policies and practices and because the report requested by the proposal would not include the full range of sanctions used by Walmart to address Associate misconduct.

For the above reasons, the Board recommends that the shareholders vote AGAINST this proposal.

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Proposal No. 6	Request for Annual Report on Lobbying

Whereas, corporate lobbying exposes our company to risks that could adversely affect the company’s stated goals, objectives, and ultimately shareholder value, and

Whereas, we rely on the information provided by our company and, therefore, have a strong interest in full disclosure of our company’s lobbying to evaluate whether it is consistent with our company’s expressed goals and in the best interests of shareholders and long-term value.

Resolved, the shareholders of Wal-Mart Stores, Inc. (“Walmart”) request the Board authorize the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.
2.	Payments by Walmart used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.
3.	Walmart’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.
4.	Description of management’s and the Board’s decision making process and oversight for making payments described in section 2 and 3 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which Walmart is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee or other relevant oversight committees and posted on Walmart’s website.

Supporting Statement

As shareholders, we encourage transparency and accountability in our company’s use of corporate funds to influence legislation and regulation. Walmart is reportedly a member of the Chamber of Commerce, which is characterized as “by far the most muscular business lobby group in Washington” (“Chamber of Secrets,” Economist, April 21, 2012), spending more than $1 billion on lobbying since 1998. Walmart has experienced negative press because of its involvement with the Chamber that actively lobbies against the Foreign Corrupt Practices Act (“Wal-Mart Took Part in Lobbying Campaign to Amend Anti-Bribery Law,” Washington Post, April 12, 2012). Walmart does not disclose its memberships in, or payments to, trade associations, or the portions of such amounts used for lobbying. Transparent reporting would reveal whether company assets are being used for objectives contrary to Walmart’s long-term interests.

Walmart spent approximately $13.97 million in 2011 and 2012 on direct federal lobbying activities (opensecrets.org). The federal figure does not include lobbying expenditures to influence legislation in states. Walmart lobbies at the state level with at least 197 lobbyists in 47 states in 2012 (National Institute on Money in State Politics). And Walmart does not disclose its membership in tax-exempt organizations that write and endorse model legislation.

We urge support for this proposal.

Walmart’s Statement in Opposition to Proposal No. 6

The Board recommends that shareholders vote against this proposal. Walmart already discloses information about its lobbying activities and procedures (including the oversight role played by the Board), as required by existing law, regulations, and Walmart policies. The additional disclosures of proprietary and confidential information required by this proposal are unnecessary and would risk putting Walmart at a competitive disadvantage.

Our business is subject to extensive regulation at the federal and state levels. We engage with public policymakers at the federal, state, and local levels when we believe it will serve the best interests of Walmart and our shareholders. Walmart is committed to participating in the political process as a good corporate citizen. In this regard, Walmart has developed effective policies for the appropriate disclosure and oversight of its lobbying activities and is fully committed to complying with all laws concerning lobbying activities, including laws requiring public disclosure.

Walmart’s lobbying activities, and the decision-making process relating to such activities, are subject to review and oversight. As referenced in our 2013 Global Responsibility Report, our statement regarding Political and Policy-Oriented Engagement, available at http://corporate.walmart.com/microsites/global-responsibility-report-2013/pdf/Political%20and%20Public%20Policy--Global%20Responsibility%20Report%20(2013).pdf, outlines the policies and procedures governing Walmart’s lobbying activities. As reflected in that statement and in the charter of the CNGC (which is composed only of Independent

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Directors), the CNGC has review and oversight responsibility for Walmart’s legislative affairs and public policy engagement strategy. In addition, our Government Relations Policy, available at http://corporate.walmart.com/government-relations-policy, states that all lobbying activities and other communications with government officials or legislative bodies on behalf of Walmart only be made by or as specifically directed by the company’s Government Relations department. This policy further directs that Walmart corporate funds may not be given to political candidates, entities, or organizations without the express knowledge and consent of the Government Relations department.

Walmart also complies with all federal and state reporting requirements governing its lobbying activities. Under the Lobbying Disclosure Act of 1995, as amended, Walmart submits quarterly reports to Congress which outline Walmart’s federal lobbying activities, including lobbying expenditures for the quarter and the specific legislative items that were the topics of communications, and identifying the individuals who lobbied on behalf of Walmart. These reports are available at http://lobbyingdisclosure.house.gov/ and soprweb.senate.gov. We also provide links to these publicly available reports on our corporate website at http://corporate.walmart.com/government-relations-policy. Walmart files similar periodic reports with state agencies reflecting state lobbying activities, which are also publicly available.

Like most major corporations, Walmart is a member of certain retail industry and other trade associations that we believe can assist Walmart in achieving its long-term strategic objectives. Walmart periodically reviews its memberships in these associations, which may sometimes take positions on legislation or communicate with government officials on public policy issues. Although lobbying is not the primary purpose of these associations, the membership dues paid by Walmart and other members may be part of the funds they use to engage in lobbying activities. Walmart may not agree with every lobbying action taken by such associations. Accordingly, the Board believes that additional disclosures regarding the specific payments made to these trade associations would not necessarily present an accurate reflection of Walmart’s positions on certain public policy issues.

As a result of the Board’s already having a review and oversight role and Walmart’s existing disclosures regarding its lobbying activities and procedures, the Board believes this proposal is unnecessary. In addition, the Board believes this proposal is not in the best interests of Walmart and our shareholders. We are involved in a number of legislative initiatives that could dramatically affect our business and operations. Because parties with adverse interests also lobby for their own business reasons, any unilaterally expanded disclosure by Walmart regarding its lobbying activities could benefit these parties to the detriment of Walmart and its shareholders.

For the above reasons, the Board recommends that the shareholders vote AGAINST this proposal.

OTHER MATTERS

Our company is not aware of any matters that will be considered at the 2014 Annual Shareholders’ Meeting other than the matters described in this proxy statement. If any other matters are properly brought before the 2014 Annual Shareholders’ Meeting, the proxy holders will vote the Shares as to which they hold proxies in their discretion.

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QUESTIONS AND ANSWERS ABOUT THE PROXY STATEMENT, THE MEETING, AND VOTING

1.	What is a proxy statement and what is a proxy?

A proxy statement is a document that SEC rules require us to provide you when we ask you to vote on certain matters yourself or when we ask you to sign a proxy designating certain individuals to vote on those matters on your behalf. A proxy is your legal designation of another person to vote the Shares you own. If you designate someone as your proxy in a written document, that document is called a proxy or a proxy card. By signing the proxy card we provide to you, you will designate our Chairman and our CEO as your proxies to cast your vote at the 2014 Annual Shareholders’ Meeting. Walmart’s Board is soliciting your proxy to vote your Shares at the 2014 Annual Shareholders’ Meeting. Walmart pays the cost of soliciting your proxy and reimburses brokers and others for forwarding to you the proxy statement, proxy card, or voting instruction form, and Annual Report to Shareholders and, for certain shareholders, the notice of internet availability of our proxy materials.

2.	Who may vote at the 2014 Annual Shareholders’ Meeting?

You may vote at the meeting if you were the holder of record of Shares at the close of business on April 11, 2014, the record date set by the Board for determining those shareholders who are entitled to receive notice of, and to vote on matters at, the 2014 Annual Shareholders’ Meeting. You are entitled to one vote on each matter presented at the 2014 Annual Shareholders’ Meeting for each Share you owned of record at that time.

If your Shares are registered directly in your name with the company’s transfer agent, Computershare Trust Company, N.A., you are considered a shareholder of record with respect to such Shares. Some shareholders hold Shares through a bank, broker, or other nominee, and are often said to hold such shares in “street name.” These shareholders are considered “beneficial owners” of those Shares. If you held Shares as a beneficial owner in “street name” at the close of business on April 11, 2014, you must obtain a legal proxy, executed in your favor, from the holder of record of those Shares as of that time, to be entitled to vote those Shares at the meeting. As of the close of business on April 11, 2014, Walmart had 3,227,139,271 Shares outstanding.

3.	What am I voting on, and what are my voting choices for each of the proposals to be voted on, at the 2014 Annual Shareholders’ Meeting?

You are voting on the following items:

Proposal	Voting Choices and Board Recommendation
Proposal No. 1: Election of 14 Directors	•	vote in favor of each nominee;
	•	vote in favor of one or more specific nominees;
	•	vote against each nominee;
	•	vote against one or more specific nominees;
	•	abstain from voting with respect to each nominee; or
	•	abstain from voting with respect to one or more specific nominees.
The Board recommends a vote FOR each of the nominees.
Proposal No. 2: Ratification of E&Y as	•	vote in favor of the ratification;
Independent Accountants for Fiscal 2015	•	vote against the ratification; or
	•	abstain from voting on the ratification.
The Board recommends a vote FOR the ratification.
Proposal No. 3: Non-Binding Advisory	•	vote in favor of the advisory resolution;
Resolution to Approve Named Executive	•	vote against the advisory resolution; or
Officer Compensation	•	abstain from voting on the advisory resolution.
The Board recommends a vote FOR the advisory resolution.
Proposal Nos. 4 – 6: Three Shareholder	•	vote in favor of each shareholder proposal;
Proposals Appearing in this Proxy	•	vote in favor of one or more specific shareholder proposals;
Statement	•	vote against each shareholder proposal;
	•	vote against one or more specific shareholder proposals;
	•	abstain from voting with respect to each shareholder proposal; or
	•	abstain from voting with respect to one or more specific shareholder proposals.
The Board recommends a vote AGAINST each of the three shareholder proposals.

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4.	Who counts the votes? Are my votes confidential?

Broadridge will count the votes. The Board has appointed two employees of Broadridge as the inspectors of election. Your proxy card or ballot and voting records (including with respect to votes cast by phone or mobile device or over the internet) will not be disclosed unless the law requires disclosure, you request disclosure, or your vote is cast in a contested election. If you write comments on your proxy card or ballot, your comments will be provided to Walmart by Broadridge, but how you voted will remain confidential.

5.	What is the quorum requirement for holding the 2014 Annual Shareholders’ Meeting?

The holders of a majority of the Shares outstanding and entitled to vote as of the record date for the meeting must be present in person or represented by proxy for business to be transacted at the meeting.

6.	What vote is required to elect a director at the 2014 Annual Shareholders’ Meeting?

To be elected in an “uncontested election” of directors, which under our Bylaws is an election in which the number of nominees for director is not greater than the number of directors to be elected, a director nominee must receive affirmative votes representing a majority of the votes cast by the holders of Shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors (a “majority vote”). To be elected in a “contested election” of directors, which our Bylaws define as an election in which the number of nominees for director is greater than the number of directors to be elected, a director nominee must receive a plurality of the votes of the holders of Shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. We expect the election of directors at the 2014 Annual Shareholders’ Meeting to be an uncontested election.

7.	What happens if a director nominee fails to receive a majority vote in an uncontested election at the 2014 Annual Shareholders’ Meeting?

Any incumbent director who is a director nominee and who does not receive a majority vote must promptly tender his or her offer of resignation as a director for consideration by the Board. Each director standing for reelection at the 2014 Annual Shareholders’ Meeting has agreed to resign, effective upon acceptance of such resignation by the Board, if he or she does not receive a majority vote. The Board must accept or reject such resignation within 90 days following certification of the shareholder vote in accordance with the procedures established by the Bylaws. If a director’s resignation offer is not accepted by the Board, that director will continue to serve until our company’s next annual shareholders’ meeting and his or her successor is duly elected and qualified or until the director’s earlier death, resignation, or removal.

Any director nominee who is not an incumbent director and who fails to receive a majority vote in an uncontested election will not be elected as a director, and a vacancy will be left on the Board. The Board, in its sole discretion, may either fill a vacancy resulting from a director nominee not receiving a majority vote pursuant to the Bylaws or decrease the size of the Board to eliminate the vacancy.

8.	What vote is required to pass the other proposals at the 2014 Annual Shareholders’ Meeting?

The affirmative vote of the holders of a majority of the Shares present in person or represented by proxy at the meeting and entitled to vote on the proposal at issue is required for: (i) the ratification of the appointment of E&Y as Walmart’s independent accountants for fiscal 2015; (ii) the adoption of a non-binding advisory resolution to approve the compensation of the company’s NEOs; and (iii) the adoption of each of the shareholder proposals.

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9.	What is the effect of an “abstain” vote or a “broker non-vote” on the proposals to be voted on at the 2014 Annual Shareholders’ Meeting?

Abstentions. A Share voted “abstain” with respect to any proposal is considered as present and entitled to vote with respect to that proposal, but is not considered a vote cast with respect to that proposal. Therefore, an abstention will not have any effect on the election of directors. Because each of the other proposals requires the affirmative vote of the holders of a majority of the Shares present and entitled to vote on each such proposal in order to pass, an abstention will have the effect of a vote against each of the other proposals.

Broker Non-Votes. A “broker non-vote” occurs if your Shares are not registered in your name (that is, you hold your Shares in “street name”) and you do not provide the record holder of your Shares (usually a bank, broker, or other nominee) with voting instructions on any matter as to which, under the NYSE rules for member organizations (such as brokers), a broker may not vote without instructions from you, but the broker nevertheless provides a proxy for your Shares. Shares as to which a broker non-vote occurs are considered present for purposes of determining whether a quorum exists, but are not considered “votes cast” or Shares “entitled to vote” with respect to a voting matter. Therefore, a broker non-vote will not have any effect on the outcome of the proposals.

Under the NYSE rules for member organizations: (i) the election of directors; (ii) the non-binding advisory vote to approve the compensation of the company’s NEOs; and (iii) each of the shareholder proposals described in this proxy statement are not matters on which a broker may vote without your instructions. Therefore, if your Shares are not registered in your name and you do not provide instructions to the record holder of your Shares regarding these proposals, a broker non-vote as to your Shares will result with respect to these proposals. The ratification of the appointment of independent accountants is a routine item under the NYSE rules for member organizations. As a result, brokers who do not receive instructions from you as to how to vote on that matter generally may vote your Shares on that matter in their discretion.

If your Shares are held of record by a bank, broker, or other nominee, we urge you to give instructions to your bank, broker, or other nominee as to how you wish your Shares to be voted so you may participate in the shareholder voting on these important matters.

10.	How do I vote?

The process for voting your Shares depends on how your Shares are held. Generally, as discussed above, you may hold Shares as a “record holder” (that is, in your own name) or in “street name” (that is, through a nominee, such as a broker or bank). As explained above, if you hold Shares in “street name,” you are considered to be the “beneficial owner” of those Shares.

Voting by Record Holders. If you are a record holder, you may vote by proxy or you may vote in person at the 2014 Annual Shareholders’ Meeting. If you are a record holder and would like to vote your Shares by proxy prior to the 2014 Annual Shareholders’ Meeting, you have four ways to vote:

go to the website www.proxyvote.com and follow the instructions at that website;

scan the QR code on your proxy card or notice of availability with your mobile device and follow the instructions provided;

call 1-800-690-6903 using a touch-tone phone (toll charges may apply for calls made from outside the United States) and follow the instructions provided on the call; or

if you received a proxy card in the mail, complete, sign, date, and mail the proxy card in the return envelope provided to you.

Please note that telephone and internet voting will close at 11:59 p.m. Eastern time on June 5, 2014. If you wish to vote by telephone or internet, follow the instructions on your proxy card (if you received a paper copy of the proxy materials) or in the notice of availability of the proxy materials. If you received a proxy card in the mail and wish to vote by completing and returning the proxy card via mail, please note that your completed proxy card must be received before the polls close for voting at the 2014 Annual Shareholders’ Meeting.

If you plan to attend the 2014 Annual Shareholders’ Meeting and wish to vote in person, you will be given, upon your request, a ballot at the 2014 Annual Shareholders’ Meeting. Even if you vote by proxy prior to June 6, 2014, you may still attend the 2014 Annual Shareholders’ Meeting.

Voting by Beneficial Owners of Shares Held in “Street Name.” If your Shares are held in the name of a broker, bank, or other nominee (that is, your Shares are held in “street name”), you should receive separate instructions from the record holder of your Shares describing how to vote. Nonetheless, if your Shares are held in the name of a broker, bank, or other nominee and you want to vote in person, you will need to obtain (and bring with you to the 2014 Annual Shareholders’ Meeting) a legal proxy from the record holder of your Shares (who must have been the record holder of your Shares as of the close of business on April 11, 2014) indicating that you were a beneficial owner of Shares as of the close of business on April 11, 2014, as well as the number of Shares of which you were the beneficial owner on the record date, and appointing you as the record holder’s proxy to vote the Shares covered by that proxy at the 2014 Annual Shareholders’ Meeting.

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Voting of Shares Held in the 401(k) Plan or the Wal-Mart Puerto Rico 401(k) Plan. If your Shares are held through the 401(k) Plan or the Wal-Mart Puerto Rico 401(k) Plan, you must provide instructions on how you wish to vote your Shares held through such plans no later than 11:59 p.m. Eastern time on June 3, 2014. If you do not provide such instructions by that time, your Shares will be voted by the Retirement Plans Committee of the respective plan in accordance with the rules of the applicable plan.

11.	What if I do not specify a choice for a proposal when returning a proxy or a voting instruction form?

We urge all shareholders to express their choices on each voting matter described on the proxy card or the voting instruction form (which you will receive from your broker, bank, or other nominee, if your Shares are held in “street name”).

Shares Owned by Record Holders. If you are a record owner of Shares and you sign and return a proxy card, unless you indicate otherwise, the persons named as proxies on the proxy card will vote your Shares: FOR the election of each of the nominees for director named in this proxy statement; FOR the ratification of E&Y as Walmart’s independent accountants for fiscal 2015; FOR the non-binding advisory resolution to approve the compensation of the company’s NEOs; and AGAINST each of the shareholder proposals appearing in this proxy statement.

Shares Held in “Street Name” by Beneficial Owners. If you are a beneficial owner of Shares held in “street name” and you sign and return a voting instruction form to your bank, broker, or other nominee (in accordance with the voting instructions provided by such bank, broker, or other nominee), but do not provide instructions regarding how you wish your Shares to be voted on each of the voting matters described in this proxy statement, as more specifically discussed in the answer to Question No. 9 above, a “broker non-vote” will result with respect to your Shares regarding the election of each of the nominees for director named in this proxy statement; the non-binding advisory resolution to approve the compensation of the company’s NEOs; and each of the shareholder proposals appearing in this proxy statement. Banks, brokers, and other nominees who do not receive instructions from you regarding the ratification of the appointment of independent accountants may generally vote on that matter in their discretion.

12.	I completed and returned my proxy card, but I have changed my mind about how I want to vote. Can I revoke my proxy and change my vote?

Yes, if you are a record holder, you may revoke a previously submitted proxy and change your vote by:

•	delivering a written notice of revocation to Walmart’s Corporate Secretary at the address provided in the Notice of 2014 Annual Shareholders’ Meeting included in this proxy statement before the polls close for voting at the 2014 Annual Shareholders’ Meeting;

•	signing a proxy bearing a later date than the proxy being revoked and delivering it to Walmart’s Corporate Secretary at the address provided in the Notice of 2014 Annual Shareholders’ Meeting included in this proxy statement before the polls close for voting at the 2014 Annual Shareholders’ Meeting; or

•	voting in person at the 2014 Annual Shareholders’ Meeting.

If your Shares are held in street name through a broker, bank, or other nominee, you should contact the record holder of your Shares regarding how to revoke your voting instructions.

13.	Why did I receive a notice regarding the internet availability of the proxy materials instead of a paper copy of the proxy materials?

Important Notice Regarding the Availability of Proxy Materials for the 2014 Annual Shareholders’ Meeting. This year, we are again taking advantage of the rules of the SEC that allow us to furnish our proxy materials over the internet. As a result, we are mailing a notice of availability of the proxy materials on the internet, rather than a full paper set of the proxy materials, to many of our shareholders. This notice of availability includes instructions on how to access our proxy materials on the internet, as well as instructions on how shareholders may obtain a paper copy of the proxy materials by mail or a printable copy electronically. Shareholders who have affirmatively requested electronic delivery of our proxy materials will receive instructions via e-mail regarding how to access these materials electronically. All other shareholders, including shareholders who have previously requested to receive a paper copy of the materials, will receive a full paper set of the proxy materials by mail. This distribution process will contribute to our sustainability efforts and will reduce the costs of printing and distributing our proxy materials.

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14.	How can I access the proxy materials over the internet? How can I elect to receive proxy materials for future annual meetings electronically? How can I request a paper copy of the proxy materials?

Accessing the Proxy Materials on the Internet. You can access the proxy statement and the Annual Report to Shareholders in the “Investors” section of Walmart’s corporate website at http://stock.walmart.com/annual-reports. In accordance with the rules of the SEC, we do not use software that identifies visitors accessing our proxy materials on our website.

Electing to Receive Proxy Materials for Future Annual Shareholders’ Meetings Electronically. If you wish to join in Walmart’s sustainability efforts, you can instruct Walmart to deliver its proxy materials for future annual shareholders’ meetings to you electronically by e-mail. If you choose to access future proxy materials electronically, you will receive an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to access proxy materials electronically will remain in effect until you terminate it. You may choose this method of delivery in the “Investors” section of Walmart’s corporate website at http://stock.walmart.com/annual-reports.

Obtaining a Paper Copy of the Proxy Materials. If you received a notice regarding the internet availability of the proxy materials, you will find instructions about how to obtain a paper copy of the proxy materials and the Annual Report to Shareholders in your notice. If you received an e-mail notification as to the availability of the proxy materials, you will find instructions about how to obtain a paper copy of the proxy materials and the Annual Report to Shareholders as part of that e-mail notification. We will mail a paper copy of the proxy materials and the Annual Report to Shareholders to all shareholders to whom we do not send a notice of availability or an e-mail notification regarding the internet availability of the proxy materials.

15.	What should I do if I receive more than one notice of, or e-mail notification about, the internet availability of the proxy materials or more than one paper copy of the proxy materials?

Some shareholders may receive more than one notice of internet availability, more than one e-mail notification, or more than one paper copy of the proxy materials, including multiple proxy cards. For example, if you hold your Shares in more than one brokerage account, you may receive a separate notice of availability, a separate e-mail notification, or a separate voting instruction form for each brokerage account in which you hold Shares. If you are a shareholder of record and your Shares are registered in more than one name, you may receive a separate notice of availability, a separate e-mail notification, or a separate set of paper proxy materials and proxy card for each name in which you hold Shares. To vote all of your Shares, you must complete, sign, date, and return each proxy card you receive or vote the Shares to which each proxy card relates by telephone, internet, or mobile device as described above, or vote in person as described above. If you have Shares held in one or more “street names,” you must complete, sign, date, and return to each bank, broker, or other nominee through which you hold Shares each voting instruction form received from that bank, broker, or other nominee (or obtain a proxy from each such nominee holder if you wish to vote in person at the 2014 Annual Shareholders’ Meeting).

16.	What is householding and how can I opt-out or enroll?

If you are a beneficial owner of Shares, your bank, broker, or other nominee may deliver a single set of proxy materials to any household at which two or more shareholders reside unless contrary instructions have been received from you. This procedure, referred to as householding, reduces the volume of duplicate materials shareholders receive and reduces mailing expenses. Shareholders may revoke their consent to future householding mailings or enroll in householding by contacting their bank, broker, or other nominee. Alternatively, if you wish to receive a separate set of proxy materials for the 2014 Annual Shareholders’ Meeting, we will deliver them promptly upon request made in accordance with the instructions described in the answer to Question 14 above.

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17.	How can I attend the 2014 Annual Shareholders’ Meeting? What do I need to bring?

IMPORTANT NOTICE: If you plan to attend the 2014 Annual Shareholders’ Meeting in person, you must follow the instructions below to gain admission.

Only shareholders who owned Shares as of the close of business on April 11, 2014 are entitled to attend the 2014 Annual Shareholders’ Meeting. You will be admitted to the 2014 Annual Shareholders’ Meeting only if you present valid proof of Share ownership as described below and photo identification (such as a valid driver’s license or passport) at an entrance to Bud Walton Arena, the facility at which the 2014 Annual Shareholders’ Meeting is to be held.

•	If your Shares are registered in your name and you received your proxy materials by mail, you should bring the proxy statement you received in the mail or the proxy card that you received in the mail (or, if you have already completed and returned your proxy card, the top part of the proxy card marked “keep this portion for your records”) to the 2014 Annual Shareholders’ Meeting.
•	If your Shares are registered in your name and you received a notice of internet availability of the proxy materials in the mail, you should bring that notice of internet availability with you to the 2014 Annual Shareholders’ Meeting.
•	If you received an e-mail with instructions containing a link to the website where our proxy materials are available and a link to the proxy voting website, bring that e-mail with you to the 2014 Annual Shareholders’ Meeting.
•	If you are a beneficial owner of Shares and your Shares are held in street name as described above, you will be admitted to the 2014 Annual Shareholders’ Meeting only if you present either a valid legal proxy from your bank, broker, or other nominee as to your Shares, the notice of internet availability of the proxy materials (if you received one), a voting instruction form that you received from your bank, broker, or other nominee (if you have not already completed and returned the voting instruction form), or a recent bank, brokerage, or other statement showing that you owned Shares as of the close of business on April 11, 2014.

The use of cameras, camcorders, videotaping equipment, and other recording devices will not be permitted in Bud Walton Arena. Attendees may not bring into the arena large packages or other material that could pose a safety or disruption hazard (e.g., fireworks, noisemakers, horns, confetti, etc.). Photographs and videos taken at the 2014 Annual Shareholders’ Meeting may be used by Walmart. By attending the 2014 Annual Shareholders’ Meeting, you will be agreeing to Walmart’s use of those photographs and waive any claim or rights with respect to those photographs and videos and their use.

18.	I am unable to attend the meeting in person. Can I view the meeting via webcast?

Yes. If you are unable to attend the 2014 Annual Shareholders’ Meeting in person, we invite you to view a live webcast of the meeting at http://stock.walmart.com/annual-reports. The webcast of the 2014 Annual Shareholders’ Meeting will be available for viewing on our corporate website for a limited time after the meeting.

19.	When will the company announce the voting results?

We will announce the outcome of each proposal voted on at the 2014 Annual Shareholders’ Meeting at the conclusion of that meeting. We will report the preliminary voting results in a press release on or before June 9, 2014, which will be available on our corporate website, and report the official voting results in a Current Report on Form 8-K filed with the SEC on or before June 12, 2014.

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SUBMISSION OF SHAREHOLDER PROPOSALS

If you wish to submit a proposal for possible inclusion in our proxy statement relating to our 2015 Annual Shareholders’ Meeting, send the proposal, by registered, certified, or express mail to:

Gordon Y. Allison, Vice President and General Counsel,
Corporate Division
Wal-Mart Stores, Inc.
702 Southwest 8th Street
Bentonville, Arkansas 72716-0215

Shareholder proposals intended for inclusion in our proxy statement for the 2015 Annual Shareholders’ Meeting in accordance with the SEC’s Rule 14a-8 under the Exchange Act must be received by our company in the manner described above no later than the close of business on December 24, 2014. Any shareholder proposal received by the company after that date will not be included in the company’s proxy statement relating to the 2015 Annual Shareholders’ Meeting. Further, all proposals submitted for inclusion in the company’s proxy statement relating to the 2015 Annual Shareholders’ Meeting must comply with all of the requirements of SEC Rule 14a-8.

Shareholders who wish to bring business before Walmart’s 2015 Annual Shareholders’ Meeting other than through a shareholder proposal pursuant to the SEC’s rules must notify the Corporate Secretary of our company in writing and provide the information required by the provision of the Bylaws dealing with business at annual and special meetings. Under the Bylaws, the notice must be delivered to or mailed and received at Walmart’s principal executive offices not less than 75 nor more than 100 days prior to the one-year anniversary of the 2014 Annual Shareholders’ Meeting, unless the date of the 2015 Annual Shareholders’ Meeting is more than 30 days before or more than 60 days after such anniversary date, in which case such notice must be delivered to or mailed and received at Walmart’s principal executive offices not more than 100 days prior to the date of the 2015 Annual Shareholders’ Meeting nor less than the later of 75 days prior to the date of the 2015 Annual Shareholders’ Meeting or the tenth day following the day on which a public announcement of the 2015 Annual Shareholders’ Meeting is made. The requirements for such notice are set forth in the Bylaws, a copy of which can be found on our corporate website at http://stock.walmart.com/corporate-governance/governance-documents. In addition, the Bylaws were filed with the SEC as Exhibit 3.1 to our company’s Current Report on Form 8-K filed on February 13, 2014. The Board periodically reviews the Bylaws, as in effect from time to time, and approves amendments as it deems appropriate. Any amendments to the Bylaws will be reported in a filing with the SEC, as required by Form 8-K, and the amended Bylaws will be filed as an exhibit to an SEC filing and posted on our corporate website at the web address above.

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TABLE OF ABBREVIATIONS

The following abbreviations are used for certain terms that appear in this proxy statement:

2013 Annual Shareholders’ Meeting: Walmart’s Annual Shareholders’ Meeting held on June 7, 2013

2014 Annual Shareholders’ Meeting: Walmart’s Annual Shareholders’ Meeting to be held on June 6, 2014

2015 Annual Shareholders’ Meeting: Walmart’s Annual Shareholders’ Meeting to be held in 2015

401(k) Plan: the Walmart 401(k) Plan

Annual Report to Shareholders: Walmart’s Annual Report to Shareholders for fiscal 2014

Associate: an employee of Walmart or one of its consolidated subsidiaries

Audit Committee: the Audit Committee of the Board

Board: the Board of Directors of Walmart

Board committees: the Audit Committee, the CNGC, the Executive Committee, the Global Compensation Committee, the SPFC, and the TeCC

Broadridge: Broadridge Financial Solutions, Inc., representatives of which will serve as the inspectors of election at the 2014 Annual Shareholders’ Meeting

Bylaws: the amended and restated Bylaws of Walmart, effective as of February 7, 2014

CD&A: the Compensation Discussion and Analysis included in this proxy statement

CEO: the Chief Executive Officer of a company

CFO: the Chief Financial Officer of a company

CNGC: the Compensation, Nominating and Governance Committee of the Board

Deferred Compensation Matching Plan: the Wal-Mart Stores, Inc. Deferred Compensation Matching Plan, as adopted effective February 1, 2012, and which replaced the Officer Deferred Compensation Plan

Director Compensation Deferral Plan: the Wal-Mart Stores, Inc. Director Compensation Deferral Plan, effective June 4, 2010

E&Y: Ernst & Young LLP, an independent registered public accounting firm

Exchange Act: the Securities Exchange Act of 1934, as amended

Executive Committee: the Executive Committee of the Board

Executive Officers: those senior officers of our company designated by the Board as executive officers (as defined by Rule 3b-7 under the Exchange Act) as to whom Walmart has certain disclosure obligations and who must report certain transactions in equity securities of our company under Section 16

Fiscal 2016, fiscal 2015, fiscal 2014, fiscal 2013, and fiscal 2012: Walmart’s fiscal years ending January 31, 2016, 2015, 2014, 2013, and 2012, respectively

GAAP: generally accepted accounting principles in effect in the United States

Global Compensation Committee or GCC: the Global Compensation Committee of the Board

Independent Directors: the Walmart directors whom the Board has determined have no material relationships with our company pursuant to the standards set forth in the NYSE Listed Company Rules and, as to members of the Audit Committee, who meet the requirements of Section 10A of the Exchange Act and Rule 10A-3 under the Exchange Act and, as to members of the CNGC, who meet the requirements of Section 10C of the Exchange Act and Rule 10C-1 under the Exchange Act

Internal Revenue Code: the Internal Revenue Code of 1986, as amended

Management Incentive Plan or MIP: the Wal-Mart Stores, Inc. Management Incentive Plan, as amended effective February 1, 2013

Named Executive Officers or NEOs: Walmart’s President and CEO, Walmart’s CFO, the next three most highly compensated Executive Officers other than our CEO and CFO during fiscal 2014, and the Executive Vice President, President and CEO, Sam’s Club during fiscal 2014, whom Walmart is voluntarily including as an NEO in this proxy statement

NYSE: the New York Stock Exchange

NYSE Listed Company Rules: the NYSE’s rules for companies with securities listed for trading on the NYSE, including the continual listing requirements and rules and policies on matters such as corporate governance, shareholder communication, and shareholder approval

Officer Deferred Compensation Plan: the Wal-Mart Stores, Inc. Officer Deferred Compensation Plan, amended and restated effective January 1, 2009, and which was replaced, effective February 1, 2012, with the Deferred Compensation Matching Plan

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Outside Directors or Non-Management Directors: the members of the Board who are not employed by Walmart or a consolidated subsidiary of Walmart

SEC: the United States Securities and Exchange Commission

Section 16: Section 16 of the Exchange Act

SERP: the Wal-Mart Stores, Inc. Supplemental Executive Retirement Plan, as amended and restated effective January 1, 2009, which was replaced, effective February 1, 2012, with the Deferred Compensation Matching Plan

Share or Shares: a share or shares of Walmart common stock, $0.10 par value per share

SOX: the Sarbanes-Oxley Act of 2002

SPFC: the Strategic Planning and Finance Committee of the Board

Stock Incentive Plan: the Wal-Mart Stores, Inc. Stock Incentive Plan of 2010, as amended and restated effective August 12, 2013

Stock Purchase Plan: the Wal-Mart Stores, Inc. 2004 Associate Stock Purchase Plan, as restated effective February 1, 2004, and subsequently amended

TeCC: the Technology and eCommerce Committee of the Board

Walmart, our company, the company, “we,” “our,” or “us”: Wal-Mart Stores, Inc., a Delaware corporation and, where the context requires, its consolidated subsidiaries

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ANNEX A

Non-GAAP Financial Measures

Certain financial measures we discussed in the proxy statement under “Executive Compensation—Compensation Discussion and Analysis—Fiscal 2014 Financial Performance” are considered non-GAAP financial measures under the SEC’s rules because they are calculated by excluding or including amounts that would be included or excluded in the calculation of comparable measures calculated in accordance with GAAP. Below, we identify:

•	those non-GAAP financial measures (the “Non-GAAP Measures”) and tell you briefly how we compute them;
•	the financial measure calculated in accordance with GAAP or using only measures calculated in accordance with GAAP that we believe is the most directly comparable such financial measure to each Non-GAAP Measure (each, a “Comparable GAAP Measure”);
•	the reasons why we think the Non-GAAP Measures provide our shareholders with useful information about our financial condition and results of operations; and
•	a reconciliation of each Non-GAAP Measure with its Comparable GAAP Measure.

When we refer below to a financial measure as being a “reported” financial measure, we are referring to a GAAP financial measure that was presented in our consolidated statement of income for fiscal 2014 or fiscal 2013.

Constant Currency

We use currency exchange rates to convert the operating results for all countries where the functional currency is not the U.S. dollar into U.S. dollars for financial reporting purposes. A constant currency measure is one in which an item, such as operating income, for the current period is calculated by using the comparable prior year period’s currency exchange rates.

Non-GAAP Measures: The company’s consolidated net sales for fiscal 2014 calculated without the impact of currency exchange rate fluctuations and without the impact of acquisitions until the acquisitions are included in both comparable periods; the increase in the company’s consolidated net sales for fiscal 2014 without the impact of currency exchange rate fluctuations and acquisitions over reported consolidated net sales for fiscal 2013; the increase in the net sales of our Walmart International operating segment for fiscal 2014 calculated without the impact of currency exchange rate fluctuations and without the impact of acquisitions until the acquisitions are included in both comparable periods over the reported net sales of that operating segment for fiscal 2013.

Comparable GAAP Measures: Our reported consolidated and International segment net sales for fiscal 2014 and the increases in our reported consolidated and International segment net sales over fiscal 2013, respectively.

Why the Measures Are Useful Information: These constant currency financial measures permit investors to understand better Walmart’s and the Walmart International segment’s core performance in fiscal 2014 without the effects of fluctuations in currency exchange rates, which are subject to volatility from period to period, and the impact of acquisitions for fiscal 2014, compared to its performance in fiscal 2013.

Reconciliations: Reconciliation of the Non-GAAP Measures above to their respective Comparable GAAP Measures.

	Fiscal Year Ended January 31, 2014
	Walmart International Segment			Consolidated
(Dollars in millions)		Gross Dollar Change from Fiscal 2013	Percent Change from Fiscal 2013		Gross Dollar Change from Fiscal 2013	Percent Change from Fiscal 2013
Net sales
As reported	$136,513	$1,765	1.3%	$473,076	$7,472	1.6%
Currency exchange rate fluctuations	5,111			5,111
	141,624			478,187
Net sales from acquisitions	(730)			(730)
Constant currency net sales	$140,894	$6,146	4.6%	$477,457	$11,853	2.5%

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Sam’s Club Segment’s Net Sales and Operating Income, Excluding Fuel

Non-GAAP Measures: The increase in our Sam’s Club segment’s net sales for fiscal 2014 over the segment’s net sales for fiscal 2013, in each case calculated by excluding fuel sales from each fiscal year’s reported net sales of the segment; the increase in the segment’s operating income for fiscal 2014 over the segment’s operating income for fiscal 2013, in each case calculated by excluding the effect of fuel sales from the reported operating income of the segment for each fiscal year.

Comparable GAAP Measures: The increase in the segment’s reported net sales and operating income for fiscal 2014 over the segment’s reported net sales and operating income for fiscal 2013, respectively.

Why the Measures Are Useful Information: The information permits investors to understand the effect of the fuel sales of our Sam’s Club segment, which are affected by the volatility of fuel prices, on the segment’s net sales and operating income.

Reconciliations: Reconciliation of the Non-GAAP Measures above to their respective Comparable GAAP Measures.

	Fiscal Year Ended	Fiscal Year Ended	Percent Change
(Dollars in millions)	January 31, 2014	January 31, 2013	from Fiscal 2013
Net sales
As reported	$57,157	$56,423	1.3%
Fuel sales	(6,583)	(6,634)
Net sales excluding fuel sales	$50,574	$49,789	1.6%
Operating income:
As reported	$1,975	$1,960	0.8%
Less effect of fuel sales	(26)	(47)
Operating income, excluding effect of fuel sales	$1,949	$1,913	1.9%

Return on Investment

We discuss our return on investment (“ROI”) for fiscal year 2014 and include information about how we calculate that Non-GAAP Measure, its Comparable GAAP Measure, which is our return on assets, and why that Non-GAAP Measure is useful information and provide a reconciliation of the two measures in our Annual Report on Form 10-K for the year ended January 31, 2014, which was filed with the SEC on March 21, 2014, and is available on our investor relations website at http://stock.walmart.com and on the SEC’s EDGAR system on its website at www.sec.gov. That information appears in Exhibit 13 to that report under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Company Performance Metrics—Returns—Return on Investment.”

We define ROI as adjusted operating income (operating income from continuing operations plus interest income, depreciation and amortization, and rent) for the fiscal year divided by average investment during that period. We consider average investment to be the average of our beginning and ending total assets of continuing operations plus average accumulated depreciation and amortization less average accounts payable and average accrued liabilities for that fiscal year, plus a rent factor equal to the rent for the fiscal year multiplied by a factor of eight.

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2014 Annual Shareholders’ Meeting Admission Requirements

Place:

Bud Walton Arena

University of Arkansas Campus
Fayetteville, Arkansas 72701

Date and Time:

June 6, 2014, 7:00 a.m., Central time

Casual dress is recommended.
Doors open at 6:00 a.m., Central time.
Please note that due to on-campus construction, parking may be limited.

Photographs taken at the meeting may be used by Walmart. By attending, you waive any claim or rights to these photographs and their use.

2014 Annual Shareholders’ Meeting Admission Requirements

In order to be admitted to the 2014 Annual Shareholders’ Meeting, you must bring photo ID AND one of the following:

•	The proxy statement or proxy card you received in the mail;

•	The notice of internet availability you received in the mail;

•	The e-mail you received with a link to our proxy materials; or

•	Other proof of Share ownership, such as a valid legal proxy from your bank, broker, or other nominee who holds your Shares, a voting instruction form that you received from your bank, broker, or other nominee, or a recent bank, brokerage or other statement demonstrating that you owned Shares as of the close of business on April 11, 2014.

Please see page 88 of this proxy statement for more information regarding admission requirements.

The use of cameras, camcorders, videotaping equipment, and other recording devices will not be permitted in Bud Walton Arena. Attendees may not bring into the arena large packages or other material that could pose a safety or disruption hazard (e.g., fireworks, noisemakers, horns, confetti, etc.).

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WAL-MART STORES, INC.
C/O PROXY SERVICES
P.O. BOX 9163
FARMINGDALE, NY 11735

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to vote by proxy up until 11:59 P.M. Eastern Time on June 5, 2014. If you participate in the Walmart 401(k) Plan or the Wal-Mart Puerto Rico 401(k) Plan, you must vote these shares no later than 11:59 P.M. Eastern Time on June 3, 2014. Have your proxy card in hand when you access the website and then follow the instructions to obtain your records and to create an electronic proxy.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. You may also agree to receive or access proxy materials electronically in future years on Walmart's corporate website at http://stock.walmart.com/annual-reports.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 5, 2014. If you participate in the Walmart 401(k) Plan or the Wal-Mart Puerto Rico 401(k) Plan, you must vote these shares no later than 11:59 P.M. Eastern Time on June 3, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date this proxy card and return it in the postage-paid envelope we have provided promptly to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M73874-P49168 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WAL-MART STORES, INC.

The Board of Directors recommends a vote "FOR" each of the nominees listed in Proposal 1, "FOR" Proposals 2 and 3, and "AGAINST" Proposals 4 through 6.

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Aida M. Alvarez	☐	☐	☐
1b. James I. Cash, Jr.	☐	☐	☐
1c. Roger C. Corbett	☐	☐	☐
1d. Pamela J. Craig	☐	☐	☐
1e. Douglas N. Daft	☐	☐	☐
1f. Michael T. Duke	☐	☐	☐
1g. Timothy P. Flynn	☐	☐	☐
1h. Marissa A. Mayer	☐	☐	☐
1i. C. Douglas McMillon	☐	☐	☐
1j. Gregory B. Penner	☐	☐	☐
1k. Steven S Reinemund	☐	☐	☐
1l. Jim C. Walton	☐	☐	☐
1m. S. Robson Walton	☐	☐	☐
1n. Linda S. Wolf	☐	☐	☐

Company Proposals:	For	Against	Abstain
2. Ratification of Ernst & Young LLP as Independent Accountants	☐	☐	☐
3. Advisory Vote to Approve Named Executive Officer Compensation	☐	☐	☐
Shareholder Proposals:			
4. Request for Independent Chairman Policy	☐	☐	☐
5. Request for Annual Report on Recoupment of Executive Pay	☐	☐	☐
6. Request for Annual Report on Lobbying	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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Annual Shareholders' Meeting

Bud Walton Arena, University of Arkansas

Fayetteville, Arkansas 72701

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholders' Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M73875-P49168

WAL-MART STORES, INC.

I have received the Notice of 2014 Annual Shareholders' Meeting (the "Meeting") to be held on June 6, 2014, and the related Proxy Statement furnished by Wal-Mart Stores, Inc.'s ("Walmart") Board of Directors. I appoint S. ROBSON WALTON and C. DOUGLAS MCMILLON, and each of them, as my proxies and attorneys-in-fact, with full power of substitution, to represent me and to vote all shares of Walmart common stock that I am entitled to vote at the Meeting or any adjournments or postponements thereof in the manner shown on this form as to the matters shown on the reverse side of this form and in their discretion on any other matters that properly come before the Meeting or any adjournments or postponements thereof. If I participate in the Walmart 401(k) Plan or the Wal-Mart Puerto Rico 401(k) Plan and I have a portion of my interest invested in Walmart stock, I also direct the Retirement Plans Committee of the respective plan to take such actions necessary to vote the stock which is attributable to my interest in the manner shown on this form as to the matters shown on the reverse side of this form at the Meeting, and in its discretion on any other matters that properly come before the Meeting or any adjournments or postponements thereof.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side, but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendations. The proxy holders cannot vote the shares unless you sign, date and return this card, vote by Internet, or vote by telephone.

If you do not specify how the proxy should be voted, it will be voted "FOR" each of the nominees listed in Proposal 1, "FOR" Proposals 2 and 3, and "AGAINST" Proposals 4 through 6.

If this proxy is signed, dated and returned, it will be voted in accordance with your instructions shown on the reverse side. Please sign exactly as your name appears hereon. Joint owners should each sign. If signing as attorney-in-fact, executor, administrator, trustee, guardian, or in another capacity, please indicate full title as such.